UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 27, 2009

FAVRILLE, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	000-51134	33-0892797
(State of other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2934½ BEVERLY GLEN CIRCLE, SUITE 702
LOS ANGELES, CALIFORNIA    90077
(Address of principal executive offices including zip code)

(310) 476-7002
(Registrant's telephone number, including area code)

4401 EASTGATE MALL
SAN DIEGO, CALIFORNIA 92121
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This current report on Form 8-K contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and is subject to the safe harbor provisions created by that statute. The words "anticipate," "expect," "believe," "plan," "intend," "will" and similar expressions are intended to identify such statements. Although the forward-looking statements in this current report on Form 8-K reflect the good faith judgment of our management, such statements are subject to various risks and uncertainties, including but not limited to those discussed or incorporated by reference herein. Actual results and the timing of selected events may differ materially from those anticipated in these forward-looking statements. Except as required by applicable law, we disclaim any duty to update any forward-looking statement to reflect events or circumstances that occur after the date on which such statement is made.

The forward-looking statements included herein are necessarily based on various assumptions and estimates and are inherently subject to various risks and uncertainties, including risks and uncertainties relating to the possible invalidity of the underlying assumptions and estimates and possible changes or developments in economic, business, industry, market, legal and regulatory circumstances and conditions and actions taken or omitted to be taken by third parties, including customers, suppliers, business partners and competitors and legislative, judicial and other governmental authorities and officials. Assumptions related to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Any of such assumptions could be inaccurate. Some of the factors that could cause results to differ materially from those in the forward-looking statements are set forth below under the caption "Risk Factors" in Item 2.01 of this current report on Form 8-K.

EXPLANATORY NOTE

As used in this current report on Form 8-K and unless otherwise indicated, the terms "Favrille," "we," "us," and "our" refer to Favrille, Inc. after giving effect to our acquisition of MyMedicalRecords, Inc. (formerly mymedicalrecords.com, Inc.) and the related transactions described below. As set forth in Item 5.03, our name will be changed from Favrille, Inc. to MMR Information Systems, Inc. effective February 9, 2009. The term "Old Favrille" refers to Favrille, Inc. prior to giving effect to the acquisition and the related transactions described below, unless the context requires otherwise.

Item 1.01 Entry into a Material Definitive Agreement

Reference is made to the disclosure set forth under Item 2.01 of this current report on Form 8-K, which disclosure is incorporated herein by reference.

As previously disclosed in our current report on Form 8-K filed on November 13, 2008 and as more fully described below in Item 2.01 to this current report on Form 8-K, our now wholly-owned operating subsidiary, MyMedicalRecords, Inc., or MMR, issued a Second Amended and Restated Secured Promissory Note dated August 1, 2008 to The RHL Group, Inc., a California corporation wholly-owned by Robert H. Lorsch, our now Chairman, President and Chief Executive Officer. The note evidences a revolving line of credit of up to $1,000,000 or more granted by The RHL Group, Inc. to MMR. The note is secured by a Security Agreement dated July 31, 2007 between The RHL Group, Inc. and MMR, pursuant to which MMR granted The RHL Group, Inc. a blanket security interest over its assets to secure satisfaction of its obligations under the note. As contemplated by the Agreement and Plan of Merger and Reorganization dated November 8, 2008 (the "Merger Agreement") (a copy of which is filed as Exhibit 2.1 to our current report on Form 8-K filed on November 13, 2008) on January 27, 2009, MMR and The RHL Group, Inc. entered into an Allonge pursuant to which The RHL Group, Inc. agreed to suspend certain of its rights under the security agreement and the note. For details regarding the note, the security agreement and the Allonge, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations — Description of Indebtedness" in Item 2.01 to this current report on Form 8-K. Copies of the note, security agreement and the Allonge are filed as Exhibits to this current report on Form 8-K and are incorporated by reference herein.

Effective as of January 27, 2009, we entered into an employment agreement with our now President and Chief Executive Officer, Robert H. Lorsch. For a description of our employment agreement with Mr. Lorsch, please see Item 2.01 "Executive Compensation — Employment Agreements" in this current report on Form 8-K. A copy of our employment agreement with Mr. Lorsch is filed as Exhibit 10.10 to this current report on Form 8-K.

On January 27, 2009, we approved an employment agreement with our now Chief Financial Officer and Senior Vice President, Naj Allana. For a description of our proposed employment agreement with Mr. Allana, please see Item 2.01 "Executive Compensation — Employment Agreements" appearing later in this current report on Form 8-K. A copy of the proposed employment agreement with Mr. Allana is filed as Exhibit 10.11 to this current report on Form 8-K.

On January 27, 2009, immediately prior to the Merger, Old Favrille and MMR entered into an agreement with Old Favrille's then President, Chief Executive Officer and Director, John P. Longenecker, Ph.D. Under the terms of the agreement, we agreed to pay Dr. Longenecker $226,478.46 for seven months of deferred salary accrued from June 2008 through December 2008, $159,666.78 of which was paid in cash on January 27, 2009 and the remainder of which was paid in the form of a warrant to purchase 348,642 shares of our common stock. The warrant has an exercise price of $0.12 per share and expires on January 26, 2014. The agreement with Dr. Longenecker also provides that Dr. Longenecker will continue as our employee as a member of the merger transition team for an indefinite period of time under an "at will" employment arrangement. Dr. Longenecker also agreed to forego payment of $53,846 of accrued flexible time off currently outstanding. In consideration for continuing as an employee and foregoing payment of accrued flexible time off, Dr. Longenecker will receive a base salary of $2,500 per month and a bonus totaling $66,423.94. Under the terms of the agreement, $55,572.08 of such bonus was paid in cash in January 2009 prior to the Merger, while the remaining $10,851.86 is to be paid on August 31, 2009 as evidenced by a promissory note issued by us to Dr. Longenecker. We also granted Dr. Longenecker a warrant to purchase 2,064,899 shares of our common stock at an exercise price of $0.12 per share that expires on January 26, 2014. The warrants granted immediately prior to the Merger and the amounts to be paid as a bonus will be deducted from cash and stock reserved for issuance under the Creditor Plan dated as of November 8, 2008 by and among Old Favrille, MMR and Kershaw, Mackie & Co. as the administrative agent (the "Creditor Plan"). For details regarding the Creditor Plan please see our current report on Form 8-K filed on November 13, 2008, which is incorporated by reference herein. A copy of the agreement with Dr. Longenecker is filed as Exhibit 10.17 to this current report on Form 8-K and the form of warrant is filed as Exhibit 4.15 to this current report on Form 8-K.

On January 27, 2009, immediately prior to the Merger, Old Favrille and MMR entered into an agreement with Old Favrille's then Chief Financial Officer and Secretary, Tamara Seymour. Under the terms of the agreement, Ms. Seymour will continue as our employee as a member of the merger transition team for an indefinite period of time under an "at will" employment arrangement. Ms. Seymour also agreed to forego payment of $37,019.22 of accrued flexible time off currently outstanding. In consideration for continuing as an employee and foregoing payment of accrued flexible time off, we granted Ms. Seymour a warrant to purchase 855,514 shares of our common stock at an exercise price of $0.12 per share that expires on January 26, 2014 and will pay Ms. Seymour a base salary of $2,500 per month, plus an hourly rate of $150 and a bonus totaling $93,045. Under the terms of the agreement, $78,453 of such bonus was paid in cash in January 2009 prior to the Merger, while the remaining $14,592 is to be paid on August 31, 2009 as evidenced by a promissory note issued by us to Ms. Seymour. The warrant and the amounts to be paid as a bonus will be deducted from cash and stock reserved for issuance under the Creditor Plan. A copy of the agreement with Ms. Seymour is filed as Exhibit 10.18 to this current report on Form 8-K and the form of warrant is filed as Exhibit 4.15 to this current report on Form 8-K.

Item 2.01 Completion of Acquisition of Assets

On January 27, 2009, Old Favrille, MMR and Montana Merger Sub, Inc., a Delaware corporation and our wholly-owned subsidiary consummated a business combination pursuant to the terms of the Merger Agreement by which Montana Merger Sub, Inc. merged with and into MMR, and MMR became our wholly-owned subsidiary. We refer to this transaction as the Merger.

Following the consummation of the Merger, the holders of MMR equity prior to the Merger, on a fully diluted basis, owned or had the right to acquire approximately 60.3% of our equity, the holders of Old Favrille's equity prior to the Merger, on a fully diluted basis, owned approximately 33.2% of our equity, and certain beneficiaries under the Creditor Plan (which consist of former officers and directors of Old Favrille and their affiliates) had the right to own up to approximately 6.5% of our equity.

Upon completion of the Merger, MMR's legal name became MyMedicalRecords, Inc.

Prior to the effective time of the Merger, Old Favrille decreased the size of its Board of Directors from eight to seven members, all of Old Favrille's then executive officers and directors resigned effective immediately prior to the Merger, and seven persons (five designated by MMR and two designated by Old Favrille) were appointed to fill the vacancies created by the director resignations, none of which were members of Old Favrille's Board of Directors immediately prior to the Merger.

Upon the consummation of the Merger, MMR became our wholly-owned operating subsidiary and we ceased being a "shell company" as such term is defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Because we were a shell company immediately prior to the merger, Form 8-K requires that we disclose the information that would be required if we were filing a general form for registration of securities on Form 10 under the Exchange Act. Please note that the information provided below relates to the combined company after the acquisition of MMR, unless otherwise specifically indicated or the context otherwise requires.

DESCRIPTION OF BUSINESS

Organizational History

Old Favrille was incorporated in Delaware in 2000 and operated as a biopharmaceutical company focused on the development and commercialization of targeted immunotherapies for the treatment of cancer and other diseases of the immune system. As previously disclosed in our current report on Form 8-K filed on September 15, 2008, Old Favrille's ongoing Phase 3 registration trial for its lead product candidate failed to show a statistically significant improvement in the treatment of patients with follicular B-cell non-Hodgkin's lymphoma. As a result, Old Favrille determined to sell all of its equipment and other personal property in an auction held in August 2008. On September 9, 2008, this auction was consummated and Old Favrille received $3.2 million in net proceeds from the sale of the assets. With the disposition of all its equipment and other personal property, Old Favrille ceased to engage in any operations and became a "shell company" as such term is defined in Rule 12b-2 of the Exchange Act.

MMR was incorporated in Delaware in 2005, with operations based in Los Angeles, California. In 2005, MMR deployed the initial version of its principal product, an on-line data management system that allows medical records and other vital documents to be transmitted in and out of MMR's proprietary system using a variety of methods, including fax, voice and file upload, facilitating easy and rapid access to medical records and other vital documents by doctors and patients.

As a result of the Merger, MMR became our wholly-owned subsidiary and its legal name became MyMedicalRecords, Inc. Although we are the legal acquiror, the Merger is being accounted for as a reverse acquisition in accordance with U.S. generally accepted accounting principles. Under this method of accounting, Old Favrille is treated as the "acquired" company for financial reporting purposes. This determination is primarily based on the fact that MMR's former shareholders hold a majority of the equity of the combined company, MMR's operations comprise the ongoing operations of the combined entity and MMR's senior management and director designees have assumed control of the combined company. When we refer in this report to business and financial information for periods prior to the consummation of the reverse acquisition, we are referring to the business and financial information of MMR unless the context suggests otherwise.

Business Overview

We seek to empower consumers to manage the important records in their life, whether paper-based or digital, and by doing so, to better control and organize their lives overall. We do this through web-based products that facilitate consumer access to medical records and vital documents (such as living wills, birth certificates, insurance policies and important financial records).

Our principal product, "MyMedicalRecords," is an easy-to-use, secure web-based Personal Health Record system, or PHR, which allows documents, images and voice mail messages to be transmitted in and out of our proprietary system using a variety of methods, including fax and file upload. Our platform converts documents it receives by fax into a Portable Digital Format, or PDF, file. These files and any other uploaded files are stored in the consumer's personal account, which is secured by a unique user ID and password combination. A notification is sent to up to three user e-mail addresses (including to e-mail enabled cell phones) whenever a new record is received. Users can then access their files via the Internet and take advantage of an easy-to-use, customized filing system that allows them to categorize, annotate and file their records for easy access, organization and retrieval. Users can then print, download or e-mail their records from their account, giving our customers greater control over their own personal health and other information, which they can share with health care providers and others as needed. We are currently selling our MyMedicalRecords PHR product primarily through corporations as an employee benefit and to affinity groups as a "value-added" service for their members, as well as directly to retail customers, although we plan to sell through additional sales channels in the future.

In the second half of 2007, we launched our "MyESafeDepositBox" service, which is geared towards small businesses, the financial services, insurance and legal service industries and is based on the same technology and architecture as our MyMedicalRecords PHR product. However, rather than focusing on medical records, MyESafeDepositBox is designed to provide secure on-line storage for vital financial, legal and insurance documents. We believe MyESafeDepositBox may be used as a virtual on-line "safe" and could serve as an essential part of any household's or business's disaster preparedness plan.

We are now also in the final stages of developing a new product, "MyMedicalRecords Pro," which we believe will provide physician offices with a powerful and cost-effective solution to the costly and time-consuming problem of digitizing paper-based medical records. When complete, our MyMedicalRecords Pro service is expected to combine the scanning of medical records at a physician's office with 24/7 access to these records for both doctors and patients through separate secure web-based portals.

We recognize that the critical nature of personal health information requires that these product advances be implemented with the utmost care to protect the privacy and confidentiality of our customers' data. Although we are not a covered entity under the Health Insurance Portability and Accountability Act of 1996, commonly referred to as HIPAA, we consider it important to take into account privacy and security standards and requirements of HIPAA when implementing our products and services and we believe that we meet and/or exceed current HIPAA standards.

We plan to continue to take advantage of the burgeoning consumer health information market and leverage recent and anticipated federal legislation. We believe that as medical costs and insurance costs increase, while benefits decrease, healthcare consumers will require greater control over their personal (and their family's) health and health information. Our MyMedicalRecords PHR product is designed to enable healthcare consumers to store their important medical records and data in one central and secure place where they can manage those records and control how they are accessed and shared. While every healthcare consumer in the U.S. is a potential user of our MyMedicalRecords PHR product, we believe that the product has most appeal to these particular market niches:

  the chronically ill and their families who share information among many doctors;

  consumers with "senior" parents who, in their role as caregivers, want to be sure they have current medical information readily available to react quickly in case of parental illness;

  consumers with newborns who will be able to build a complete medical file for the newborn, which can last the newborn's entire life;

  travelers and businesspeople working overseas who want to ensure that they always have access to their medical records in the event of an emergency; and

  corporations seeking to offer their employees a valuable benefit (we believe those with expatriate employees would be particularly interested in our product).

Because of the similarity in functionality between our MyMedicalRecords PHR product and our MyESafeDepositBox product, we market these products through many of the same channels. Our marketing strategy for our MyMedicalRecords PHR product and MyESafeDepositBox product focuses primarily on the following channels:

  to corporate accounts, as an added employee benefit for their employees or bundled or co-branded with their product offerings to their customers;

  through affinity groups (such as alumni organizations and other membership organizations) and discount health benefit membership groups to their members; and

  direct to consumers as a retail subscription product.

Our MyMedicalRecords Pro product is designed to combine onsite scanning services with the storage and accessibility features of our MyMedicalRecords PHR product. We plan to market our MyMedicalRecords Pro product to doctors, particularly solo and small group practitioners, who are looking for an easy and inexpensive way to digitize patient medical files and give patients up-to-date access to those records.

Our Products

MyMedicalRecords - An On-line Personal Health Record (PHR)

Our MyMedicalRecords PHR product, principally accessible at www.mymedicalrecords.com, delivers an easy-to-use, web-based medical records and health information storage, retrieval and management system for use by both consumers and healthcare providers. Our MyMedicalRecords PHR product allows for paper-based medical records such as lab reports, radiology reports, MRI reports and progress notes to be transmitted via fax to a secure mailbox that is created when a user enrolls in the service. Our MyMedicalRecords PHR product is designed to allow a user to fax his or her health records or other vital documents into a personal MyMedicalRecords PHR account via a dedicated telephone number, which we refer to as the user's "Lifeline" telephone number, that is assigned to the user upon enrollment. We believe that providing each MyMedicalRecords PHR subscriber a personal telephone number, as opposed to a common gateway number with a secondary PIN, creates an immediate sense of personalization and privacy and distinguishes MyMedicalRecords PHR from competing services. A user can also upload digital files, such as x-rays, scans or other medical images, as well as other vital documents into his or her account from a personal computer through any Internet browser. Our MyMedicalRecords PHR product allows users to store and segregate information for up to ten family members in a single account.

Our MyMedicalRecords PHR product is designed to allow healthcare providers to transmit documents to a patient's MyMedicalRecords PHR mailbox without making any changes to existing patient or practice management software, thus allowing a provider to send a patient's medical records to his or her MyMedicalRecords PHR mailbox without incurring expenses for legacy systems conversions, scanners or other machines.

Our MyMedicalRecords PHR product can be used to provide secure storage for a variety of important confidential records, including:

  patient charts and notes;

  patient medical histories;

  vaccination and immunization records;

  lab reports and test results, including any images (or, if offered by a laboratory, links that the user can use to access the laboratory's stored images);

  copies of prescription orders;

  x-ray results and images (either the actual images or, if offered by a radiology provider, links that the user can use to access the provider's stored images); and

  EKG results and images (either the actual images or, if offered by an imaging provider, links that the user can use to access the provider's stored images); and

  birth certificates, living wills, healthcare powers of attorney and advance directives.

In addition, users can store important legal, insurance and financial documents, as well as copies of identification documents such as passports and driver licenses in their MyMedicalRecords PHR accounts.

When our MyMedicalRecords PHR system receives a document by fax transmission, it converts it into a PDF file and, using secure File Transfer Protocol transmission, or FTP, deposits it in the user's account on a secure server, accessible at www.mymedicalrecords.com. The user can also upload images, such as x-rays or EKG results directly into his or her MyMedicalRecords PHR account and can view these images using an Internet browser or other graphics software.

When a faxed record or voice mail is received via the user's personal number, our MyMedicalRecords PHR system sends a notification message to up to three e-mail addresses (including to e-mail enabled cell phones) provided by the user to inform the user that a new document or voice message has arrived in his or her account. Users are able to view their faxed records using Adobe Reader® software, which can be downloaded from the Internet free of charge. Users are then able to access all of their MyMedicalRecords PHR information from any computer that has an Internet connection by inputting their personal user ID and password. We believe this unique user ID and password combination, and the use of Secure Sockets Layer technology, or SSL, ensures the information is secure from unauthorized access or use.

Our MyMedicalRecords PHR product allows users to organize and sort records by doctor, date, type of medical record, and, in the event multiple family members have enrolled in the service, by family member. This capability to index, file and sort medical records is intended to allow users to easily look up and retrieve their stored data, which we believe adds to the usability of our MyMedicalRecords PHR product. Health information stored in the user's MyMedicalRecords PHR account can also be printed out, downloaded and e-mailed from the user's e- mail client so the user can easily take it to any provider who may be involved in the treatment of his or her medical condition.

We sell our MyMedicalRecords PHR product direct to consumers on a monthly and annual subscription basis. Current retail pricing for our MyMedicalRecords PHR product for a family that permits storing information for up to 10 people is $99.95 for an annual subscription or $9.95 for a monthly subscription. We also occasionally offer free trials and discounted pricing as a way to incentivize consumer acceptance of our MyMedicalRecords PHR product.

For special key account programs, such as healthcare providers that wish to make the service available to patients, corporations who want to offer the service as a benefit to employees, or affinity groups and other organizations who want to offer the service to their members, we provide different pricing plans. The pricing plans vary based on the number of people in the organization and the expected use of the product across the organization's members.

Additional Product Features

Our MyMedicalRecords PHR product offers users multiple ways to enter their personal medical information, including by fax, voice or digital file upload. We believe this capability makes our MyMedicalRecords PHR product easier to use than other products in the marketplace and makes our product's information storage features more accessible to potential customers. In addition to the core document conversion, storage and retrieval capabilities, our MyMedicalRecords PHR product provides a layer of useful, value-added interactive tools to help users better manage their personal and/or their families' medical records. These value-added interactive tools include:

  Health History. Users can enter their personal health history, including information about doctors (such as a doctor's name, address and specialty), vaccinations and immunizations, hospitalizations/surgeries, allergies and other medical conditions that may affect ongoing healthcare.

  Appointment Calendar Feature. Users are able to take advantage of a calendar feature to schedule and generate reminders about upcoming doctor and other health-related appointments. These reminders appear when a user logs into his or her MyMedicalRecords PHR account and also can be sent to the user's e-mail address (or e-mail enabled cell phone) and imported into Microsoft Outlook.

  Prescription History and Reminder Feature. Users are able to enter their prescriptions, pharmacies and refill dates into their MyMedicalRecords PHR accounts. The system generates reminders about refills, which are visible to users when they log into their accounts and are sent to their e-mail addresses (or e-mail enabled cell phone). In addition, when MyMedicalRecords PHR users enter a prescription into their personal MyMedicalRecords PHR accounts, they are able to access a third-party reference database that fully describes the drug, including possible contraindications with other drugs and over-the-counter medications the users may be taking.

  Voice Reminders and Messaging. We believe our MyMedicalRecords PHR product may create more efficient communication between doctors and patients. In addition to using a patient's personal MyMedicalRecords PHR telephone number to fax health information to a patient's secure on-line account, people can use the telephone number to leave a voice message, such as an appointment reminder, in a secure voice mailbox that is only accessible by the MyMedicalRecords PHR user. Users can also take advantage of this feature to leave themselves a reminder message such as for a doctor appointment or prescription refill reminder. Our MyMedicalRecords PHR product is designed to send a user a notification via e-mail when he or she receives a voice message. This gives users a helpful tool that they can access remotely.

  Secondary Passwords on Selected File Folders. Users can assign a second password to four of the file folders in their MyMedicalRecords PHR account. This feature creates an additional layer of security for personal or medical documents that a MyMedicalRecords PHR user does not want a doctor to have access to in the event that the user has given the doctor access to the account, or if the user does not want other family members to be able to see selected information.

  Emergency Log-In For Physicians and Other Emergency Response Personnel. Users can create a special password, discretely associated with each family member, which doctors and other emergency response personnel can use to gain access to the particular family member's medical records in the event of a medical emergency. This password grants access to an account but does not allow any additions, changes or deletions to be made to the account. In addition, users can decide which records a doctor will be able to see in an emergency situation. Users can write this password on an emergency sticker they receive when they enroll in our MyMedicalRecords PHR service, which can be affixed to a driver's license or personal ID.

  Health Information Library. Users have access to an interactive audio and visual encyclopedia, licensed from a third-party, of over 2,000 health information topics presented in both English and Spanish.

  Drug Information and Interaction Database. Users can check for potential interactions across multiple prescription and over the counter drugs in a single step. This database, licensed from Multum, includes over 20,000 drugs with potential interaction information across all of them.

  Ability to Attach Received Faxes to e-mail Notifications. Users can elect to have records attached to the notification e-mail they receive when a new medical record is received into their account. This capability is intended to save users the extra step of logging into their account to view new records, which we believe creates a higher level of convenience and usability.

Other Applications for Our MyMedicalRecords PHR Product Technologies

We believe our MyMedicalRecords PHR product technology presents potential market opportunities beyond its core "personal health records" storage and management purpose. In the wake of recent hurricanes, fires and other disasters, a great deal of emphasis has been placed on families having a secure place to store their records and vital documents where they cannot be lost or damaged. Our MyMedicalRecords PHR product addresses this need because it allows for the fax transmission, upload and storage of insurance, financial and other personal documents, as well as a place to store digital files such as photographs. We believe this recent emphasis provides us with an opportunity to expand our core market and use our MyMedicalRecords PHR product technology to create the essential "safe deposit" box for all important documents and records of a family or small business. Accordingly, we have introduced a new service offering, MyESafeDepositBox, to accommodate this demand.

MyESafeDepositBox - An On-line Secure Document Storage System

Our MyESafeDepositBox product is designed to meet the needs of companies and individuals who are looking for a simple, efficient and economical way to securely store important legal, insurance and financial documents that they cannot afford to lose in a natural disaster such as a hurricane, flood or fire. We believe our MyESafeDepositBox product may also serve as a valuable tool for younger consumers who would not otherwise utilize a Personal Health Record storage system, but are looking for a secure way to organize their personal information to take better control over their financial affairs.

MyMedicalRecords Pro - Medical Records Digitization Service

We are in the final stages of developing our MyMedicalRecords Pro product and expect to launch it by the fourth quarter of 2009. This product is intended to provide medical record storage and digitizing services for physician practices, particularly smaller practices that are still largely paper based and resistant to making the investment required to convert to an Electronic Medical Records, or EMR, system. MyMedicalRecords Pro is designed to allow physicians to efficiently scan and digitize their paper records with limited disruption to existing procedures, thus providing an alternative to the significant capital expenditures needed for implementing EMRs. MyMedicalRecords Pro is expected to provide physicians with 24/7 Internet-based access to all their scanned patient records through a doctor portal at www.mymedicalrecordsmd.com, while at the same time providing each patient with view-only access to his or her records from that doctor through a patient portal at www.mmrpatientview.com. We will offer the patient portal at no cost to patients, along with the opportunity to upgrade to our paid MyMedicalRecords PHR service, which is designed to allow them to store and manage records from all of their doctors. We expect to offer an administrative reimbursement to physicians who utilize our MyMedicalRecords Pro service and refer patients who decide to subscribe to the paid MyMedicalRecords PHR service.

The Market for Our Products

Demand for our medical records products is driven by the U.S. healthcare market and the health information management market. We believe demand for our MyESafeDepositBox product will be driven by consumer and small business focus on disaster preparedness and financial planning.

U.S. Healthcare Market

According to a report published by the Government Accountability Office in April 2008, healthcare spending per capita has grown on average about 2.5% faster than average annual per capita Gross Domestic Product, or GDP, over the past several decades. The report also finds that because this rapid growth in healthcare spending is expected to continue, it poses a fiscal challenge not just to the federal budget but to American business and the national economy. Figures released by the Centers for Medicare and Medicaid Services of the Department of Health and Human Services, or HHS, show that total health expenditures in the U.S. reached $2.1 trillion in 2006, which translates to $7,026 per person or 16% of the nation's GDP. The HHS also determined that hospital spending grew 7% in 2006 to $648.2 billion, while spending on physician and clinical services grew 5.9% to $447.6 billion, representing about 22% of overall health care expenditures. HHS figures also show that prescription drug spending reached $216.7 billion in 2006, accelerating for the first time in six years, from a low of 5.8% in 2005 to 8.5% in 2006.

Today's healthcare consumers face a difficult set of factors. We believe that rising health insurance costs, combined with an aging population, makes it essential that people be more aware, and in greater control, of their health status and their personal healthcare information than ever before. We believe our MyMedicalRecords PHR product addresses these challenges by giving users better access to and control of their own personal medical information. By having ready access to their medical records, healthcare consumers are better positioned to share such information with providers, which may avoid duplicative tests that may not be reimbursable. Our MyMedicalRecords PHR product is also designed to make accurate and complete medical information readily available to healthcare providers, which we believe will improve the consumer's treatment experience, if not the healthcare provider's ability to deliver it.

We also believe that recent legislation and statements from President Barack Obama's administration indicate that healthcare reform is primed to be a major national priority in the coming years. President Obama has recently stated his commitment to modernizing the healthcare system through the expansion of health information technology, or health IT, and the use of electronic medical records by every doctor's office and hospital in this country. According to his website at www.change.gov, President Obama has called for expenditures of $50 billion over the next five years for health IT, including electronic health records, to lower the cost of healthcare and, on December 6, 2008, he added health IT to the economic stimulus package currently being negotiated with members of Congress. Tom Daschle, the Health and Human Services Secretary-designate, is also on record as favoring more health IT. We believe that major health IT legislation introduced in 2007 and 2008 in both the U.S. House of Representatives and Senate further underscores a bipartisan push toward widespread adoption of health IT and particularly electronic medical and personal health records. For example, on January 28, 2009, Rep. Patrick Kennedy (D-R.I.) said that he plans to reintroduce a bill that would create a trust fund to pay physicians an incentive for each patient who creates a personal health record. According to Congress Daily, Kennedy's proposal would require the Department of Health & Human Services to establish standards for qualifying physicians and establish requirements for qualified web-based PHRs. We believe this current U.S. administrative and legislative focus on health IT, which likely will result in additional legislation being introduced, provides a significant opportunity for us to meet an identified need in the U.S. healthcare market with our MyMedicalRecords PHR and MyMedicalRecords Pro products.

Health Information Management Market

We believe the growing need to effectively manage health information is a significant marketplace opportunity that is attracting both start-up companies and well-funded technology companies given the recent U.S. government focus on better access to and management of medical and personal health information through Electronic Medical Records, or EMRs.

Despite the significant momentum to adopt EMRs, many doctors, particularly small practitioners, are still resisting conversion to a completely electronic medical records system because of the time and expense associated with the conversion. We are in the process of developing MyMedicalRecords Pro, which is an alternative to EMR geared towards the small doctor's practice. MyMedicalRecords Pro is designed to enable those still paper-based doctor offices to digitize patient records and place them on-line, without the need for the expensive hardware and software investment typically associated with EMR conversion. MyMedicalRecords Pro is expected to be integrated with our MyMedicalRecords PHR product, allowing easier sharing of records between doctors and their patients, which we believe will in turn further drive adoption of our MyMedicalRecords PHR product. We believe this will give us the ability not only to exploit a growing consumer market, but also to have an active presence in the business market.

Driver for MyESafeDepositBox Market

The primary market driver for our MyESafeDepositBox product is the need for individuals and small business to be able to easily, efficiently and securely maintain backup copies of paper-based financial, insurance, legal and other vital business and personal documents.

External data storage is a rapidly growing market. According to IDC Worldwide Disk Storage Systems' Quarterly Data Tracker report published on September 5, 2008, there was nearly $7 billion spent on external disk storage in the second quarter of 2008, a 10.7% increase compared to the same period in 2007. Both companies and individuals are seeking solutions that will allow them to safely backup - and quickly restore - any lost data. We believe that our MyESafeDepositBox product meets the need of a sub-set of this vast data storage market, and we intend to target individuals and small businesses who want to find a secure, web-based solution for storing their most critical personal, financial, legal and insurance records, rather than those looking to backup the entire contents of their computer hard drive or corporate network.

In addition, the need for individuals to augment their personal plans for disaster preparedness is reflected in a July 2007 poll conducted by the Marist College Institute for Public Opinion in which 57% of respondents indicated that they did not have a family disaster emergency plan. The poll also reported that 57% of respondents indicated that their family disaster emergency plan did not include all basic essential items. Part of disaster planning is making sure that necessary and vital documents are available to be quickly retrieved in the event of evacuation and we believe our MyESafeDepositBox product meets this need by offering users a safe and easy way to store and access their vital records on-line.

Customers

To date, we have signed contracts and agreements for both our MyMedicalRecords PHR product and our MyESafeDepositBox product in the healthcare, corporate employee benefits and affinity and membership group markets. We have also sold these products directly to retail consumers.

In the healthcare market, we have an agreement with the Alexian Brothers Health Network, a Chicago area hospital chain that provides our MyMedicalRecords PHR product to its patients free of charge when they are discharged from inpatient facilities. We also private label our MyMedicalRecords PHR product for Medic-Alert, which offers it as an enhancement to their existing PHR service. We have corporate clients who provide our MyMedicalRecords PHR product to their employees as a free benefit, and affinity group and membership clients who bundle the product as a "value added" service to their constituents. We receive compensation under these agreements either on a per enrolled account basis or on an access basis in which we are paid based on the number of persons who are eligible to sign up for our service, regardless of the number that actually enrolls. We are also an integrated service provider on the Google Health Network, which allows users to synchronize information between their Google Health account and their MyMedicalRecords PHR account.

Sales & Marketing Strategies

MyMedicalRecords PHR

Our marketing strategy for our MyMedicalRecords PHR product calls for continued focus on three main sales channels:

  Corporate Sales - Employee Benefit Offering. We are pursuing the human resources and benefits market to secure agreements or strategic arrangements providing for companies to offer our product to their employees and members. We believe the user-friendly nature of our MyMedicalRecords PHR product makes it readily acceptable to employees and gives companies a low cost way to demonstrate their employee-friendliness.

  Affinity Groups and Membership Organizations. Our MyMedicalRecords PHR product can be bundled with other health or travel-related services. For example, a travel accident insurance company can include our MyMedicalRecords PHR product in its suite of emergency medical and repatriation services for travelers going abroad. We believe giving users the ability to access their medical records in an emergency situation overseas may add considerable value to an insurance company's travel insurance policies. Additionally, an affinity group, such as an alumni association, may offer our

  MyMedicalRecords PHR product as a recruitment or renewal tool. We utilize outside sales representatives who specialize in selling services to these market segments.

  Private Label Branding. Our MyMedicalRecords PHR product is designed to allow site pages to be customized with a corporate, affinity group or membership organization logo and content that is specific to that entity. The technology built into our MyMedicalRecords PHR product also is designed to allow companies, groups or organization to instantly communicate with hundreds or even thousands of employees in the event of an announcement or emergency situation.

  Direct to Consumer Marketing. We intend to continue to focus on marketing our MyMedicalRecords PHR product directly to consumers via both on-line and off-line advertising vehicles. Our MyMedicalRecords PHR product is currently available to individuals on a monthly or annual subscription basis.

MyESafeDepositBox

Because of the similarity in functionality between our MyESafeDepositBox product and our MyMedicalRecords PHR product, we market these products through many of the same channels. Both products are designed to offer users the ability to fax, upload and store important and private records or documents in a secure electronic environment, safe from fire or flood, and secure from the threat of identity theft. Thus, for example, we market our MyMedicalRecords PHR product to insurance companies as an additional benefit for health insurance policy holders, while at the same time marketing our MyESafeDepositBox product to insurance companies that may offer it to their risk and casualty policy customers. In addition, we market our MyESafeDepositBox to financial institutions and legal service providers as a safe and secure way for their customers to store important and private documents provided by these companies.

MyMedicalRecords Pro

We intend to target physician practices for our MyMedicalRecords Pro product as a means to address their record storage and access requirements. We intend to position MyMedicalRecords Pro as a simple and inexpensive way to scan and digitize patient medical records in anticipation of legislation that requires implementation of EMRs.

Additional On-Going Marketing Strategies

In addition to the three main marketing channels discussed above, we have also identified other potential markets for increasing sales of our products:

  Small Businesses. We believe our products could serve as an affordable and easy-to-implement tool for small companies that have not, or do not want to, invest in expensive IT data backup infrastructure.

  Government Agencies. We believe that federal, state and local governments would be interested in our products as they provide a powerful, yet easy to use addition to any family's disaster preparedness plan and we are interested in approaching agencies at all levels to explore the possibility of setting up pilot programs.

  Travel Companies and the Travel Industry. We believe that travelers represent a strong market for our products because these products are designed to enable travelers to access to their medical records, or other important documents (copies of passports, credit cards, etc.), in the event of an emergency when they are away from home. We plan to market our products to airlines, hotels, automobile clubs and other-travel related companies and organizations as well as to advertise on travel-related websites to reach this market.

International Licensing

We license our intellectual property, technology and our MyMedicalRecords brand internationally. We have an exclusive license agreement with an unaffiliated company to market and sell our services in Australia. Under this agreement, we receive an upfront license fee, plus a certain percentage of gross revenues as an ongoing guaranteed minimum royalty, as well as full reimbursement of costs. The current agreement is effective until February 2016 and renews for successive 10 year periods thereafter with certain exceptions.

In November 2006, we signed a letter of understanding with an individual investor in Japan to fund and operate a joint venture, which would be granted the exclusive right to market, sell and sublicense our products and services in Japan, Korea, China, Taiwan and Thailand. The joint venture, MMR Asia, has not been fully-formed as of the date of this current report on Form 8-K.

Principal Suppliers and Supply Contracts

We contract with third-party telecommunications, data center and information technology service providers and developers to develop and maintain our products.

We have a contract with an outside vendor to host one of our product websites and provide fax and voice messaging services and the toll-free numbers used by our customers to access their accounts. We pay our outside vendor a monthly website hosting fee and additional usage fees for fax, voice messaging and toll-free number services. Our contract is effective until September 2009, and automatically renews for successive one year periods under its current terms and conditions, unless terminated by either party by written notice no less than 90 days before expiration of the term.

We contract with an outside vendor to house, manage and maintain the production servers that host our MyMedicalRecords PHR and MyESafeDepositBox web applications and store user related data. We pay a monthly fee for the management and technical support services required to maintain and operate our servers, which are housed in two separate data centers. Our agreement with this vendor is effective until terminated by either party upon fifteen days prior written notice.

We also contract with a third-party for the development and maintenance of the software applications necessary to run our MyMedicalRecords PHR, MyESafeDepositBox and MyMedicalRecords Pro products. Our outside developer supports our software development needs through a team of software engineers, programmers, quality control personnel and testers, who work with our internal product development team on all aspects of application development, design, integration and support of our products. Under our development contract, we own exclusive intellectual property rights over all software applications developed pursuant to the contract. We pay our developer a per project fee for the development services provided and a monthly fee for support and maintenance services. Our agreement with this developer is effective until June 31, 2009 at which time we may extend the term of the agreement for another six months.

Disaster Recovery Plan

We have a disaster recovery plan in place that is designed to ensure the safekeeping of records stored in a user's MyMedicalRecords PHR or MyESafeDepositBox account, while maintaining continuity of our services should our main server site be affected by a natural or man-made disaster. We have a standby disaster recovery site over 180 miles away from the facility housing our main production servers. We backup the database holding our customers' records to servers housed in this "hot" standby disaster recovery site so that both systems contain identical information on a near-real-time basis. In addition, our main production site has redundancy measures built-in at all levels of the infrastructure and is designed to facilitate maximum availability of our product websites.

Competition

MyMedicalRecords PHR

Our MyMedicalRecords PHR product competes with a number of products and service providers in the consumer health information management marketplace today such as HealthVault, iHealthRecord.org, PersonalMD, Revolution Health, WebMD, and others. In addition, we compete with Internet-portals offered by insurance companies, hospitals and HMOs for their policyholders and patients.

Each of our competitors offers varying PHR products and services for on-line storage and access to medical records at varying price points; however, we believe our MyMedicalRecords PHR product offers unique features that distinguish it from those of our competitors. In particular, we believe our MyMedicalRecords PHR product offers greater ease of use and accuracy than our competitors' products because copies of the actual medical records, such as laboratory test results and radiology reports can be faxed or uploaded directly into the user's MyMedicalRecords PHR account, rather than requiring users to input the data themselves, which may result in transcription errors. Our MyMedicalRecords PHR is designed to allow a user to send a medical record into their MyMedicalRecords PHR account from any fax machine, anywhere in the world. Many of our competitors, such as HealthVault, iHealthRecord and WebMD, require users to physically enter information on their medical data into a database. Likewise, while hospital patient and insurance policyholder Internet-portals allow users to see certain information regarding test results or claims data, these portals generally only provide the numeric values of a laboratory test, but do not offer users access to the complete information contained in the printed laboratory report reviewed by their physician. In addition, hospital, HMO and insurance company Internet-portals only allow users to view data from that specific provider and if a user changes his or her healthcare provider or insurance carrier, the information may not be available in the future. Our MyMedicalRecords PHR product is designed to offer our customers a single secure on-line depository for all of their health information and records, from every provider, so that this information is available any time a MyMedicalRecords PHR user needs to access it.

We also believe the enhanced features offered with our MyMedicalRecords PHR product, such as appointment and prescription reminders and voice messaging features, offer consumers unique and attractive advantages that separate our MyMedicalRecords PHR product from the competition. All of these competing services, especially free services like Google and Revolution Health, raise consumer awareness about the need for access to personal health information. While this increased awareness may increase the marketability of our MyMedicalRecords PHR product, growth in the consumer health information management marketplace may also attract new entrants. While we believe that greater ease of use and certain enhanced features distinguish our MyMedicalRecords PHR product from those of our competitors, many of our competitors may have greater resources and more experience in this market, and can modify their product offerings to make them more competitive, including attempting to replicate some features of our MyMedicalRecords PHR product. We have also sought to protect our proprietary technology through patents in both the U.S. and overseas. See "— Intellectual Property — Patents" below.

MyESafeDepositBox

Our MyESafeDepositBox product competes with a number of on-line backup and electronic data storage services. The increasing use of external hard drives and flash drives to backup data also has the potential to compete with on-line data storage services such as our MyESafeDepositBox product. In addition, Wells Fargo Bank recently offered a VSafe service to its customers, which has many of the same features and functions as our MyESafeDepositBox product.

We believe that MyESafeDepositBox is a superior product when compared with Wells Fargo's VSafe in that we allow users to fax vital records directly into the MyESafeDepositBox account without having to first scan paper-based records and have access to a computer to upload information into their account. It also permits service providers, such as insurance agents or lenders, to fax documents directly into a user's account. We also believe the portability of MyESafeDepositBox creates a product advantage in the marketplace because users are not required to do business with any particular bank. Users also benefit from the ability to sort, store and manage their vital records, while also using a free form text search to find records stored in their account with specific annotations. Our ability to provide private label branding affords banks, insurance companies, escrow services and other financial and legal businesses to provide not only a useful product but also reinforces that business's identity.

MyMedicalRecords Pro

Our MyMedicalRecords Pro product, when complete, will compete with scanning services that market their services to doctors seeking to convert their historical paper records into electronic files. However, these services typically do not provide the doctor with an integrated system for scanning current patient records as they are produced on a daily basis. While many doctors may already have a scanner in their offices, those scanners merely digitize paper records, while MyMedicalRecords Pro is designed to be an integrated systems that allows doctors to both manage their patient's records on-line, and more importantly, share these records with their patients via a secure on-line database.

MyMedicalRecords Pro also competes with EMR systems that offer doctors the opportunity to make their entire office paperless. However, many doctors, particularly solo and small group practitioners, are resisting EMRs because of the high cost of conversion and the difficulty and expense associated with maintaining an EMR system. MyMedicalRecords Pro provides an alternative to a full-blown EMR. MyMedicalRecords Pro is designed to allow a doctor to digitize and securely store his or her patient records on-line for a fraction of the cost of an EMR system.

Intellectual Property

Patents

In September 2005, we filed a utility patent application on key elements of our proprietary process with the United States Patent and Trademark Office. In March 2007, we filed a separate application for our Emergency "Read Only" Password service (see discussion above under "— Our Products — MyMedicalRecords - An On-line Personal Health Record (PHR) — Additional Product Features — Emergency Log-In For Physicians and Other Emergency Response Personnel"). There have been no objections to these applications to date. In May 2006, we filed a patent application with Australian authorities pursuant to the Patent Cooperation Treaty, which was awarded on May 29, 2008. We intend to pursue patent protection in other countries where we may offer our products in the future. We also own the source code for our website. We consider patent protection an important element of a sound intellectual property portfolio, although we do not anticipate being able to prevent our competition from using other methods to achieve similar ends.

Other Intellectual Property and Trademarks

We own the URL and domain name for the web address www.mymedicalrecords.com. As we continue to develop our website, we intend to register our logo as a servicemark and protect the copyright in the initial and any other proprietary content that we develop to support our MyMedicalRecords PHR product. We also own the domain names www.mymedicalrecordsMD.com and www.mmrpatientview.com for use with MyMedicalRecords Pro and own the domain name www.myesafedepositbox.com for use with our MyESafeDepositBox product.

We also own the source code for a handheld software program, developed to operate on the Palm operating system, which allows Palm users to create a personal medical history on a personal data assistant, or PDA, so that they can have access to this information while traveling and in the event an Internet connection is not available. This product is currently available for purchase as a PDA download through the Palm website.

Research and Development

In 2007 and 2008, we spent $245,162 and approximately $130,000, respectively, on research and development activities.

Properties

As a virtual Internet-based company we have minimal needs for office space to conduct our day-to-day business operations. After vacating our former office space, which lease was the subject of a dispute, we currently utilize space at temporary facilities in Los Angeles, California, under a sublease from our current President, Chief Executive Officer and Chairman, Robert H. Lorsch, that expires on April 15, 2009 and are seeking permanent facilities for our consolidated operations post-Merger. We currently receive company correspondence at a mailing address located at 2934½ Beverly Glen Circle, Suite 702, Los Angeles, California 90077 and have access to office space at 4401 Wilshire Boulevard, Los Angeles, California 90010 on an as needed basis. For information relating to the dispute regarding our former office space, see "Legal Proceedings" below in this Item 2.01 and note 9 to our financial statements appearing elsewhere in this current report on Form 8-K.

Employees

We currently employ a total of 5 full-time employees and regularly use services of an additional 4 consultants.

Reports

We make available free of charge through our website, www.favrille.com, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or to be furnished pursuant to Section 13(a) of the Securities Exchange Act of 1934 as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Any information that is included on or linked to our Internet site is not a part of this report or any registration statement that incorporates this report by reference.

You may also read and copy any materials we file with the SEC at the SEC's Public Reference Room at 100 F Street, NE, Washington, DC 20549, on official business days during the hours of 10:00 am to 3:00 pm. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

RISK FACTORS

You should consider carefully the risk factors described below, together with the other information contained in this current report on Form 8-K. If any of the following risks actually occur, our business, financial condition, results of operations and future growth prospects would likely be materially and adversely affected. In these circumstances, the market price of our common stock could decline, and you may lose all or part of your investment in our common stock.

Risks Related to Our Business

It is anticipated that we will continue to incur losses and negative cash flow from operations for the foreseeable future.

We are a company with a limited operating history and minimal revenue. We have developed personal health care record and storage products that are currently available but we are at an early stage in developing a business model that will enable us to generate significant revenue from the use of our products. Prior to the Merger, MMR financed its operations primarily through private placements of MMR capital stock and from secured loans from The RHL Group, Inc., a wholly-owned affiliate of MMR's founder and Chief Executive Officer, and our current Chairman, President and Chief Executive Officer, Robert H. Lorsch. It is expected that we will continue to incur losses from operations and will need financing to fund our operations until we develop a profitable business. There is no assurance that we will be able to generate sufficient revenue and working capital to fund our operations and create a sustainable going concern. As a result, it is expected that we will continue to incur operating losses for the foreseeable future.

If we fail to obtain additional financing, we may be unable to fund our operations.

We expect that the cash used in our operations will increase for the next several years. We believe that existing cash and cash equivalents, cash generated from operations, and $785,000 of cash received from Old Favrille prior to the Merger pursuant to the Promissory Notes and $692,000 of cash received at the closing of the Merger will be sufficient to meet our projected operating requirements through 2009. However, we will be required to obtain additional financing in order to meet the obligations for installment payments of up to $1,116,000 under the Creditor Plan (including to our former Chief Executive Officer and former Chief Financial Officer), as well as the obligations under the subordinated secured indebtedness owed to The RHL Group, Inc. (which note payable had a balance of $802,132 at September 30, 2008). We will also need financing in order to fund operations until we can become cash flow positive, which is not expected to occur in the foreseeable future. For a description of our indebtedness to The RHL Group, Inc. and the Promissory Notes, see "Management's Discussion and Analysis of Financial Condition and Results of Operations — Description of Indebtedness." For a description and copy of the Creditor Plan see Item 1.01 of our current report on Form 8-K filed on November 13, 2008 and Exhibit 10.1 thereto. For a description of obligations to our former Chief Executive Officer and former Chief Financial Officer see Item 1.01 and Exhibits 10.17 and 10.18 to this current report on Form 8-K.

Other than to meet the Creditor Plan obligations, our future funding requirements will depend on many factors, including:

  The pace of market adoption of current and future products;

  The length of sales cycles and implementation efforts for major corporate accounts;

  The launch of new products; and

  The build up of a sales and service delivery organization.

If additional debt financing is raised in the future, we may be required to grant lenders a security interest in all or a portion of our assets and issue warrants to acquire our equity securities, resulting in dilution to our stockholders. In addition, any such debt financing may involve restrictive covenants, including limitations on our ability to incur additional debt, limitations on our ability to acquire or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. Further, our ability to raise funding through the sale of equity securities will be significantly limited by our existing authorized but unissued common stock. Following the Merger, we have a limited amount of available common stock and any changes to our certificate of incorporation to increase our authorized share capital would require a vote of our stockholders, which could be time consuming and costly to obtain.

Future additional funding may not be available on acceptable terms, or at all. If we are unable to raise additional capital when required or on acceptable terms, then we may have to significantly delay, scale back or discontinue the development or commercialization of one or more of our products.

We are a company with limited operating history and currently have only a small management team and staff, which could limit our ability to effectively seize market opportunities and grow our business.

Our operations are subject to all of the risks inherent in a growing business enterprise, including the likelihood of operating losses. As a smaller company with a limited operating history, our success will depend, among other factors, upon how we manage the problems, expenses, difficulties, complications and delays frequently encountered in connection with the growth of a new business, products and channels of distribution, and current and future development, as well as in the competitive emerging healthcare records management business. In addition, as a company with a limited operating history we have only a small management team and staff to grow our business and manage the risks inherent in a growing business enterprise. These factors could limit our ability to effectively seize market opportunities and grow our business.

Although we continue to develop improvements to our MyMedicalRecords PHR product and other uses for its technology, there can be no assurances that we will be able to develop these improvements in a timely manner. Further, the market for consumer health information management products is in an early development stage and there can be no guarantees that there will be marketplace acceptance for our MyMedicalRecords PHR product or our MyESafeDepositBox product, the failure of which could have a material adverse effect on our business prospects, results of operations and financial condition.

Fully functional versions of our MyMedicalRecords PHR product and our MyESafeDepositBox product are currently available in the market place. While we continue to design and develop additional features that we believe are necessary for the ongoing competitiveness of our products, there can be no assurances that we will be able to develop these features in a timely manner. Further, the marketplace for consumer health information and secure document management products is in an early stage and there can be no guarantee that there will be marketplace acceptance for the enhanced products once these additional improvements are completed or for our MyMedicalRecords Pro product once ready. If there is no marketplace acceptance of our products, it would have a material adverse affect on our business prospects, results of operations and financial condition.

We are dependent on outside suppliers and any disruptions in the supply of services could materially and adversely affect our business operations and financial condition.

We are totally reliant on outside telecommunications, data center and information technology service providers and developers to build and maintain our product offering. For example, we rely on third-party vendors for website development, communications and server space. Although these suppliers are not "sole" source suppliers, should any one of our current suppliers be unable to supply services for any reason, because of the time and expense involved in negotiating new supply arrangements, it could severely hamper our ability to keep our product competing in the market and to continue to improve and develop our products as planned.

Any significant limitation or failure of our technology systems that are critical to our operations could constrain our operations.

We are highly dependent upon the use of third-party technology systems to operate our business. Any failures in these systems could disrupt our business and subject us to losses. Moreover, although we have in place certain disaster recovery plans and backup servers, we may experience system delays and interruptions as a result of natural disasters, power failures, acts of war, and third-party failures. Potential system failures and the cost necessary to address them could result in material financial loss or costs, regulatory actions, breach of client contracts, reputational harm or legal claims and liability, which in turn could negatively impact our business prospects, results of operations and financial condition.

We are dependent on our Chief Executive Officer and the loss of him could have a material adverse effect on our business and results of operations. Further, we may not be able to attract qualified officers to replace him or other key management personnel necessary to grow our business.

We are highly reliant on the services of our Chief Executive Officer, Robert H. Lorsch. If Mr. Lorsch left, it could have a material adverse effect on our business and results of operations. Further, we must continue to hire experienced managers to continue to grow our business. As a company with limited operating history and no proven track record, we may have difficulty attracting and retaining new individuals. If we are not successful in attracting management, it could have a material adverse effect on our ability to grow our business, which would adversely affect our results of operations and financial condition.

Our management will be required to devote substantial time to comply with public company regulations.

As a public company, we will incur significant legal, accounting and other expenses. The Sarbanes-Oxley Act of 2002 as well as rules implemented by the SEC impose various requirements on public companies, even those that are not listed. Our management and other personnel will need to devote a substantial amount of time to these requirements, but do not have recent experience with these requirements. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time- consuming and costly.

The Sarbanes-Oxley Act of 2002 requires, among other things, that we maintain effective internal controls for financial reporting and disclosure controls and procedures. In particular, we must perform system and process evaluation and testing of our internal control over financial reporting to allow management and our independent registered public accounting firm to report on the effectiveness of our internal control over financial reporting when required by Section 404 of the Sarbanes-Oxley Act of 2002. Our compliance with Section 404 will require that we incur substantial accounting and related expense and expend significant management efforts. We will need to hire additional accounting and financial staff to satisfy the ongoing requirements of Section 404.

We will incur expenses to remediate significant deficiencies that together constitute a material weakness in our present internal control over financial reporting and in our ability to document, test and certify our system of internal control. The inability to do so in a timely manner may result in the inability to detect or prevent material misstatements in our financial statements and could also result in the loss of investor confidence.

Our independent auditors identified material weaknesses in our internal control over financial reporting in connection with the audit for the years ended December 31, 2007 and 2006. These material weaknesses relate to our inadequate financial statement close-process and cut-off of expenses, our lack of accounting staff with financial expertise, our lack of supporting documentation and schedules for certain transactions and our inadequate journal-entry review process. This is due in part to the small size of our company prior to the Merger. Although we are developing a plan of action to correct these material weaknesses, there is no guarantee that our efforts will be successful. For further information regarding our internal control over financial reporting, see "Management's Discussion and Analysis of Results of Operations and Financial Condition — Internal Controls over Financial Reporting" below in this Item 2.01.

If we are not able to remediate our existing material weaknesses in our internal control over financial reporting, we may not have adequate, accurate or timely financial information and our disclosure controls and procedures may not be effective. Further, material misstatements in our financial statements may go undetected and we may be unable to meet our reporting obligations or comply with the requirements of the SEC, which may subject us to sanctions or investigation by regulatory authorities such as the SEC. If this occurs, there could be an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements.

In addition to remedying the material weaknesses in our internal control over financial reporting, we need to bring our financial reporting procedures up to public-company standards so as to allow management to report on, and, when required by Section 404 of the Sarbanes-Oxley Act of 2002, our independent registered public accountants to attest to, our internal control over financial reporting. As a result, we will need to incur additional expenses and diversion of management's time in this area. We will be required to incur significant costs in documenting, evaluating, testing and remediating our internal control procedures and systems, including the hiring of consultants or additional personnel. Such actions, while necessary and beneficial, will adversely affect our financial results.

We face substantial competition.

While we believe that our MyMedicalRecords PHR product occupies a unique niche in the marketplace, other companies offer similar services that compete for subscriber enrollment from the same patient population, and could compete more directly with us by developing processes and technology functionally the same as those that form our MyMedicalRecords PHR product. Most of these competitors are larger, more deeply funded companies. To the extent they have more success in obtaining market share and customer acceptance of their products, it could have a negative effect on our ability to grow our business, which could have a material adverse effect on our results of operations and financial condition.

Our growth will depend on our ability to develop our brand and any failure to do so could limit our business prospects, which could have a material adverse effect on our results of operations and financial condition.

We believe that establishing a strong brand will be critical to achieving widespread acceptance and adoption of our products and services. Promoting and positioning our brand will depend largely on the success of our marketing efforts, distribution channels and ability to provide high quality service. Establishing a significant brand presence for an on-line company often requires substantial marketing investment, and many "dot.com" companies have failed to generate the necessary adoption rates even after such a process. Brand promotion activities may not yield increased revenues, and even if they do, any increased revenues may not offset the expenses we incur in building the MyMedicalRecords brand. If we are not successful in building the MyMedicalRecords brand, it could limit our business prospects, which could have a material adverse effect on our results of operations and financial condition.

The handling of medical records is highly regulated. Not only could we be subject to substantial liability for mishandling records if we fail to comply with applicable requirements or if third-parties gain unauthorized access to records or servers but our products may need constant revisions or modifications to comply with an increasingly complex regulatory regime.

The proper handling of medical records is subject to extensive state and federal regulations and legal requirements, and we anticipate incurring significant costs to keep informed of and in compliance with such regulations and requirements. The volume and complexity of the regulations is daunting and many have changed substantially in recent years and all are subject to the uncertainties of interpretation. Although we are not currently required to comply with the Health Insurance Portability and Accountability Act of 1996, commonly referred to as HIPAA, we are committed to implementing our products and services in accordance with the privacy and security standards and requirements of HIPAA. Any determination that we are in violation of the applicable regulations or requirements could create substantial liability. Further, our products and services may become subject to greater regulation, particularly at the federal level. We may have to reduce, enhance or remove certain offerings to comply with new regulatory standards. If we are not able to effectively modify our product and service offerings to adapt to stricter standards, it could have a material adverse effect on our ability to grow our business and our results of operations and financial condition. Further, there is a risk that third-parties could gain unauthorized access to our users' records or servers. While this risk of accessing user data is reduced because user records are stored in image form, we are still exposed to liability from unauthorized third-party access to user accounts.

Because of the types of agreements that we enter into with our customers for our products, there is a time lag between the date of the agreement or license and product launch and revenue generation, which may be significant.

In the ordinary course of our business, we enter into agreements with certain customers that typically provide for customization of our product. The degree of customization can vary from simple modifications required to co-brand to highly tailored product modifications, which require significant development efforts on our part. Because these customer arrangements typically do not provide for payment of revenues until product launch, there is often a time lag between the date we enter into an agreement or license with a particular customer and when we begin generating revenues. This time lag can be significant if there is a high degree of customization involved requiring extensive product development efforts. Thus, even if we are successful in negotiating agreements and licenses with many customers to co-brand or private label our products for such customers, because of the nature of our arrangements with our customers, there is a risk that it may be some time before we generate revenues from such arrangements, if at all.

We may not be able to adequately protect or enforce our intellectual property rights.

In order to compete effectively in our developing industry, we must distinguish our product and service offerings from that of our competitors. Such distinction will depend partially on the strength of our enforcement efforts regarding our patents, trade secrets, trademarks, and similar intellectual property rights, which in turn depends on our ability to effectively assert our own intellectual property rights. If we are not able to effectively assert our intellectual property rights, we may not be able to distinguish our product and service offerings, which could have a material adverse effect on our business prospects. Further, our competitors may develop and use similar but distinct intellectual property, and we do not anticipate being able to prevent them from effectively competing with us despite our intention to invest substantially in the development and protection of our intellectual property.

Third parties claiming that we infringe their proprietary rights could cause us to incur significant legal expenses and prevent us from selling our products.

The software and Internet industries are characterized by the existence of a large number of patents, trademarks and copyrights and by frequent litigation based on allegations of patent infringement or other violations of intellectual property rights. As we expand our product offerings into areas where larger companies with large patent portfolios compete, the possibility of an intellectual property claim against us grows. We could receive claims that we have infringed the intellectual property rights of others, including claims regarding patents, copyrights and trademarks. Any such claim, with or without merit, could result in costly litigation and distract management from day-to-day operations. If we are not successful in defending such claims, we could be required to stop selling our products, pay monetary amounts as damages, enter into royalty or licensing arrangements, or satisfy indemnification obligations that we have with some of our customers.

Our executive officers and directors may have interests that are different from, or in addition to, those of our stockholders generally.

Our executive officers and directors may have interests that are different from, or are in addition to, those of our stockholders generally. These interests include having subordinated debt with a balance of $802,132 at September 30, 2008 secured by a security interest in substantially all of our assets, the provision and continuation of indemnification and insurance arrangements for our directors, as well as certain other interests described under "Certain Relationships and Related Party Transactions, and Director Independence" below in this Item 2.01. Notably, our current President, Chairman and Chief Executive Officer, Robert H. Lorsch, controls 26.5% of our voting capital stock. Mr. Lorsch's beneficial ownership of a significant amount of our capital stock might delay or prevent a change in control and may impede or prevent transaction in which stockholders might otherwise receive a premium for their shares.

Risks Related to Our Common Stock

Our stock price is expected to continue to be volatile, and the market price of our common stock may drop further.

The market price of our common stock could continue to be subject to significant fluctuations following the Merger. Moreover, the stock markets in general have experienced substantial volatility that has often been unrelated to the operating performance of individual companies. These broad market fluctuations may also adversely affect the trading price of our common stock. In the past, following periods of volatility in the market price of a company's securities, stockholders have often instituted class action securities litigation against those companies. Such litigation, if instituted, could result in substantial costs and diversion of management attention and resources, which could significantly harm our operating results, financial condition, profitability and/or reputation.

We do not expect to pay cash dividends, and accordingly, stockholders must rely on stock appreciation for any return on their investment.

We anticipate that we will retain our earnings, if any, for future growth and therefore do not anticipate paying cash dividends in the future. As a result, only appreciation of the price of our common stock will provide a return to stockholders. Investors seeking cash dividends should not invest in our common stock.

Provisions in our amended and restated certificate of incorporation and amended and restated bylaws and applicable Delaware law may prevent or discourage third parties or our stockholders from attempting to replace our management or influencing significant decisions.

Provisions in our amended and restated certificate of incorporation and amended and restated bylaws may have the effect of delaying or preventing a change in control of our company or our management, even if doing so would be beneficial to our stockholders. These provisions include:

  dividing our Board of Directors into three classes serving staggered three-year terms;

  authorizing our Board of Directors to issue preferred stock without stockholder approval;

  prohibiting cumulative voting in the election of directors;

  prohibiting stockholder actions by written consent;

  limiting the persons who may call special meetings of stockholders;

  prohibiting our stockholders from making certain changes to our certificate of incorporation or bylaws except with 66.7% stockholder approval; and

  requiring advance notice for raising business matters or nominating directors at stockholders' meetings.

We are also subject to provisions of the Delaware corporation law that, in general, prohibit any business combination with a beneficial owner of 15% or more of our common stock for five years unless the holder's acquisition of our stock was approved in advance by our Board of Directors. Together, these charter and statutory provisions could make the removal of management more difficult and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our common stock.

There is currently a limited trading market for our common stock, which may limit our stockholders' ability to sell shares of our stock.

Our common stock is currently quoted on the over-the-counter bulletin board, or OTC BB. Because of the limited trading volume on the OTC BB of our common stock and the penny stock regulations described below, our investors may not be able to sell their shares due to the absence of a trading market.

We may be subject to penny stock regulations and restrictions, which could make it difficult for stockholders to sell their shares of our stock.

SEC regulations generally define "penny stocks" as equity securities that have a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. As of January 30, 2009, the last sale price for our common stock was $0.12 per share. If we do not fall within any exemptions from the

"penny stock" definition, we will be subject to Rule 15g-9 under the Exchange Act, which regulations are commonly referred to as the "Penny Stock Rules." The Penny Stock Rules impose additional sales practice requirements on broker-dealers prior to selling penny stocks, which may make it burdensome to conduct transactions in our shares. If our shares are subject to the Penny Stock Rules, it may be difficult to sell shares of our stock, and because it may be difficult to find quotations for shares of our stock, it may be impossible to accurately price an investment in our shares. There can be no assurance that our common stock will qualify for an exemption from the Penny Stock Rules, or that if an exemption currently exists, that we will continue to qualify for such exemption. In any event, we are subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of a penny stock if the SEC determines that such a restriction would be in the public interest.

A majority of our issued and outstanding shares of common stock are restricted securities and may not be freely resold to the public. When the restriction on any or all of these shares is lifted, and the shares are sold in the open market, the price of our common stock could be adversely affected.

Currently, as a result of the Merger, a majority of our issued and outstanding shares of common stock are "restricted securities" as defined under Rule 144 promulgated under the Securities Act of 1933, as amended, and may only be sold pursuant to an effective registration statement or an exemption from registration, if available. Although Rule 144 may not be immediately available to permit resales of shares received in the Merger or issued upon the exercise of warrants issued pursuant to the Creditor Plan because of our former shell company status, once available, and given the number of shares that would no longer be restricted, sales of shares by our shareholders, whether pursuant to Rule 144 or otherwise, could have an immediate negative effect upon the price of our common stock.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and related notes and the description of our business appearing elsewhere in this current report on Form 8-K. This discussion contains forward-looking statements, the accuracy of which involves risks and uncertainties. See "Cautionary Note Regarding Forward-Looking Statements" above in this current report on Form 8-K. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in "Risk Factors" above in this Item 2.01.

Overview

Background and Basis of Presentation

As described above, on January 27, 2009, we consummated a business combination with MMR through a merger of our wholly-owned subsidiary with and into MMR pursuant to the terms of the Merger Agreement. In connection with the Merger, MMR became our wholly-owned subsidiary, with the former stockholders of MMR collectively owning (or having the right to acquire) shares of our common stock representing approximately 60.3% of the voting power of our capital stock on a fully diluted basis.

For accounting purposes, the Merger was treated as a reverse acquisition with MMR being the accounting acquirer. Accordingly, the historical financial results prior to the Merger are those of MMR and replace our historical financial results as we existed prior to the Merger. Our results of operations are included in MMR's financial results beginning on January 27, 2009. The following discussion of our financial condition and results of operations has been prepared using the financial statements of our wholly-owned subsidiary, MMR, for the fiscal years ended December 31, 2007 and 2006 and the nine months ended September 30, 2008 included elsewhere in this current report on Form 8-K. The results of operations and financial condition for those periods do not reflect our company on a consolidated basis.

MMR was incorporated in Delaware in 2005 and is headquartered in Los Angeles, CA. We provide users easy and ready access to medical records and other vital documents through our principal product, the MyMedicalRecords PHR, an easy-to-use, secure web-based personal health record system.

Source of Revenues

Our revenues are derived from the provision of services, which are comprised of facilitating electronic access to consumer medical records and other vital documents, as well as international licensing of our services. We offer our services to subscribers either on a direct subscription basis or an "access" basis through various types of organizations, and in both cases, we record these revenues under "Subscriber" in our income statement. On a direct subscription basis, which we use when we market our products direct to consumers or wholesale through corporations to their employees, or through affinity and membership organizations to their members, the subscriber pays us directly with a credit card or Paypal account either on a monthly or annual plan. On an access basis, which we currently use only with corporations, affinity and membership organizations, hospitals and other business to business customers, we charge a monthly fee to the organization based on the number of users who will have access to our services through such organization, whether or not such users actually enroll. Revenues from subscriptions accounted for 58.7%, 56.7% and 69.9% of our total revenues in the first nine months of 2008, and in 2007 and 2006, respectively.

We also generate revenues from licensing the sale and marketing of our services internationally and, to a lesser extent, from ancillary fee payments. We record these licensing and other ancillary revenues under "License and Other Fees" in our income statement. When we enter into a licensing arrangement, we are sometimes paid an up front license fee and typically receive ongoing royalty payments that are often based on a percentage of revenue earned by our licensee. These fees are recognized over the license period. When we receive ancillary one-time payments, we record them when services or products are delivered. Revenues from licensing and other fees accounted for 41.3%, 43.3% and 30.1% of our total revenues in the first nine months of 2008, and in 2007 and 2006, respectively.

Cost of Revenue

Our cost of revenue includes the cost of maintaining our voice and fax mailboxes, long-distance call transport costs, fax and voice call processing costs, credit card transaction processing costs, web hosting and management fees, website maintenance and support costs, and costs associated with creating and mailing enrollment packages to our subscribers. Cost of revenue also includes customer service costs. We also charge to cost of revenue our direct selling costs, which include commissions paid to sales representatives who sell our wholesale and access based accounts.

Operating Expenses

The largest component of our operating expenses are our general and administrative expenses, which include personnel salaries and benefits, office rent and supplies, insurance costs, fees for legal and professional services, as well as our expenses for corporate telecommunications and internet access not associated with our products. Our operating expenses also include sales and marketing expenses (which include expenses associated with attending trade shows and travel costs, as well as a portion of personnel salaries allocated to sales and marketing activities), as well as technology development expenses (which includes expenses related to research and development as well as a portion of personnel salaries allocated to development activities).

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses, and related disclosures in the financial statements. Critical accounting estimates and assumptions are those that may be material due to the levels of subjectivity and judgment necessary to account for highly uncertain matters or the susceptibility of such matters to change, and that have a material impact on financial condition or operating performance. We base our estimates and judgments on our experience and on various other factors that we believe to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. We believe the following critical accounting policies used in the preparation of our financial statements require significant judgments and estimates. For additional information relating to these and other accounting policies, see note 3 to our financial statements appearing elsewhere in this current report on Form 8-K.

Revenue Recognition

In general, we recognize revenue for the provision of such services only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the service is performed and the collectability of the resulting receivable is reasonably assured.

We follow the provisions of Staff Accounting Bulletin ("SAB") No. 104, Revenue Recognition in Financial Statements ("SAB 104") and accordingly, we recognize annual recurring subscription fees paid in advance on a straight line bases over the subscription period. In addition, we follow the provisions of Emerging Issues Task Force ("EITF") 00-21, Revenue Arrangements with Multiple Deliverables, and accordingly, we defer recognition of upfront fees paid under our licensing agreement and recognize them over the period covered by the licensing agreement, and similarly, we defer recognition of minimum guaranteed royalty fees paid in advance under our licensing agreement and recognize them in the period to which they relate.

Accounting for Income Taxes and Uncertain Tax Positions

Deferred income taxes result primarily from temporary differences between financial and tax reporting. Deferred tax assets and liabilities are determined based on the difference between the financial statement basis and tax basis of assets and liabilities using enacted tax rates. Future tax benefits are subject to a valuation allowance when management is unable to conclude that deferred tax assets will more likely than not be realized from the results of operations. At each of the financial statement dates presented, we recorded a full valuation allowance against deferred income taxes due to our limited operating history and net losses recorded since inception. Our estimate for the valuation allowance for deferred tax assets requires management to make significant estimates and judgments about projected future operating results. If actual results differ from these projections or if management's expectations of future results change, it may be necessary to adjust the valuation allowance.

We have generated losses for federal and state income tax reporting since inception. These tax losses are available for carryforward until their expiration. In addition to potential expiration, there are other factors that could limit our ability to use our federal and state tax loss carryforwards. For example, use of prior net operating loss carryforwards can be limited after an ownership change, such as the Merger. Accordingly, it is not certain how much of our existing net operating loss carryforwards will be available for use. In addition, we must generate taxable income in the future in order to use net operating loss carryforwards that have not expired.

Effective January 1, 2007, we began to measure and record uncertain tax positions in accordance with Financial Accounting Standards Board ("FASB") Interpretation Number ("FIN") 48 Accounting for Uncertainty in Income Taxes ("FIN 48") an Interpretation of Statement of Financial Accounting Standards ("SFAS") No. 109. FIN 48 prescribes a threshold for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Only tax positions meeting the more-likely-than-not recognition threshold at the effective date may be recognized or continue to be recognized upon adoption of this Interpretation. FIN 48 also provides guidance on accounting for derecognition, interest and penalties, and classification and disclosure of matters related to uncertainty in income taxes. Accounting for uncertainties in income tax positions under FIN 48 involves significant judgments by management.

Intangible Assets

We account for website development costs in accordance with the provisions of EITF 00-2, Accounting for Website Development Costs, and with SFAS No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed. Pursuant to these provisions we capitalize internally developed website costs when the website under development has reached technological feasibility. These costs are amortized, typically over an estimated life of five years, using the larger of the amount calculated using the straight-line method or the amount calculated using the ratio between current period gross revenues and the total of current period gross revenues and estimated future gross revenues. At each balance sheet date, we evaluate the unamortized capitalized website costs compared to the net realizable value. The amount by which the unamortized capitalized website costs exceed its net realizable value is written off. The determination of estimated future gross revenues requires the exercise of judgment and assumptions by our management and actual results could vary significantly from such estimates.

Impairment of Long-Lived Assets and Intangibles

We evaluate long-lived assets and identifiable intangible assets with finite useful lives under the provisions of SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, and accordingly, management reviews our long-lived assets and identifiable intangible assets with finite useful lives for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. We recognize an impairment loss when the sum of the future undiscounted net cash flows expected to be realized from the asset is less than its carrying amount. If an asset is considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds its fair value, which is determined using the projected undiscounted future net cash flows. Considerable judgment is necessary to estimate the fair value of the assets and accordingly, actual results could vary significantly from such estimates. Our most significant estimates and judgments relating to the long-lived asset impairments include the timing and amount of projected future cash flows.

Share-Based Compensation

We recognize compensation expense, under the provisions of SFAS No. 123 (R), Share-Based Payment. As a result, we recognize compensation expense in an amount equal to the estimated fair value of stock-based awards and issuances, such as stock options granted to employees and non-employees and restricted stock awards. This estimation of the fair value of each stock-based grant or issuance on the date of grant involves numerous assumptions by management. Although we calculate the fair value of each stock option under the Black Scholes option pricing model, which is a standard option pricing model, this model still requires the use of numerous assumptions. Assumptions used in this model include, among others, the expected life (turnover), assumptions as to volatility of the underlying equity security, and expected dividends. The model and assumptions also attempt to account for changing employee behavior as the stock price changes and capture the observed pattern of increasing rates of exercise as the stock price increases. Because we do not have adequate historic data regarding exercise rates and determined that MMR's options are "plain vanilla," in accordance with SAB No. 110, we assigned the expected life equal to the midpoint between the vesting period and the contractual option termination. Further, because there is no public market for MMR's shares, the expected volatility is based on ranges for similar companies. The use of different public company comparables in our assumptions and other assumptions by management in the Black Scholes option pricing model could produce substantially different results.

Recent Accounting Pronouncements

In December 2007, FASB issued SFAS No. 141 (revised 2007), Business Combinations ("SFAS 141R"). SFAS 141R establishes principles and requirements for how an acquirer in a business combination: (i) recognizes and measures the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; (ii) recognizes and measures the goodwill acquired in a business combination or gain from a bargain purchase; and (iii) determines what information to disclose to enable financial statement users to evaluate the nature and financial effects of the business combination. SFAS 141R is applicable prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. After its effective date, SFAS No. 141R would have an impact on the accounting for any business we may acquire in the future.

For a description of the foregoing and other recent accounting pronouncements that are not expected to have a significant impact on our financial statements, see note 3(o) to our financial statements appearing elsewhere in this current report on Form 8-K.

Internal Control over Financial Reporting

In connection with the audit for the years ended December 31, 2007 and 2006, our independent public accounting firm identified significant deficiencies in our internal control over financial reporting that are material weaknesses. These included the following:

  Inadequate Financial Statement Close Process and Cut-Off. Because we did not perform a timely and efficient close of our financial records and did not require supporting documentation for all closing journal entries, we were required to make a significant amount of post-closing entries to adjust our financial statements to comply with generally accepted accounting principles.

  Lack of Financial Expertise and Accounting Staff. We have very limited accounting personnel and limited access to experts due to our limited cash situation. Because of these limitations, we misapplied accounting literature and authoritative guidance, which lead to errors in our financial statements.

  Lack of Supporting Documentation and Schedules. Because of the small size of our Company prior to the Merger and the informal nature of our relationships with many of our consultants and directors, we did not always formally and promptly document equity-related transactions or maintain detailed accounting records supporting all cash transactions. This lack of supporting documentation and schedules led to errors in determining the impact on our financial statements of these transactions.

  Inadequate Journal Entry Review Process. Because of the small size of our Company prior to the Merger, our journal entries were not reviewed and authorized by a person who has responsibility for oversight. This lack of oversight could lead to unauthorized entries, management override of controls or the concealment of errors and fraud.

To remedy these material weaknesses, we plan to hire experienced accounting staff with SEC public company experience and hire an outside consultant to develop and implement formal policies and procedures regarding the preparation of our financial statements.

Factors Affecting Future Results

We have incurred losses since inception and our ability to achieve profitability in the near term is primarily dependent on our ability to invest capital in our business to increase revenues while controlling and limiting expenses at a rate slower than revenue growth. Some of the current conditions and factors that we expect could have a significant impact on our future results are:

  Our ability to raise capital in order to meet our financial obligations and invest in our business to grow revenues;
  The pace of market adoption of our current and future products;
  Our ability to launch new products; and
  Managing costs while building up an effective sales and service delivery organization for our products.

Restatement of 2005 Financial Statements

In March 2005, we issued notes payable to MMR Partners, at the time a related party, which provided that the notes were convertible in the event of a future offering. In September 2005, when we began issuing MMR's Series A Preferred Stock at $1.00 per share, the notes payable became convertible into Series A Preferred Stock at the option of MMR Partners at a discounted offering price of $0.80 per share. In connection with examination of our accounting for the conversion feature, we determined that we had made an error in our application of the relevant accounting principles under EITF 98-5, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios, and EITF 00-27, Application of Issue No. 98-5 to Certain Convertible Instruments, because we had not recorded a beneficial conversion feature for the difference between the discounted conversion price and the offer price of the Series A Preferred Stock. We determined the effect of the correction on our previously issued financial statements and restated the opening retained earnings and additional paid in capital at December 31, 2005. As a result of the restatement, retained earnings decreased by $143,750 and additional paid in capital increased by $143,750 to record the beneficial conversion feature.

Results of Operations

The following table sets forth items in our statements of operations for the periods indicated.

	For the year ended December 31,		For the nine months ended September 30,
	2006	2007	2007	2008
			(unaudited)
Revenues
Subscriber	$9,759	$122,563	$71,347	$192,820
License and Other Fees	4,199	93,527	67,528	135,486
Total	13,958	216,090	138,875	328,306
Cost of revenue	(132,047)	(319,447)	(220,543)	(299,315)
Gross Profit (Loss)	(118,089)	(103,357)	(81,668)	28,991
Operating Expenses	3,559,897	2,914,530	2,514,577	1,934,748
Other Income (Expenses)	450,277	(108,519)	(64,180)	(284,834)
Net Loss	$(3,227,709)	$(3,126,406)	$(2,660,425)	$(2,190,591)

Comparison of Nine Months Ended September 30, 2008 to Nine Months Ended September 30, 2007

Revenues. Revenues increased to $328,306 for the nine months ended September 30, 2008 from $138,875 for the nine months ended September 30, 2007 primarily due to significant growth in both subscriber revenues, which resulted from growth in our corporate customer base, as well as growth in license and other fees revenues, primarily due to higher royalty payments and platform access fees from our international licensees.

Cost of revenue. Our cost of revenue increased to $299,315 for the nine months ended September 30, 2008 from $220,543 for the nine months ended September 30, 2007, primarily as a result of the added costs for telephone numbers associated with the larger number of subscribers, and the need to support two separate web platforms for two different customer groups. We had a gross profit and positive gross margin of 8.8% in the first nine months of 2008 compared to negative gross margin and a gross loss in the same period in 2007. The primary reason for improvement in our gross profit and margin in 2008 was because our revenues increased sufficiently to cover the fixed cost components of our costs of revenue and there was an increase in minimum guaranteed royalty payments with no corresponding cost increase.

Operating expenses. The following table sets forth the individual components of our operating expenses for the nine months ended September 30, 2008 and 2007:

	For the nine months ended September 30,
	2007	2008
	(unaudited)
Operating expenses:
General and Administrative Expenses	$1,435,795	$1,081,046
Sales and Marketing Expense	873,705	738,462
Technology Development	205,077	115,240
Total	$2,514,577	$1,934,748

Operating expenses decreased to $1,934,748 for the nine months ended September 30, 2008, from $2,514,577 for the nine months ended September 30, 2007 primarily due to the decrease in our general and administrative expenses, which decreased 24.7%, primarily because of a reduction in personnel and discretionary expenditures on account of a limited cash situation, as well as the fact that our general and administrative expenses were higher than usual in the first nine months of 2007 because of increased legal costs associated with the litigation against a former director and shareholder as described in note 12 to our financial statements appearing elsewhere in this Form 8-K. In addition, a portion of the decrease is attributable both to decreases in sales and marketing expenses and technology development expenses as we curtailed spending and investment in promoting and developing our products in 2008 because of our decreased liquidity in the first nine months of 2008 as compared to the first nine months of 2007.

Other Income (Expenses). We had other expenses of $284,834 for the nine months ended September 30, 2008, an increase from $64,180 for the nine months ended September 30, 2007, primarily as a result of increased interest expenses on the line of credit payable to The RHL Group, Inc. The line of credit was entered into in July 2007 giving only a two month period during which interest costs were incurred in the first nine months of 2007 and a lower outstanding balance at period end ($246,831 at September 30, 2007), as compared to incurring interest expense for the entire period in 2008 and a higher outstanding balance ($802,132 at September 30, 2008) at period end.

Net loss. As a result of the foregoing, we had a net loss of $2,190,591 for the nine months ended September 30, 2008 compared to a net loss of $2,660,425 for the nine months ended September 30, 2007.

Deemed Dividend. For the nine months ended September 30, 2008, we had a deemed dividend of $35,507 compared to nil in the same period in 2007. The deemed dividend was in relation to common stock issued as an incentive to purchasers of our Series B Preferred Stock and Series C Preferred Stock as described in note 10 to our financial statements appearing elsewhere in this current report on Form 8-K.

Comparison of Year Ended December 31, 2007 to December 31, 2006

Revenues. Revenues increased to $216,090 for the year ended December 31, 2007 from $13,958 for the year ended December 31, 2006 primarily due to significant increases in both subscriber revenues and revenues from licensing and other fees. Subscriber revenues increased primarily because of growth in our business and customer base, and growth in revenues licensing and other fees was primarily due to our licensing arrangement for the sale of our products in Australia, which started generating revenues in 2007.

Cost of revenue. Our cost of revenue increased to $319,447 for the year ended December 31, 2007 from $132,047 for the year ended December 31, 2006 primarily as a result of growth in our business and subscriber base and because of the need to support two web platforms from April 2007 onwards for two different customer groups. We improved our gross margins and gross loss position in 2007 compared to 2006, primarily because we had more rapid growth in revenues than in cost of revenues.

Operating expenses. The following table sets forth the individual components of our operating expenses for the year ended December 31, 2007 and 2006:

	For the year ended December 31,
	2006	2007

Operating Expenses:
General and Administrative Expenses	$1,628,877	$1,588,911
Sales and Marketing Expense	1,667,996	1,080,457
Technology development	263,024	245,162
Total	$3,559,897	$2,914,530

Operating expenses decreased to $2,914,530 for the year ended December 31, 2007, from $3,559,897 for the year ended December 31, 2006 primarily due to a 35.2% decrease in our sales and marketing expense, and to a lesser extent, the slight decrease in our general and administrative expenses. Sales and marketing expense decreased primarily because we had less available capital to spend on such activities in 2007 and because we were required to devote time and effort to the legal proceedings we commenced against a former director and shareholder as described in note 12 to our financial statements appearing elsewhere in this Form 8-K, and consequently had less time to devote to sales and marketing activities. The decrease in our general and administrative expenses was partially offset by an increase in overhead associated with moving into new office space, an increase in staffing levels, as well as higher legal costs for the reason mentioned above.

Other income (expenses). We had other expenses of $108,519 for the year ended December 31, 2007 compared to other income of $450,277 for the year ended December 31, 2006. In 2006, other income includes a $500,000 one-time payment of a settlement fee from a third-party investor, which was only partially offset by interest and other expenses. In connection with the settlement, the third-party investor also purchased $500,000 of MMR's Series B Preferred Stock as described in note 9 to our financial statements appearing elsewhere in the current report on Form 8-K. In 2007, interest and other expenses more than doubled, primarily as a result of interest payments on our outstanding indebtedness in connection with our credit facility from The RHL Group, Inc., which we entered into in July 2007.

Net loss. As a result of the foregoing, we had a net loss of $3,126,406 for the year ended December 31, 2007 compared to a net loss of $3,227,709 for the year ended December 31, 2006.

Deemed Dividend. For the year ended December 31, 2007, we had a deemed dividend of $26,042 compared to nil in 2006. The deemed dividend was in relation to common stock issued as an incentive to purchasers of our Series B Preferred Stock and Series C Preferred Stock as described in note 10 to our financial statements appearing elsewhere in this current report on Form 8-K.

Liquidity and Capital Resources

We have incurred net losses of $2,190,591, $3,126,406 and $3,227,709 for the nine months ended September 30, 2008 and the years ended December 31, 2007 and 2006, respectively. Historically, we have issued capital stock and received funds from The RHL Group, Inc. (a significant shareholder wholly-owned by our Chairman and Chief Executive Officer) to operate our business. However, subsequent to the Merger and until we have repaid the obligations under the Creditor Plan, we do not expect to receive additional funding from The RHL Group, Inc. At September 30, 2008, we had $19,742 in cash and cash equivalents, and although management believes cash balances on-hand, cash generated from operations, and $785,000 of cash received from Old Favrille pursuant to the Promissory Notes (discussed below under "— Description of Indebtedness") and $692,000 of cash received at the closing of the Merger will be sufficient to fund our operating requirements through 2009, we will be required to obtain additional financing in order to meet the obligations for installment payments of up to $1,116,000 under the Creditor Plan (including payments under the transition employment agreements of our former Chief Executive Officer and former Chief Financial Officer) and the obligations under the subordinated secured indebtedness to The RHL Group, Inc. (which note payable had a balance of $802,132 at September 30, 2008), among other obligations. For additional information relating to the Creditor Plan see Item 1.01 and Exhibit 10.1 of our current report on Form 8-K filed on November 13, 2008, and for information relating to The RHL Group, Inc. see "— Related Party Transactions" below. For information regarding the transition employment agreements of our former CEO and former CFO, see Item 1.01 and Exhibits 10.17 and 10.18 to this current report on Form 8-K.

Cash Flows for the Nine Months Ended September 30, 2008 compared to Nine Months Ended September 30, 2007

Net cash used in operating activities for the nine months ended September 30, 2008 was $1,108,752. The reconciliation of net loss of $2,190,591 to net cash used in operating activities for the nine months ended September 30, 2008 included increases of $323,357 in a related party payable and $171,804 in accounts payable and accrued expenses, and non-cash charges of $333,401 for restricted common stock issued for services and $111,823 for depreciation and amortization.

Net cash used in operating activities for the nine months ended September 30, 2007 was $2,127,763. The reconciliation of net loss of $2,660,425 to net cash used in operating activities for the nine months ended September 30, 2007 included increases of $229,373 of accounts payable and accrued expenses and $185,131 in a related party payable, as well as non-cash charges of $192,827 for restricted common stock issued for services and $100,106 for depreciation and amortization. These were offset by a $193,241 increase in prepaid expenses and advances and a $196,000 decrease in compensation payable to related parties.

Our investing activities resulted in a net cash outflow of $1,340 for the nine months ended September 30, 2008 in connection with the purchase of property and equipment. In the first nine months of 2007, investing activities resulted in a net cash outflow of $278,751, primarily for website development and our advances made in connection with our initial investment in a joint venture to market and sell our services in Japan, Korea, China, Taiwan and Thailand. For information relating to this joint venture, see note 9 to our financial statements appearing elsewhere in this current report on Form 8-K and "— Commitments and Contingencies" below.

Cash provided from financing activities for the nine months ended September 30, 2008 and 2007 was $1,118,383 and $1,790,280, respectively. In 2008, financing activities included primarily proceeds generated from the sale of preferred stock and net proceeds from draw downs on our line of credit from The RHL Group, Inc., a significant stockholder wholly-owned by Robert H. Lorsch, our Chairman, Chief Executive Officer and President. In 2007, financing activities consisted of primarily the issuance of preferred stock, and to a lesser extent, proceeds from our line of credit from The RHL Group, Inc.

As of September 30, 2008, we had cash and cash equivalents of $19,742 compared to an overdraft of $50,965 at September 30, 2007.

Cash Flows for the Year Ended December 31, 2007 compared to Year Ended December 31, 2006

Net cash used in operating activities for the year ended December 31, 2007 was $2,347,196. The reconciliation of net loss of $3,126,406 to net cash used in operating activities for the year ended December 31, 2007 included an increase of $245,210 in a related party payable and $191,584 in accounts payable and accrued expenses, as well as non-cash charges of $265,557 for restricted common stock issued for services and $137,330 for depreciation and amortization, which were offset by a $196,000 decrease in compensation payable to related parties and a $83,275 increase in prepaid expenses and advances.

Net cash used in operating activities for the year ended December 31, 2006 was $2,939,176. The reconciliation of net loss of $3,227,709 to net cash used in operating activities for the year ended December 31, 2006 included increases of $196,000 in compensation payable to a related party and $135,704 in accounts payable and accrued expenses, and non-cash charges of $62,871 for depreciation and amortization, $56,250 for a beneficial conversion feature on the convertible notes issued to MMR Partners and $45,833 of deferred revenue, which were offset by a $73,874 increase in related party receivables, a $71,699 increase in a related party payable, a $44,337 increase in deposits and a $47,215 increase in prepaid expenses and advances.

We used $278,751 of cash for investing activities for the year ended December 31, 2007, primarily for website development and our initial investment in a joint venture to market and sell our services in Japan, Korea, China, Taiwan and Thailand. For information relating to this joint venture, see note 9 to our financial statements appearing elsewhere in this current report on Form 8-K and "— Commitments and Contingencies" below. In 2006, investing activities resulted in a net cash outflow of $327,787, primarily for website development and, to a lesser extent, the purchase of property and equipment.

We generated $2,072,127 and $3,752,981 from financing activities for the years ended December 31, 2007 and 2006, respectively, primarily as a result of the issuance of preferred stock in both years, and in addition, in 2007, from proceeds from a line of credit extended by The RHL Group, Inc.

As of December 31, 2007, we had cash and cash equivalents of $11,450 compared to cash and cash equivalents of $565,269 at December 31, 2006.

Description of Indebtedness

The RHL Group, Inc.

In July 2007 we issued a promissory note to The RHL Group, Inc., a California corporation wholly-owned by Robert H. Lorsch, our Chairman and Chief Executive Officer, to borrow up to $100,000 under a revolving line of credit, which was subsequently increased to $1,000,000 in August 2007. In July 2007, we also entered into a Security Agreement, pursuant to which MMR granted a blanket security interest to The RHL Group, Inc. over all of MMR's assets in order to secure the satisfaction of its obligations under the note. Interest on outstanding loan balances under the note accrued at a rate equal to the lesser of the Wall Street Journal Prime Lending Rate (7.5% on August 23, 2007) plus 3% or the maximum rate allowed by law under the California Constitution (5% per annum) plus the rate prevailing at the Federal Reserve Bank of San Francisco on November 25, 2007, for advances to member banks. In addition to interest, The RHL Group, Inc. received one share of MMR common stock for each dollar drawn on the line of credit, in increments of 100,000, with a minimum grant of 400,000 shares, for each three month term of the line. In addition, we were required to maintain certain financial covenants.

In August 2008, we entered into the Second Amended and Restated Promissory Note Agreement (the "RHL Note") with The RHL Group, Inc., for the renewal of the $1,000,000 secured line of credit on substantially the same terms, with the one change being the quarterly grant of shares under the earlier agreement was accelerated to a one time grant of 5,000,000 common shares (including 4,413,053 shares of Treasury stock) for borrowings of up to $1,000,000 at any time during the twelve month term of the renewal ending on July 31, 2009. In addition, The RHL Group, Inc. also receives one share of common stock for each dollar of the line of credit, in increments of 100,000, for each 3 month term of the line for borrowings over $1,000,000. The entire unpaid principal and any unpaid interest under the note is due and payable on July 31, 2009.

The amount of outstanding principal and interest on the renewal date was $751,174. As at September 30, 2008, we had an outstanding balance on the RHL Note of $802,132. Interest expense on this note for the year ended December 31, 2007 and the nine months ended September 30, 2008 was $9,960 and $42,054, respectively, and the unpaid balance of interest was $1,525 and $24,963, respectively. MMR issued the RHL Group, Inc. a total of 800,000 common shares valued at $104,000 under the terms of this agreement during the year ended December 31, 2007, and 1,400,000 common shares valued at $210,000 during the nine months ended September 30, 2008, which are included in interest expense.

At December 31, 2007 and September 30, 2008, we were in compliance with all of our covenants, including the requirement that at any time after September 1, 2007, we have at least $125,000 in cash, including availability under this line of credit or such other amount as necessary to maintain operations through the subsequent thirty (30) days.

As contemplated by the Merger Agreement and the Creditor Plan, as a condition to the Merger, at the effective time of the Merger, MMR and The RHL Group, Inc. entered into an Allonge to the RHL Note and the Security Agreement pursuant to which The RHL Group, Inc. agreed to suspend certain of its rights under the Security Agreement and the RHL Note until the earlier of (a) the date that we repay all amounts outstanding under any promissory notes issued to Old Favrille's creditors under the Creditor Plan, (b) the date that we deposit into an escrow fund the maximum amount of cash payable in satisfaction of the promissory notes issued to Old Favrille's creditors under the Creditor Plan or (c) ten days after the two year anniversary of the closing date of the Merger. The suspended rights include any right of The RHL Group, Inc. to (1) declare a default or event of default under the Security Agreement or the RHL Note, (2) accelerate the maturity date of the RHL Note, (3) exercise any of its principal remedies for a default or event of default under the Security Agreement, (4) assign the RHL Note, the proceeds of the RHL Note or to otherwise negotiate the RHL Note and (5) receive payment of the outstanding principal and interest owing under the RHL Note. A copy of the RHL Note, Security Agreement and the Allonge are filed as Exhibits to this current report on Form 8-K and are incorporated by reference herein.

Promissory Notes

On October 1, 2008, concurrent with the execution of the term sheet for the Merger, Old Favrille advanced MMR $100,000 pursuant to a promissory note issued by MMR to Old Favrille dated September 30, 2008 (the "First Bridge Note"), which is to be used solely for paying MMR's out of pocket expenses incurred in connection with the Merger. On November 10, 2008 (the first business day after execution of the Merger Agreement), Old Favrille advanced MMR an additional $500,000 pursuant to a promissory note issued by MMR to Old Favrille (the "Second Bridge Note,") and on December 22, 2008, January 8, 2009 and January 15, 2009, Old Favrille advanced MMR an additional $100,000, $35,000 and $50,000, respectively, pursuant to promissory notes issued by MMR to Old Favrille (the "Supplemental Bridge Notes" and together with the First Bridge Note and the Second Bridge Note, the "Promissory Notes") in each case, solely for MMR's use in paying its out of pocket expenses incurred in connection with the Merger and its operating expenses. Principal outstanding under the Promissory Notes accrued interest at the applicable federal rate of interest per annum, or the maximum rate permissible by the laws in California relating to permissible rates of interest on commercial loans, whichever is less. Because the Merger occurred, the principal and interest under the Promissory Notes has automatically been treated as a contribution to capital to MMR and the Promissory Notes have been fully discharged in accordance with their terms.

Commitments and Contingencies

Under the terms of an agreement with an investor who purchased $500,000 of Series B Preferred shares in 2006, we were required to invest $250,000 in a joint venture with the investor to establish an entity to market and sell our services in Japan, China, Korea, Taiwan and Thailand. To date, we have paid $100,000 of this amount, which is shown on the balance sheet as Advances - Related Party, but the joint venture has not been incorporated, has not commenced operations and there are no employees. In September 2007, The RHL Group, Inc., provided the investor with a guarantee that we would meet our remaining payment obligations under this agreement. In consideration for this guarantee, we granted The RHL Group, Inc. 300,000 shares of restricted common stock valued at $39,000.

For additional information relating to this and other commitments and contingencies, please see note 9 to our financial statements appearing elsewhere in this Form 8-K.

Off-Balance Sheet Arrangements

As of September 30, 2008 and December 31, 2007, we had no off-balance sheet arrangements.

Related Party Transactions

Our President, Chairman and Chief Executive Officer, Robert H. Lorsch, is also the Chief Executive Officer of The RHL Group, Inc. and owns all of the capital stock of The RHL Group, Inc. Mr. Lorsch directly, and indirectly through The RHL Group, Inc., beneficially owns approximately 24.9% of our total outstanding voting stock. The RHL Group, Inc. has loaned money to MMR pursuant to a secured note, which has been modified pursuant to the Allonge entered into in connection with the Merger. See "— Description of Indebtedness — The RHL Group, Inc." above.

During 2005 and 2006 we occupied space and had access to employees and equipment pursuant to a sublease from The RHL Group, Inc., pursuant to which we paid The RHL Group, Inc. an aggregate $315,000 in 2006. From August 2006 through August 2008 we leased space to The RHL Group, Inc. at no cost at our former Santa Monica office space, which we have since vacated. Since August 2008, we have occupied space pursuant to a sublease from Robert H. Lorsch, for which we pay $3,000 per month plus utilities, which expires in April 2009.

In August 2007, we entered into a month-to-month lease with The RHL Group, Inc. for the use of furniture and art for our offices, for a total of $1,000 per month. We incurred expenses of $12,000 and $5,000 for the years ended December 31, 2007 and 2006, respectively, related to this arrangement and included in related party payables at December 31, 2007 and 2006 was $2,000 and $0 respectively, with respect to these leases.

For more information relating to our related party transactions, see note 12 to our financial statements appearing elsewhere in this current report on Form 8-K and "Certain Relationships and Related Party Transactions, and Director Independence" below in this Item 2.01.

The RHL Group, Inc. also has a consulting arrangement with MMR. A copy of the consulting agreement is filed as an Exhibit to this current report on Form 8-K. The terms of the consulting agreement are described below under "Certain Relationships and Related Party Transactions, and Director Independence" below in this Item 2.01.

SECURITY OWNERSHIP
OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows certain information regarding the beneficial ownership of our common stock held by:

  each person or group who is the beneficial owner of more than 5% of our common stock;

  each of our current directors and executive officers; and

  all of our directors and executive officers as a group.

The number of shares beneficially owned by each entity, person, director or executive officer is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares over which the individual has the sole or shared voting power or investment power, and includes any shares that the individual has the right to acquire within 60 days of the date of this current report on Form 8-K through the exercise of any stock option or other right.

To our knowledge, except as set forth in the footnotes to this table, the voting agreements and subject to applicable community property laws, each person or entity named in the table has sole voting and dispositive power with respect to the shares set forth opposite such person's or entity's name. The following table assumes that there are 121,111,716 shares of our common stock issued and outstanding immediately following the Merger, which reflects (i) 41,299,598 shares of common stock issued and outstanding immediately prior to the Merger, (ii) the issuance of 79,812,118 shares of common stock to MMR stockholders in the Merger but (iii) does not include 12,787,078 shares issuable pursuant to outstanding options and warrants held by former MMR option holders and warrant holders, (iv) does not include 9,563,841 shares issuable pursuant to outstanding options and warrants held by option holders and warrant holders prior to the Merger and (v) does not include 9,999,992 shares of our common stock issuable pursuant to warrants issued January 27, 2009 to our former Chief Executive Officer, former Chief Financial Officer and cetain other former officers and directors and their affiliates pursuant to the Creditor Plan.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options or warrants that are either immediately exercisable or exercisable within 60 days of the date of this current report on Form 8-K. These shares are deemed to be outstanding and beneficially owned by the person holding those options or warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Name and Address(1) of Beneficial Owner, Director or Executive Officer	Amount and Nature of Beneficial Ownership	Percentage of Common Stock Outstanding
The RHL Group, Inc.	30,179,892	24.9%
Robert H. Lorsch (2), (3)	32,805,276	26.5%
Hector V. Barreto, Jr. (4)	1,165,014	*
David A. Boyden	0	*
Douglas H. Helm (5)	591,716	*
George Rebensdorf (6)	804,024	*
Bernard Stolar (7)	1,165,014	*
Jack Zwissig (8)	1,304,488	1.1%
Naj Allana (9)	3,060,019	2.5%
All current directors and executive officers as a group (8 persons)	40,895,551	32.2%

* Less than 1% ownership of our common stock.

  Each individual beneficial owner's address is c/o MyMedicalRecords, Inc., 2934½ Beverly Glen Circle, Suite 702, Los Angeles, California, 90077.
  Includes 30,179,892 shares held by The RHL Group, Inc., a California corporation wholly-owned by Mr. Lorsch.
  Includes 2,625,384 shares of common stock subject to stock options held by Mr. Lorsch.
  Includes 492,259 shares of common stock subject to stock options held by Mr. Barreto.
  Includes 301,185 shares held by Mr. Helm through the Douglas Herald Helm and Colleen Joy Helm Revocable Trust of which Mr. Helm is a trustee. In his capacity as a trustee of such trust, Mr. Helm is deemed to have beneficial ownership of all of our shares held by the Douglas Herald Helm and Colleen Joy Helm Revocable Trust. Includes 26,125 shares of common stock jointly controlled by Mr. Helm and Mr. Helm's son and 39,500 shares of common stock jointly controlled by Mr. Helm and Mr. Helm's daughter. Includes 26,091 shares of common stock subject to warrants issued to Mr. Helm immediately prior to the Merger pursuant to the Creditor Plan.
  Includes 196,903 shares of common stock subject to stock options held by Mr. Rebensdorf.
  Includes 492,259 shares of common stock subject to stock options held by Mr. Stolar.
  Includes 164,086 shares of common stock subject to stock options held by Mr. Zwissig.
  Includes 1,804,951 shares of common stock subject to stock options held by Mr. Allana.

DIRECTORS AND EXECUTIVE OFFICERS

Resignation of Executive Officers and Directors Prior to the Merger

Immediately prior to the completion of the Merger, all of Old Favrille's then executive officers and directors resigned. For more information regarding the resignation of Old Favrille's officers and directors see Item 5.02 to this current report on Form 8-K, which is incorporated by reference herein.

Executives Officers and Directors After the Merger

Our Board of Directors is currently comprised of seven directors and is divided into three classes, with each class serving a staggered three-year term. Effective upon the consummation of the Merger, the following individuals were appointed to the three classes of directors with terms expiring as follows:

Doug H. Helm - 2009 annual meeting
Jack Zwissig - 2009 annual meeting
David A. Boyden - 2010 annual meeting
George Rebensdorf - 2010 annual meeting
Hector V. Barreto, Jr. - 2011 annual meeting
Bernard Stolar - 2011 annual meeting
Robert H. Lorsch - 2011 annual meeting

The following table lists the names and ages as of January 27, 2009, and positions of the individuals who serve as our directors and executive officers:

Name	Age	Position
Robert H. Lorsch	58	Chairman of the Board; President and Chief Executive Officer
Hector V. Barreto, Jr.	47	Director
David A. Boyden	48	Director
Douglas H. Helm	67	Director
George Rebensdorf	54	Director
Bernard Stolar	62	Director
Jack Zwissig	60	Director
Naj Allana	47	Senior Vice President and Chief Financial Officer
Dianne D. Baker	52	Vice President, Strategic Business Relationships

Robert H. Lorsch, Chairman of the Board; President and Chief Executive Officer. Since 2005, Mr. Lorsch has served as the Chairman, President and Chief Executive Officer of MMR. He is also Chairman and Chief Executive Officer of The RHL Group, Inc., a private equity and business management consulting firm Mr. Lorsch formed in April 1998. In 1994, he co-founded SmarTalk TeleServices, Inc., leading the company through a successful public offering in 1996 and building it into one of the largest providers of prepaid telecommunications products and services, serving as its Chairman and Chief Executive Officer until February 1998, following which SmarTalk moved its headquarters from Los Angeles to Dublin, Ohio with different management following its acquisition of ConQuest Telecommunication Services Corp. The combined company's assets subsequently were liquidated and sold to AT&T in March 1999. In 1986, Mr. Lorsch founded the Lorsch Creative Network, a consulting company that developed marketing, advertising and interactive sales promotions campaigns for nationally and internationally recognized clients. Mr. Lorsch also served on the Personal Health Record Steering Committee of the Healthcare Information and Management Systems Society from 2006 to 2007. Mr. Lorsch is a Member of the Board of Trustees of the California Science Center; Member of the Board of Governors, Cedars-Sinai Medical Center; Member of the Board and of the Executive Committee of D.A.R.E. America; and Member of the Board of the Sheriff's Youth Foundation, and has received numerous honors and awards, including D.A.R.E. America's "Future of America Award"; the Muscular Dystrophy Association's "Humanitarian of the Year Award"; and the Starlight Children's Foundation's "Golden Wish Award." Mr. Lorsch was also awarded the Private Sector Initiatives Citation, or C-Flag, from the White House during the Reagan Administration for his commitment to raising millions of dollars for financing state and local earthquake preparedness education. Following the Merger, Mr. Lorsch continues to serve as Chairman of the Board of MMR and acts as its President and Chief Executive Officer.

Hector V. Barreto, Jr., Director. Since July 2006, Mr. Barreto has been the owner and operator of the consulting company Barreto Associates. Mr. Barreto has also worked as a marketing and strategic planning advisor for our wholly-owned subsidiary MMR since August 2006. Prior to forming Barreto Associates, Mr. Barreto was unanimously approved by the U.S. Senate in July 2001 to serve as the Administrator of the Small Business Administration, a position he held until July 2006. From October 1995 until his appointment to the Small Business Administration in July 2001, Mr. Barreto worked as a broker dealer specializing in retirement plans for TELACU/Barreto Financial Services. Mr. Barreto currently serves on the California Commission for Economic Development and is the Chairman of The Latino Coalition, a non-profit, non-partisan organization based in Washington D.C. Prior to the Merger, Mr. Barreto served as a director of MMR. Mr. Barreto received a B.A. in Business Administration from Rockhurst University.

David A. Boyden, Director. Mr. Boyden has been in the healthcare and life science industry for 25 years. Mr. Boyden currently serves as President of Mirador Strategies Inc., a company he founded in January 2005 to provide consulting services focusing on commercialization strategy for life science companies. Prior to founding Mirador, Mr. Boyden was a Senior Brand Director at Amgen, Inc., a biotechnology company that develops, manufactures and markets human therapeutics, where he worked from April 1991 to November 2004 in a number of senior sales and marketing positions. Mr. Boyden received a B.A. in Biochemistry from U.C. San Diego and a M.B.A. in Marketing from the Anderson School of Management at U.C.L.A.

Douglas H. Helm, Director. Mr. Helm is President and Chief Operating Officer of Plenary Insurance Services and has over 40 years of insurance experience. Mr. Helm also currently serves as Vice President of Business Development for Employers Direct Insurance Services, an affiliate of Plenary Insurance Services. From 2002 to September 2008, Mr. Helm served as Vice President and Chief Marketing & Sales Officer for Employers Direct Insurance Services. Mr. Helm majored in Labor Economics at the University of Washington and received a J.D. from Northwestern School of Law in 1973. Mr. Helm is a member of the Oregon State Bar.

George Rebensdorf, Director. Since 1996, Mr. Rebensdorf has served as Chief Executive Officer of The Rebensdorf Group, Inc., a company providing management consulting, investment banking and financial advisory services to the telecommunications and emerging technology industries. Mr. Rebensdorf is also currently a managing member of E/W Capital, LLC, a financial advisory and investment banking firm. Prior to forming The Rebensdorf Group, from 1995 to 1996, Mr. Rebensdorf served as Senior Vice President, External Affairs of MIDCOM Communications, Inc., where he managed mergers, acquisition, and corporate finance matters for the company. From 1987 to 1995, Mr. Rebensdorf was a general partner of Telenational Communications, Ltd., a diversified telecom services provider, offering services in the United States, Europe, South America and Asia. Following the Merger, Mr. Rebensdorf continues to serve as a director of MMR, a position he has held since 2005. Mr. Rebensdorf graduated magna cum laude from Arizona State University with a B.A. in English, and holds a J.D. from Creighton University School of Law.

Bernard Stolar, Director. Mr. Stolar currently serves as a consultant to the video games industry and is a marketing and strategic planning advisor for our wholly-owned subsidiary, MMR. From February 2007 to September 2008, Mr. Stolar served as Games Industry Evangelist for Google, Inc., where his responsibilities included building in-game advertising. From February 2006 until its purchase by Google, Inc. in February 2007, Mr. Stolar was the Chairman of the Board of Adscape Media. Prior to this, from January 2002 to November 2002, Mr. Stolar was President and Chief Operating Officer of BAM! Entertainment, where he helped transform the company from a content provider for hand-held electronics into a developer and marketer of interactive entertainment for next generation video game consoles. From January 2000 until the division was sold in April 2001, Mr. Stolar served as President of Mattel Interactive, where he was responsible for all of Mattel's software, on-line and computer-enhanced toys. Mr. Stolar also served as President and Chief Operating Officer of Sega of America, Inc. from June 1996 to October 1999 and as an Executive Vice President with Sony Computer Entertainment of America from 1994 to June 1996. Following the Merger, Mr. Stolar continues to serve as a director of MMR, a position he has held since 2005.

Jack Zwissig, Director. Since 1992, Mr. Zwissig has served as Chief Executive Officer of Zwissig and Associates, a consulting and executive leadership training firm that primarily concentrates on the designing and implementing of corporate culture change, including mergers and acquisitions. Throughout his tenure as head of Zwissig and Associates, Mr. Zwissig has offered consulting, marketing and advertising services to some of America's leading corporations and has led numerous corporate teambuilding workshops and seminars, both in the U.S. and abroad. Prior to the Merger, Mr. Zwissig served as a director of MMR. Mr. Zwissig received a B.S. in Marketing and Management and a M.B.A. from Santa Clara University.

Naj Allana, Senior Vice President and Chief Financial Officer. Mr. Allana has served as Chief Financial Officer and Chief Technical Officer of MMR since August 2005. Mr. Allana is also currently a partner with AMD Associates, LLC, a management consulting and temporary- staffing firm, where he has worked since February 2002. Prior to joining MMR, from April 2004 to May 2005, Mr. Allana was the Chief Financial Officer and Chief Operating Officer for Alterna, Inc., a manufacturer of high-end hair care products. Mr. Allana has 20 years of cross-industry experience with significant expertise in finance, accounting and information systems. Mr. Allana has a M.S. in Advanced Accounting and Costing from the University of Pune, India (formerly the University of Poona), and a M.B.A. from the U.C.L.A. Anderson School of Management. Prior to the Merger, Mr. Allana served as a director of MMR.

Dianne Baker, Vice President, Strategic Business Development. Ms. Baker has more than 20 years of sales, marketing and business development experience in the healthcare technology industry, focusing on medical information and image management systems. Since November 2006, Ms. Baker has served as the Vice President of Strategic Business Development for MMR. Ms. Baker is also President of The Oceana Group, Inc., a consulting firm she formed in 2005 that provides sales and marketing services to companies in the healthcare industry. Before forming The Oceana Group, from November 2000 to June 2005, Ms. Baker served as Vice President with Emageon Inc., a company that provides enterprise-level information technology solutions for the clinical analysis and management of digital medical images. At Emageon, Ms. Baker managed major account sales and strategic alliances with large national healthcare providers, helping position the company for its successful IPO in February 2005. Ms. Baker graduated summa cum laude with a B.S. in nursing from the University of Delaware and has also completed coursework in business management at the University of Virginia and the University of Southern California.

Indemnification of Directors and Executive Officers

Our bylaws provide that we will indemnify our directors and executive officers, and may indemnify other officers, employees and other agents, to the fullest extent permitted by law. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in connection with his or her services to us, regardless of whether our amended and restated bylaws permit such indemnification. We have obtained a directors' and officers' liability insurance policy.

We have entered into indemnity agreements with our officers and directors that provide, among other things, that we will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as one of our directors, officers or other agents, and otherwise to the fullest extent permitted under Delaware law and our bylaws. A form of this indemnity agreement is filed as Exhibit 10.9 to this current report on Form 8-K.

Pursuant to the terms of the Merger Agreement, we agreed to fulfill and honor our obligations to indemnify under our certificate of incorporation and bylaws in effect on the date of the Merger Agreement, as well as pursuant to any indemnification agreements in effect, in each case with respect to the former officers and directors of Old Favrille. Further, we agreed not to make any changes to the indemnification provisions in our certificate of incorporation and bylaws for six years following completion of the Merger, and MMR has agreed to be jointly and severally responsible with us for the expenses of the indemnified parties in enforcing the indemnification obligations under the Merger Agreement. Further, we agreed, so long as the premium does not exceed $100,000, to maintain at least $3,000,000 of directors' and officers' liability insurance, or "D&O" insurance, or tail insurance, in effect for the six year period covering the same persons covered by our D&O insurance at the time of the Merger.

DIRECTOR COMPENSATION

The following table sets forth certain information with respect to the compensation paid to our non-employee directors for the fiscal year ended December 31, 2008:

Director Compensation for Fiscal 2008
	Fees Earned or		Option
	Paid in Cash		Awards		Other
	($)(1)		($)(2)(3)		Compensation		Total($)
Michael L. Eagle	$43,000	(4)	$24,571	(12)	$$12,000	(4)	$79,571
Cam L. Garner	$30,000	(5)	$14,041	(13)			$44,041
Antonio J. Grillo-Lopez, MD	$34,000	(6)	$14,041	(14)			$48,041
Peter Barton Hutt	$17,250	(7)	$16,849	(15)			$34,099
Fred Middleton	$40,500	(8)	$22,465	(16)			$62,965
David Molowa, PhD	$29,500	(9)	$48,103	(17)			$77,603
Wayne I. Roe	$37,000	(10)	$14,041	(18)			$51,041
Ivor Royston, MD	$34,000	(11)	$14,041	(19)			$48,041

______________

  All fees earned and accrued during 2008 were deferred in accordance with the Deferred Compensation Program approved by our Board of Directors during the November 29, 2007 meeting. A copy of the Director Fee Deferral Election Form is filed as Exhibit 10.32 to our annual report on Form 10-K for the fiscal year ended December 31, 2007. Under the Deferred Compensation Program, such fees were payable in cash during the period from September 1, 2008 through December 31, 2008. However, each director elected to receive a warrant to purchase our common stock in lieu of cash. The warrants were granted on January 27, 2009, immediately prior to the closing of the Merger, with an exercise price equal to $0.12, the closing market price on the date of the closing of the Merger and expire on January 26, 2014.

  Amounts represent the dollar amounts recognized for financial statement reporting purposes during 2008, excluding forfeitures, under Financial Accounting Standards Board Statement of Financial Accounting Standard No. 123R, or SFAS No. 123R. Assumptions made for the purpose of computing these amounts are discussed in Note 5 of the Notes to the Financial Statements included in our annual report on Form 10-K for the fiscal year ended December 31, 2007.

  Each director waived their right to receive an option award under the 2005 Non-employee Director Stock Option Plan during 2008. Therefore, no options were granted to directors in 2008.

  Mr. Eagle earned $43,000 of director fees and $12,000 of consulting fees during 2008. Total director fees of $45,000 deferred in accordance with the Deferred Compensation Program and $12,000 of consulting fees were paid in the form of a warrant to purchase 297,442 shares of our common stock. See footnote (1) above.

  Amount was deferred in accordance with the Deferred Compensation Program and paid in the form of a warrant to purchase 156,548 shares of our common stock. See footnote (1) above.

  Dr. Grillo-Lopez earned $34,000 of director fees during 2008. Total director fees of $36,000 deferred in accordance with the Deferred Compensation Program were paid in the form of a warrant to purchase 187,858 shares of our common stock. See footnote (1) above.

  Mr. Hutt earned $17,250 of director fees during 2008. Total director fees of $18,750 deferred in accordance with the Deferred Compensation Program were paid in the form of a warrant to purchase 97,842 shares of our common stock. See footnote (1) above. Mr. Hutt resigned from our Board on June 24, 2008.

  Mr. Middleton earned $40,500 of director fees during 2008. Total director fees of $42,500 deferred in accordance with the Deferred Compensation Program were paid in the form of a warrant to purchase 221,777 shares of our common stock. See footnote (1) above.

  Dr. Molowa earned $29,500 of director fees during 2008. Total director fees of $31,500 deferred in accordance with the Deferred Compensation Program were paid in the form of a warrant to purchase 164,376 shares of our common stock. See footnote (1) above.

  Mr. Roe earned $37,000 of director fees during 2008. Total director fees of $38,500 deferred in accordance with the Deferred Compensation Program were paid in the form of a warrant to purchase 200,904 shares of our common stock. See footnote (1) above.

  Dr. Royston earned $34,000 of director fees during 2008. Total director fees of $36,000 deferred in accordance with the Deferred Compensation Program were paid in the form of a warrant to purchase 187,858 shares of our common stock. See footnote (1) above.

  Reflects the compensation costs we recognized in fiscal year 2008 for stock option grants with the following fair values as of the grant date: (a) $29,877.50 for a stock option grant to purchase 12,500 shares of common stock made on June 20, 2007, at an exercise price of $3.88 per share; (b) $17,926.50 for a stock option grant to purchase 7,500 shares of common stock made on June 20, 2007, at an exercise price of $3.88 per share; (c) $4,481.63 for a stock option grant to purchase 1,875 shares of common stock made on June 20, 2007, at an exercise price of $3.88 per share.  Mr. Eagle had options to purchase an aggregate of 42,375 shares of common stock outstanding at the end of fiscal year 2008.

  Reflects the compensation costs we recognized in fiscal year 2008 for a stock option grant with the following fair value as of the grant date: $29,877.50 for a stock option grant to purchase 12,500 shares of common stock made on June 20, 2007, at an exercise price of $3.88 per share.  Mr. Garner had options to purchase an aggregate of 45,500 shares of our common stock outstanding at the end of fiscal year 2008.

  Reflects the compensation costs we recognized in fiscal year 2008 for a stock option grant with the following fair value as of the grant date: $29,877.50 for a stock option grant to purchase 12,500 shares of common stock made on June 20, 2007, at an exercise price of $3.88 per share.  Dr. Grillo-Lopez had options to purchase an aggregate of 56,016 shares of common stock outstanding at the end of fiscal year 2008.

  Reflects the compensation costs we recognized in fiscal year 2008 for stock option grants with the following fair values as of the grant date:  (a) $29,877.50 for a stock option grant to purchase 12,500 shares of common stock made on June 20, 2007, at an exercise price of $3.88 per share; (b) $5,975.50 for a stock option grant to purchase 2,500 shares of common stock made on June 20, 2007, at an exercise price of $3.88 per share. Mr. Hutt's service as a Director ended on June 24, 2008. Mr. Hutt had no options to purchase common stock outstanding at the end of fiscal year 2008.

  Reflects the compensation costs we recognized in fiscal year 2008 for stock option grants with the following fair values as of the grant date: (a) $29,877.50 for a stock option grant to purchase 12,500 shares of common stock made on June 20, 2007, at an exercise price of $3.88 per share; (b) $17,926.50 for a stock option grant to purchase 7,500 shares of common stock made on June 20, 2007, at an exercise price of $3.88 per share.  Mr. Middleton had options to purchase an aggregate of 72,289 shares of common stock outstanding at the end of fiscal 2008.

  Reflects the compensation costs we recognized in fiscal year 2008 for stock option grants with the following fair values as of the grant date:  (a) $102,001 for a stock option grant to purchase 35,000 shares of common stock made on July 12, 2006, at an exercise price of $4.65 per share; (b) $29,877.50 for a stock option grant to purchase 12,500 shares of common stock made on June 20, 2007, at an exercise price of $3.88 per share.  Dr. Molowa had options to purchase an aggregate of 47,500 shares of common stock outstanding at the end of fiscal year 2008.

  Reflects the compensation costs we recognized in fiscal year 2008 for a stock option grant with the following fair value as of the grant date:  $29,877.50 for a stock option grant to purchase 12,500 shares of common stock made on June 20, 2007, at an exercise price of $3.88 per share.  Mr. Roe had options to purchase an aggregate of 59,099 shares of common stock outstanding at the end of fiscal year 2008.

  Reflects the compensation costs we recognized in fiscal year 2008 for a stock option grant with the following fair value as of the grant date:  $29,877.50 for a stock option grant to purchase 12,500 shares of common stock made on June 20, 2007, at an exercise price of $3.88 per share.  Dr. Royston had options to purchase an aggregate of 57,289 shares of common stock outstanding at the end of fiscal year 2008.

For the year ended December 31, 2007, each of Old Favrille's non-employee directors was entitled to receive cash compensation in the form of an annual retainer of $16,000, a fee of $2,000 for each non-telephonic meeting of our Board of Directors that he attended in person, and a fee of $1,500 for attendance at each non-telephonic meeting of our Board of Directors in which he participated telephonically and each telephonic meeting of our Board of Directors in which he participated.  In addition, the Chairman of the Board and the chairs of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee were entitled to receive additional annual retainers of $5,000, $4,000, $2,500 and $2,500, respectively.  Each non-employee director serving on a committee also was also entitled to receive a fee of $1,000 for each committee meeting he attended in person or in which he participated telephonically.  We reimbursed our non-employee directors for their reasonable expenses incurred in attending meetings of our Board of Directors and committees of our Board of Directors.

In November 2007, our Board of Directors approved a Deferred Compensation Program whereby each director agreed to defer all retainers and Board and committee meeting fees from November 29, 2007 through August 31, 2008. The deferred retainers and fees were to be paid in cash during the period beginning September 1, 2008 and ending December 31, 2008. Subsequent to the Phase 3 clinical trial failure and the Merger, each of our directors serving at such time agreed to receive a warrant to purchase common stock as payment for all deferred director fees.

For the year ended December 31, 2007, each of our non-employee directors was also entitled to receive stock option grants under our 2005 Non-Employee Directors' Stock Option Plan, as amended, or the Directors' Plan.  Only our non-employee directors or an affiliate of such directors (as defined in the Internal Revenue Code) were eligible to receive options under the Directors' Plan.  Options granted under the Directors' Plan are intended by us not to qualify as incentive stock options under the Internal Revenue Code.

The Directors' Plan provides for the automatic grant of non-statutory options to purchase shares of common stock to non-employee directors.  An aggregate of 600,000 shares of common stock have been reserved for future issuance under the Directors' Plan as of December 31, 2008 which includes a 90,000 share reserve increase approved by our Board of Directors in 2008.  On the first day of each fiscal year, from 2005 to 2013, the share reserve under the Directors' Plan is automatically increased by the number of shares equal to the lesser of: i) 90,000 shares of common stock; or ii) an amount determined by our Board of Directors. Any person who for the first time becomes a non-employee director automatically receives an option to purchase 35,000 shares of our common stock upon his or her election.  In addition, any person who is a non-employee director on the date of each annual meeting of our stockholders is automatically granted, on the annual meeting date, an option to purchase 12,500 shares of common stock.  The size of an annual grant made to a non-employee director who has served for less than 12 months at the time of the annual meeting will be reduced by 25% for each full quarter prior to the date of grant during which such person did not serve as a non-employee director.

The Directors' Plan also provides for the automatic annual grant of options to purchase common stock on the annual meeting date in the following amounts to directors serving in the following positions:

Chairman of the Board - 10,000 shares
Chairman of the Audit Committee - 7,500 shares
Chairman of the Compensation Committee - 2,500 shares
Chairman of the Nominating and Corporate Governance Committee - 2,500 shares.

The exercise price of stock options granted under the Directors' Plan is equal to 100% of the fair market value of our common stock on the date of grant, which is deemed to be the closing trading price of our common stock on the trading day immediately preceding the date of grant.  Unless the terms of an optionholder's stock option agreement provide for different vesting rates, initial grants under the Directors' Plan vest at the rate of 1/36th each month after the date of grant, and annual grants under the Directors' Plan vest at the rate of 1/12th each month after the date of grant.  In general, the term of stock options granted under the Directors' Plan may not exceed ten years.

Unless the terms of an optionholder's stock option agreement provide for earlier termination, if an optionholder's service relationship with us, or any affiliate of ours, ceases due to disability or death, the optionholder, or his or her beneficiary, may exercise any vested options up to 12 months, or 18 months in the event of death, after the date such service relationship ends. If an optionholder's service relationship with us, or any affiliate of ours, ceases without cause for any reason other than disability or death, the optionholder may exercise any vested options up to three months from cessation of service, unless the terms of the stock option agreement provide for earlier or later termination.

Acceptable consideration for the purchase of common stock issued under the Directors' Plan may include cash or check, common stock previously owned by the optionholder, a "net exercise" of an option whereby we reduce the number of shares of our common stock issued upon the exercise of the option by the number of shares that has a fair market value that does not exceed the aggregate exercise price of the option, or a program developed under Regulation T as promulgated by the Federal Reserve Board.  Generally, an optionholder may not transfer a stock option other than by will or the laws of descent and distribution. An optionholder may transfer an option with our written consent provided a Form S-8 registration statement is available for the exercise of the option and the subsequent resale of the shares. However, an optionholder may designate a beneficiary who may exercise the option following the optionholder's death.

In the event of certain corporate transactions, any or all outstanding options under the Directors' Plan may be assumed or substituted for by any surviving entity.  If the surviving entity elects not to assume or substitute for all such options, vesting of the options not assumed or substituted for and held by participants whose continuous service has not terminated will be accelerated and such options will be terminated if not exercised prior to the effective date of the corporate transaction.

In addition, during the fiscal year ended December 31, 2008, all of our directors were eligible to participate in our Amended and Restated 2001 Equity Incentive Plan, and our employee directors were eligible to participate in our 2005 Employee Stock Purchase Plan.

Under the Directors' Plan, during the fiscal year ended December 31, 2008, no option to purchase our common stock were granted. Each director waived his right to receive the automatic option grant on the date of the 2008 Annual Meeting. As of January 14, 2009, none of the stock options granted to our non-employee directors under the Directors' Plan had been exercised.

Following the Merger, on January 27, 2009, our newly elected Board held a special meeting and decided to postpone the receipt of option grants under our currently existing Directors' Plan and requested that the Compensation Committee meet to consider and review our director compensation policies and program and the grant of equity compensation to our Board members. At the same special Board meeting, the Board agreed to immediately modify the fees paid to non-employee directors as follows: an annual fee of $12,000, plus an additional annual fee of $5,000 for the Chairman of the Audit Committee, and an additional annual fee of $4,000 for the Chairmen of our Compensation and Nominating and Corporate Governance Committees. Directors now will receive $1,000 for in-person attendance at non-telephonic meetings, and $500 for telephonic participation in both in-person and telephonic meetings. Our directors will continue to be reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of our Board and for other expenses reasonably incurred in their capacity as directors. Our full Board will consider further changes upon the recommendation of the Compensation Committee when appropriate.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes the compensation earned by each "named executive officer" of MMR and Old Favrille for the past two fiscal years, determined on the basis of rules adopted by the SEC relating to "smaller reporting companies."

							Non-Equity
							Incentive		All
				Stock	Option		Plan		Other		Total
		Salary		Awards	Awards		Compensation		Compensation		Compensation
Name	Year	($)		($) (1)	($)		($)		($)		($)
MMR

Robert Lorsch	2008	$120,000		$-	$-		$-		$380,082	(2)	$500,082
President and Chief Executive Officer	2007	140,000	(3)	-	20,970	(4)	-		358,918	(2)	519,888

Naj Allana	2008	199,020	(5)	17,324	2,082	(4)	-		31,483	(6)	249,909
Chief Financial Officer	2007	228,000	(5)	6,500	2,082	(4)	-		532	(6)	237,114

Richard Teich	2008	101,625	(7)	9,100	2,082	(4)	-		19,981	(8)	132,788
	2007	164,999	(7)	6,500	2,082	(4)	-		6,532	(8)	180,113

Old Favrille

John P. Longenecker, Ph.D	2008	401,272	(9)	-	717,579	(10)	-				1,118,851
Former President and	2007	400,870		-	1,173,249		-				1,574,119
Chief Executive Officer

Tamara A. Seymour	2008	275,797		-	176,971	(10)	65,902	(11)			518,670
Former Chief Financial Officer	2007	275,797		-	291,750		-				567,547

Daniel P. Gold, Ph.D.	2008	129,017	(12)	-	253,317	(10)			76,795	(13)	459,129
Former Chief Scientific Officer	2007	295,855		-	449,928		-				745,783

  Represents grants of restricted stock under MMR's Equity Incentive Plan based on the dollar amounts recognized for financial statement reporting purposes under SFAS No. 123R. For an explanation of the fair value used in computing these amounts, see note 11 to our financial statements appearing elsewhere in this Form 8-K. The Company's determination of fair value is not binding upon individual grantees.

  Includes $283,082 and $276,918 of consulting fees paid to The RHL Group, Inc., a California corporation wholly-owned and controlled by Mr. Lorsch for the years ended December 31, 2008 and 2007, respectively. For more information relating to the consulting agreement with The RHL Group, Inc., see "Certain Relationships and Related Party Transactions, and Director Independence" and Exhibit 10.12 to this current report on Form 8-K. In 2007, includes $42,000 of auto allowance ($21,000 of which was paid in 2007 and $21,000 of which was deferred). In 2008, includes $57,000 of auto allowance paid in 2008 (which includes $21,000 deferred in 2007). Includes approximately $40,000 of insurance premiums for each of 2007 and 2008, including finance charges on the financing of the premium payments, on The RHL Group, Inc.'s Directors' & Officers' insurance policy, which supplements coverage under MMR's Directors' & Officers' policy.

  Mr. Lorsch received $70,000 in cash in salary in 2007 and we deferred payment of $70,000 until such payments could be made without jeopardizing our ability to continue as a going concern.

  Amounts represent the dollar amounts recognized as share based compensation expense for financial statement reporting purposes during 2007 and 2008 under SFAS No. 123R. Assumptions made for the purpose of computing these amounts are discussed in note 3 to our financial statements appearing elsewhere in this Form 8-K.

  Mr. Allana received $114,300 and $175,000 in cash as salary for the years ended December 31, 2008 and 2007, respectively. We deferred payment of $84,720 and $53,000 for the years ended December 31, 2008 and 2007, respectively, until such payments could be made without jeopardizing our ability to continue as a going concern.

  In 2008, includes $15,000 in consulting fees for services rendered (paid on an hourly-fee basis) during the months of August through October 2008, when Mr. Allana's salary and time commitment were reduced to accommodate our cash situation. Of the $15,000 in fees, $3,750 were paid in cash and the balance of $11,250 remained unpaid as of December 31, 2008. Includes $6,574 and $532 of interest earned on deferred compensation for the years ended December 31, 2008 and 2007, respectively. In 2008, includes $10,000 of auto allowance (all of which was deferred).

  Mr. Teich received $81,625 and $139,999 in cash as salary for the years ended December 31, 2008 and 2007, respectively. We deferred payment of $20,000 and $25,000 for the years ended December 31, 2008 and 2007, respectively, until such payments could be made without jeopardizing our ability to continue as a going concern.

  In 2008, includes $12,825 in consulting fees for services rendered (paid on an hourly-fee basis) during the months of June through October 2008, when Mr. Teich either received a reduced salary or did not receive a salary to accommodate our cash situation. Includes $4,998 and $532 of interest earned on deferred compensation for the years ended December 31, 2008 and 2007, respectively. Includes $2,500 auto allowance in 2008 (all of which was deferred) and $6,000 auto allowance in 2007 (all of which was deferred).

  Dr. Longenecker received $174,794 in cash from January 2008 through June 6, 2008. In accordance with a Salary Deferral Payment Agreement dated June 27, 2008 and filed as Exhibit 10.3 to our quarterly report on Form 10-Q for the quarter ended June 30 2008, we deferred payment of Dr. Longenecker's salary until such payments could be made without jeopardizing our ability to continue as a going concern. Following settlement with at least 85% of the our creditors, as required in the Creditor Plan, on January 15, 2009, Dr. Longenecker was paid $159,666 in cash, which represented salary from June 7, 2008 through October 31, 2008. The remaining two months of accrued salary was converted to a warrant to purchase 348,642 shares of our common stock. The warrant was granted on January 27, 2009 immediately prior to the Merger, has an exercise price equal to $0.12, and expires on January 26, 2014.

  Amounts represent the dollar amounts recognized for financial statement reporting purposes during 2007 and 2008, excluding forfeitures, under SFAS No. 123R. Assumptions made for the purpose of computing these amounts are discussed in note 5 of the notes to the financial statements included in the annual report for Old Favrille on Form 10-K for the fiscal year ended December 31, 2007. Old Favrille used similar assumptions in fiscal year 2008 as those described in its 2007 financial statements.

  Amount paid was in connection with the Retention Plan dated June 26, 2008 and extended on September 7, 2008, September 26, 2008 and October 23, 2008. A copy of the Retention Plan was filed as Exhibit 10.2 to our quarterly report on Form 10-Q for the quarter ended June 30, 2008 and the extensions were filed as Exhibits to our current reports on Form 8-K filed on September 11, 2008, October 10, 2008 and October 28, 2008.

  Dr. Gold was terminated on June 6, 2008 in connection with Old Favrille's reduction in force following the announcement of the Phase 3 clinical trial failure, as reported on our current report on Form 8-K filed on September 15, 2008. Amounts represent salary paid through June 6, 2008. Dr. Gold's annual base salary was $295,855.

  At termination, we had a liability to Dr. Gold for $39,712 and severance of $233,470, which represents 9 months of base salary. Amount represents the cash payment of approximately 85% of severance equal to two months of base salary and accrued flexible time off. In addition, Dr. Gold accepted a promissory note for $16,013 to be paid on August 31, 2009 and warrant to purchase 953.777 shares of our common stock pursuant to the Creditor Plan. The warrant was granted on January 27, 2009 immediately prior to the Merger, has an exercise price equal to $0.12, and expires on January 26, 2014.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information on all outstanding equity awards held by our named executive officers as of December 31, 2008. Information for MMR named executive officers is provided on an as converted basis as if the Merger had occurred.

	Option Awards
				Equity Incentive
				Plan Awards:
		Number of		Number of
	Number of	Securities		Securities
	Securities	Underlying		Underlying
	Underlying	Unexercised		Unexercised	Option
	Unexercised	Options		Unearned	Exercise	Option
	Options (#)	(#)		Options	Price	Expiration
Name	Exercisable	Unexercisable		(#)	($)	Date
MMR

Robert Lorsch	164,086	-		-	$0.046	10/01/2009
President and Chief Executive Officer	2,461,298	-		-	0.046	07/01/2010

Naj Allana	164,086	-		-	0.046	09/01/2011
Chief Financial Officer	328,173	-		-	0.046	08/01/2009
	1,312,692	-		-	0.046	01/01/2011

Richard Teich	1,312,692	-		-	0.046	01/01/2011

Old Favrille

John P. Longenecker, Ph.D	130,187	140,508	(1)	-	2.57	03/09/2017
Former President and	194,873	72,382	(1)	-	7.40	03/23/2016
Chief Executive Officer	157,917	10,528	(1)	-	5.50	03/29/2015
	6,379	-	(1)	-	0.73	12/31/2014
	357,404	-	(2)	-	0.63	03/19/2014
	11,934	-	(1)	-	0.63	11/17/2013
	32,385	-		-	0.63	07/25/2013

Tamara A. Seymour	29,698	38,282	(1)	-	2.58	03/02/2017
Former Chief Financial Officer	36,469	13,546	(1)	-	7.40	03/23/2016
	29,797	1,987	(1)	-	5.50	03/29/2015
	1,458	-	(1)	-	0.73	12/31/2014
	67,507	-	(2)	-	0.63	03/19/2014
	18,522	-	(2)	-	0.63	02/03/2014

Daniel P. Gold, Ph.D.	-	-	(3)	-	-
Former Chief Scientific Officer

___________

(1) 25% of the shares subject to the option vest on the first anniversary of the vesting commencement date specified in the option grant notice; 1/48th of the shares subject to the option vest each month thereafter such that the stock options are fully vested on the fourth anniversary of the vesting commencement date.

(2) 1/48th of the shares subject to the option vest each month after the vesting commencement date specified in the option grant notice such that the stock options are fully vested on the fourth anniversary of the vesting commencement date.

(3) All unexercised options expired on September 6, 2008, 90 days following Dr. Gold's termination.

Employment Agreements

We have entered into an employment agreement with our Chairman, President and Chief Executive Officer, Robert H. Lorsch, with an initial term ending on December 31, 2011, subject to successive automatic extension unless we or Mr. Lorsch elect not to extend. Under the terms of his agreement, Mr. Lorsch shall serve as both our President and Chief Executive Officer and President and Chief Executive Officer of our wholly-owned subsidiary, MMR. The agreement provides for a base salary of $15,000 per month, subject to an upward increase and with an annual bonus and stock option grants in such amounts, if any, as the Board of Directors may determine in its sole discretion. Mr. Lorsch receives a monthly auto allowance, reimbursement of certain life insurance proceeds, and reimbursement for certain other insurance coverage, and is entitled to participate in benefits generally made to our senior executives.

Mr. Lorsch may terminate the agreement upon 30 days written notice without reason or for good reason (as defined in the agreements) if we fail to cure acts or omissions constituting good reason within 30 days. If Mr. Lorsch's employment is terminated by us for cause or voluntarily by Mr. Lorsch without good reason, he will not be entitled to receive any severance payments or benefits under the employment agreement. If Mr. Lorsch's employment is terminated by us without cause or voluntarily by Mr. Lorsch for good reason, Mr. Lorsch will be entitled to one year of salary at his then current rate of pay, including all monthly benefits, and the pro rata portion of the annual bonus otherwise due Mr. Lorsch. Mr. Lorsch is not entitled to any severance payments or benefits under the agreement if he is terminated for cause or voluntarily resigns without good reason. In the event of his disability, Mr. Lorsch would be entitled to receive compensation equal to 40% of his base salary as then in effect. Mr. Lorsch's employment agreement includes provisions that prohibit Mr. Lorsch from disclosing our confidential information and trade secrets and competing with us during the term of his employment agreement or soliciting our employees for 12 months following termination of employment.

We also have entered into a consulting agreement with The RHL Group, Inc., which is wholly-owned by Mr. Lorsch, that provides for a monthly fee of $25,000 plus reimbursement of expenses including medical insurance.

Copies of the employment agreement with Mr. Lorsch and the consulting agreement with The RHL Group, Inc. are filed as Exhibits 10.10 and 10.12, respectively, to this current report on Form 8-K.

We also have approved an employment agreement with our Chief Financial Officer and Senior Vice President, Naj Allana. Under the terms of his proposed agreement, Mr. Allana shall serve both as our Chief Financial Officer and Senior Vice President and as Chief Financial Officer, Senior Vice President and Chief Technical Officer of our wholly-owned subsidiary, MMR. The agreement provides for a base salary of $15,845 per month, subject to an upward increase. In addition to his base salary, Mr. Allana is entitled to receive a commission with respect to certain of our accounts.

Mr. Allana's employment agreement would be effective until February 15, 2010 and would automatically renew for successive 12 month periods unless terminated at least 120 days prior to the end of the term. If we terminate Mr. Allana's employment, other than for misconduct (as defined in the employment agreement), we would continue to pay Mr. Allana his monthly salary for the remainder of the then current term, or if done 120 days preceding the end of the term, then through the end of the next 12 month term. A copy of the proposed employment agreement with Mr. Allana is attached as Exhibit 10.11 to this current report on Form 8-K.

CERTAIN RELATIONSHIPS AND
RELATED PARTY TRANSACTIONS, AND DIRECTOR INDEPENDENCE

MMR's Chief Executive Officer, Robert H. Lorsch, is also the Chief Executive Officer of The RHL Group, Inc., a California corporation, and owns all of the capital stock of The RHL Group, Inc. As discussed above, MMR has issued a note to The RHL Group, Inc., which evidences a revolving line of credit of up to $1,000,000 or more granted by The RHL Group, Inc. to MMR. MMR and The RHL Group, Inc. are also party to a security agreement pursuant to which MMR has granted a blanket security interest to The RHL Group, Inc. over all of MMR's assets to secure the satisfaction of its obligations under the note. Additionally, pursuant to the Merger Agreement and the

Creditor Plan, as a condition to the Merger, at the effective time of the Merger, MMR and The RHL Group, Inc. entered into an Allonge. For details regarding the note, the security agreement and the Allonge, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations — Description of Indebtedness."

As disclosed above, we have entered into a consulting agreement with The RHL Group, Inc., which is wholly-owned by our Chairman, President and Chief Executive Officer, Robert H. Lorsch, that provides for a monthly fee of $25,000 plus reimbursement of expenses including medical insurance. A copy of our consulting agreement with The RHL Group, Inc. is filed as Exhibit 10.12 to this current report on Form 8-K.

During 2005 and 2006 we occupied space pursuant to a sublease from The RHL Group, Inc., pursuant to which we paid an aggregate $315,000 in rent in 2006. From August 2006 through August 2008, we leased space to The RHL Group, Inc. at no cost at our former Santa Monica office space, which we have since vacated. Since August 2008, we have occupied space pursuant to a sublease from Robert H. Lorsch, for which we pay $3,000 per month plus utilities, which expires in April 2009.

MMR has consulting agreements with our current directors Hector V. Barreto, Jr. and Bernard Stolar pursuant to which Mr. Barreto and Mr. Stolar provide marketing and strategic planning advice and actively seek strategic partnerships and alliances with other entities to market our products. Under the terms of these agreements, MMR pays Mr. Barreto and Mr. Stolar $50,000 a year payable monthly, and commissions equal to 1% of all revenue generated through their efforts. The agreement with Mr. Barreto is effective until August 2009 and the agreement with Mr. Stolar is effective until November 2009. In the past, both Mr. Barreto and Mr. Stolar have received shares of MMR common stock as consideration for deferral of payment. Each agreement will automatically renew each successive year until terminated by either party upon 30 days prior written notice. Copies of our consulting agreements with Mr. Barreto and Mr. Stolar are filed as Exhibits 10.13 and 10.14 to this current report on Form 8-K, respectively.

MMR also has a consulting agreement with The Rebensdorf Group, Inc., which is owned by our current director George Rebensdorf. Mr. Rebensdorf also serves as its Chief Executive Officer. Pursuant to the agreement, The Rebensdorf Group, Inc. provides advisory services to MMR and assists in negotiations in connection with MMR's efforts to raise funds through private placement transactions. Upon execution of the consulting agreement, MMR paid The Rebensdorf Group, Inc. a retainer fee of $30,000 and has agreed to pay The Rebensdorf Group, Inc. a success fee, consisting of cash and warrants to purchase MMR stock, of up to 10% of any money raised through a transaction initiated by The Rebensdorf Group, Inc. In the past, Mr. Rebensdorf has received shares of MMR common stock as consideration for deferral of payment. The agreement is effective until terminated by either party, with or without cause, upon 10 days prior written notice. A copy of our consulting agreement with The Rebensdorf Group, Inc. is filed as Exhibit 10.15 to this current report on Form 8-K.

MMR also has an oral agreement with our current director Jack Zwissig to provide individual executive coaching services to MMR's management team. Mr. Zwissig receives compensation in the form of stock as determined by our Board of Directors commensurate with the services performed. The agreement with Mr. Zwissig is on a month-to-month basis and continues until terminated by either party.

Director Independence

Although the Company's common stock is no longer listed on the NASDAQ Global Market, our Board of Directors determined that each of the following directors would be deemed "independent" under NASDAQ Stock Market LLC rules: Messrs. Barreto, Boyden, Helm, Rebensdorf, Stolar and Zwissig. These persons represent a majority of our Board of Directors. Mr. Lorsch, the Chairman of our Board and our President and Chief Executive Officer would not be deemed independent. Messrs Stolar, Barreto and Rebensdorf are members of our Compensation Committee and Mr. Barreto is the Chairman. Messrs. Helm, Zwissig and Rebensdorf are members of our Nominating and Corporate Governance Committee and Mr. Helm is the Chairman. Messrs Stolar, Barreto and Rebensdorf are members of our Audit Committee but would not be deemed to be independent under the more stringent independence requirements for Audit Committee members set forth in NASDAQ Stock Market LLC Rule 4350(d). Mr. Stolar is Chairman of the Audit Committee.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings that arise in the ordinary course of business.

In December 2008, we received a Notice of Claim and Conference from the Labor Commissioner in connection with a claim for back wages from one of our former officers. We believe we have fully met our salary obligations to this former officer and we intend to vigorously defend our position in this regard. We do not believe, based on current knowledge, that this claim is likely to have a material adverse effect on our business, financial condition, results of operations or liquidity. However, we may incur substantial expenses in defending against this claim and litigation is subject to inherent uncertainties. In the event of a determination adverse to us, we may incur substantial monetary liability, which could have a material adverse effect on our business, financial condition, results of operations or liquidity.

In August 2008, 10100 Santa Monica, Inc. filed a lawsuit against MMR in Los Angeles County Superior Court, alleging that MMR breached a lease dated July 20, 2006 between MMR and 10100 Santa Monica, Inc. and claiming damages for unpaid rent. In January 2009, we reached an agreement in principle with 10100 Santa Monica, Inc. and agreed to a $62,500 settlement payable subject to the approval of both boards of directors and a factual investigation by the landlord.

Other than the matters described above, we currently are not aware of any legal proceedings or claims that we believe would or could have, individually or in the aggregate, a material adverse affect on our business, financial condition, results of operations or liquidity. See also note 9 to our financial statements appearing elsewhere in this current report on Form 8-K.

MARKET PRICE OF AND DIVIDENDS
ON COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Since October 3, 2008, our common stock has been traded on the OTC BB under the symbol "FVRL.OB." From our February 2005 initial public offering until October 3, 2008, our common stock traded on The NASDAQ Global Market under the symbol "FVRL." Prior to our initial public offering there was no public market for our common stock. The table below sets forth the high and low closing sales prices of our common stock for each quarter of the past two fiscal years and the applicable interim periods:

	High	Low
2009
January 1, 2009 - January 30, 2009	0.13	0.06
2008
January 1, 2008 - March 31, 2008	1.97	1.24
April 1, 2008 - June 30, 2008	1.87	0.05
July 1, 2008 - September 30, 2008	0.07	0.02
October 1, 2008 - December 31, 2008	0.05	0.02
2007
January 1, 2007 - March 31, 2007	3.60	2.45
April 1, 2007 - June 30, 2007	4.30	2.93
July 1, 2007 - September 30, 2007	3.70	2.64
October 1, 2007 - December 31, 2007	3.10	1.50

Stockholders

As of January 27, 2009, we had approximately 1,794 stockholders, including beneficial owners of the common stock whose shares are held in the names of various dealers, clearing agencies, banks, brokers and other fiduciaries. As a result of the Merger, we added 161 additional registered stockholders of record of our common stock.

Dividends

We have never declared or paid any cash dividends on our capital stock. We currently intend to retain all of our future earnings, if any, to finance the growth and development of our business. We do not intend to pay cash dividends on our common stock for the foreseeable future. Any future determination related to dividend policy will be made at the discretion of our Board of Directors.

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth certain information with respect to our equity compensation plans as at December 31, 2008. This does not include 11,999,463 shares of common stock to be issued to holders of MMR's options.

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	1,731,444	$3.44	6,778,445	(1)
Equity compensation plans not approved by security holders	-	-	-
Total	1,731,444	3.44	6,778,445

(1)          Includes 1,000,039 shares of our common stock reserved for future issuance under our 2005 Employee Stock Purchase Plan.

RECENT SALES OF UNREGISTERED SECURITIES

Reference is made to the disclosure set forth under Item 3.02 of this current report on Form 8-K, which disclosure is incorporated herein by reference.

Reference is made to the disclosures set forth under Part II - Item 2 of our quarterly reports on Form 10-Q for the quarterly periods ended March 31, 2008, September 30, 2007 and September 30, 2006 under the heading "Unregistered Sales of Equity Securities and Use of Proceeds," which disclosures are incorporated herein by reference.

DESCRIPTION OF SECURITIES

We are authorized to issue 150,000,000 shares of common stock, $.001 par value per share, of which 121,111,716 shares are issued and outstanding as of January 27, 2009 (which represents 41,299,598 shares of our common stock issued and outstanding, plus 79,812,118 shares of our common stock issued to former shareholders of MMR pursuant to the Merger Agreement, and 5,000,000 shares of preferred stock, $.001 par value per share, of which no shares are issued and outstanding. The holders of our common stock are entitled to one vote per share on all matters to be voted on by the stockholders, including the election of directors. There is no cumulative voting in the election of directors. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of our common stock are entitled to receive ratably the dividends, if any, declared from time to time by our Board of Directors out of legally available funds. In the event of a liquidation, dissolution or winding up of our company, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities to creditors and the liquidation preferences of any outstanding shares of preferred stock. Holders of our common stock have no preemptive, conversion or subscription rights. There are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock that we may designate in the future. All outstanding shares of our common stock are fully paid and nonassessable.

Item 3.02 Unregistered Sale of Equity Securities

As previously disclosed in our current report on Form 8-K filed on November 13, 2008, which is incorporated herein by reference, at the closing of the Merger, we issued or reserved for issuance 92,599,196 shares of our common stock (the "Merger Shares") to MMR stockholders (or holders of MMR options or warrants) in exchange for all of the outstanding capital stock and rights to acquire capital stock of MMR. In addition, at the closing of the Merger, each option to purchase shares of MMR common stock outstanding prior to the Merger, whether vested or unvested, was substituted or replaced with a new option to purchase such Merger Shares (each, a "New Option" and collectively, the "New Options") under our Amended and Restated 2001 Equity Incentive Plan, and each warrant to purchase shares of MMR capital stock outstanding prior to the Merger was exchanged for a new warrant issued by us or otherwise became exercisable for such Merger Shares (each, a "New Warrant" and collectively, the "New Warrants"). We have no contractual obligation to register the Merger Shares under the Securities Act of 1933, as amended (the "Securities Act").

As previously disclosed in our current report on Form 8-K filed on November 13, 2008, which is incorporated herein by reference, concurrent with the execution of the Merger Agreement, we entered into a Creditor Plan with MMR and Kershaw, Mackie & Co., as the administrative agent, which provides for the negotiation and settlement of our outstanding liabilities with our creditors. Pursuant to the terms and conditions of the Creditor Plan, on January 27, 2009, we issued warrants to acquire 9,999,992 shares of our common stock at an exercise price of $0.12 per share, which expire on January 26, 2014 to certain of Old Favrille's officers, directors and their affiliates who were willing to take such equity as partial or full payment for outstanding liabilities. This includes warrants to acquire an aggregate 3,269,055 shares of our common stock at an exercise price of $0.12 per share, which expire on January 26, 2014 to John Longenecker, Ph.D and Tamara Seymour our former Chief Executive Officer and former Chief Financial Officer, respectively, pursuant to post-Merger employment agreements described in Item 1.01 of this current report on Form 8-K. The form of these warrants is filed as Exhibit 4.15 to this current report on Form 8-K. The post-Merger employment agreements are filed as Exhibits 10.17 and 10.18 to this current report on Form 8-K.

The Merger Shares, New Options, New Warrants and the warrants issued under the Creditor Plan and to Dr. Longenecker and Ms. Seymour have not been registered under the Securities Act, or state securities laws and may not be offered or sold in the United States absent registration with the SEC or an applicable exemption from the registration requirements. We relied on the exemption from the registration requirements of the Securities Act, provided by Section 4(2) thereof and the rules and regulations promulgated thereunder in connection with the issuance the Merger Shares, New Options, New Warrants and the warrants issued under the Creditor Plan and to Dr. Longenecker and Ms. Seymour. The offer, sale and issuance of the Merger Shares, New Options, New Warrants and the warrants to acquire shares of our common stock issued under the Creditor Plan and to Dr. Longenecker and Ms. Seymour was made without general solicitation or advertising. The Merger Shares issued in the Merger were offered and issued only to "accredited investors" as such term is defined in Rule 501 under the Securities Act.

Neither this current report on Form 8-K nor the exhibits attached hereto is an offer to sell or the solicitation of an offer to buy shares of our common stock or our other securities.

Item 4.01 Changes in Registrant's Certifying Accountant

Following completion of the Merger and appointment of the new Board and committee members, on January 27, 2009, the Audit Committee approved the engagement of SingerLewak LLP as the independent registered public accountants (the "auditors") of our company for the fiscal year ending December 31, 2008.

On January 27, 2009, the Audit Committee chose to dismiss Ernst & Young LLP ("Ernst & Young") as independent registered public accounting firm of Favrille, Inc. effective January 27, 2009.

Ernst & Young's reports on the financial statements of Favrille, Inc. for the years ended December 31, 2007 and 2006 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles except that Ernst & Young's report dated February 26, 2008 on the financial statements of Favrille, Inc. for the year ended December 31, 2007 was modified as to uncertainty about the ability of Favrille, Inc. to continue as a going concern and was modified to note that Favrille, Inc. changed its method of accounting for share-based payments in accordance with SFAS 123(R) on January 1, 2006 and except that Ernst & Young's report dated March 23, 2007 on the financial statements of Favrille, Inc. for the year ended December 31, 2006 was modified to note that Favrille, Inc. changed its method of accounting for share-based payments in accordance with SFAS 123(R) on January 1, 2006. In connection with the audits of the financial statements of Favrille, Inc. for each of the two fiscal years ended December 31, 2007 and 2006 and through the subsequent interim period January 27, 2009, there were no disagreements with Ernst & Young on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of Ernst & Young, would have caused Ernst & Young to make reference to the matter in their report. During the two most recent fiscal years ended December 31, 2007 and through January 27, 2009, there have been no "reportable events" (as defined in Regulation S-K, Item 304(a)(1)(v)) as it relates to Favrille, Inc. We have requested Ernst & Young to furnish us with a letter addressed to the SEC stating whether it agrees with the above statements. A copy of Ernst & Young's letter, dated February 2, 2009, is filed as Exhibit 16.1 to this current report on Form 8-K.

During the registrant's two most recent fiscal years ended December 31, 2007 and the subsequent interim period through January 27, 2009, SingerLewak LLP was not consulted on any matters identified within Items 304(a)(2)(i) and (ii) of Regulation S-K.

Item 5.01 Changes in Control of Registrant

Reference is made to the disclosure set forth under Item 2.01 of this current report on Form 8-K, which disclosure is incorporated herein by reference.

Pursuant to the terms of the Merger as described in our current report on Form 8-K filed on November 13, 2008, which disclosure is incorporated herein by reference, following the consummation of the Merger, the holders of MMR equity (including options and warrants) prior to the Merger, on fully diluted basis, owned (or had the right to acquire) approximately 60.3% of total outstanding shares of our capital stock.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Prior to the closing, Old Favrille decreased the size of its Board of Directors from eight to seven members, all of Old Favrille's then executive officers and directors resigned effective immediately prior to the completion of the Merger, and seven persons (five designated by MMR and two designated by Old Favrille) were appointed to fill the vacancies created by the director resignations.

The following directors resigned on January 27, 2009 effective immediately prior to the completion of the Merger: Michael L. Eagle, Cam L. Garner, Antonio J. Grillo-Lopez, John P. Longenecker, Fred Middleton, David Molowa, Wayne I. Roe, and Ivor Royston. Effective immediately prior to the completion of the Merger, John P. Longenecker resigned from his position as our President and Chief Executive Officer and Tamara A. Seymour resigned from her position as our Chief Financial Officer and Vice-President of Finance and Administration.

Our Board of Directors is divided into three classes, with each class serving a staggered three-year term. None of the individuals designated by MMR were members of our Board of Directors immediately prior to the Merger. Upon the consummation of the Merger, the following individuals were appointed to the three classes of directors with terms expiring as follows, with Robert H. Lorsch serving as Chairman:

Douglas H. Helm - 2009 annual meeting
Jack Zwissig - 2009 annual meeting
David A. Boyden - 2010 annual meeting
George Rebensdorf - 2010 annual meeting
Hector V. Barreto, Jr. - 2011 annual meeting
Bernard Stolar - 2011 annual meeting
Robert H. Lorsch - 2011 annual meeting

Immediately after the Merger, Robert H. Lorsch was appointed President and Chief Executive Officer and Naj Allana was appointed Senior Vice President and Chief Financial Officer.

For certain biographical and other information regarding the newly appointed officers and directors, see the disclosure under Item 2.01 of this current report on Form 8-K, which disclosure is incorporated herein by reference.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On February 2, 2009, we filed a Certificate of Ownership and Merger with the Secretary of State of the State of Delaware pursuant to Section 253 of the Delaware General Corporation Law, providing for the merger of a newly-created, wholly-owned subsidiary with and into the Company. The merger will become effective on February 9, 2008. In connection with the merger, Article I of the Company's Certificate of Incorporation will be amended solely to reflect the Company's new corporate name, MMR Information Systems, Inc. A copy of the Certificate of Ownership and Merger is attached hereto as Exhibit 3.2 and is incorporated herein by reference.

In connection with the Company's name change, the CUSIP number of its common stock, par value $0.001 per share, will change to 553101 106 effective February 9, 2009. The Company's common stock will continue to trade on the OTC BB under the symbol FVRL.OB until a new trading symbol can be obtained.

Item 5.06 Change in Shell Company Status.

As a result of the Merger previously described in our current report on Form 8-K, filed on November 13, 2008, and Item 2.01 of this current report on Form 8-K, we ceased being a shell company as of January 27, 2009. Reference is made to the disclosures set forth in Item 1.01 of our current report on Form 8-K, filed on November 13, 2008, and the disclosures set forth in Item 2.01 of this current report on Form 8-K, which disclosures are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(a) Financial statements of business acquired.

Audited financial statements of mymedicalrecords.com, Inc. for the years ended December 31, 2007 and 2006 and unaudited financial statements for the nine months ended September 30, 2008. See pages F-1 - F-28 incorporated by reference herein.

(b) Pro forma financial information.

Unaudited Pro Forma condensed and combined balance sheet as of December 31, 2007 and as of September 30, 2008.

Unaudited Pro Forma condensed and combined statement of operations for the year ended December 31, 2007 and the nine months ended September 30, 2008. See pages F-29 - F-33 incorporated by reference herein.

(c) Exhibits.

Exhibit Number	Description of Exhibits
2.1

Agreement and Plan of Merger and Reorganization, dated as of November 8, 2008, by and among Favrille, Inc., Montana Merger Sub, Inc. and mymedicalrecords.com, Inc. (incorporated by reference to Exhibit 2.1 of the registrant's current report on Form 8-K filed on November 13, 2008)

2.2

Form of Voting Agreement, dated as of November 8, 2008, by and among Favrille, Inc. and certain stockholders of mymedicalrecords.com, Inc. (incorporated by reference to Exhibit 2.2 of the registrant's current report on Form 8-K filed on November 13, 2008)

3.1	Amended and Restated Certificate of Incorporation, as amended by a Certificate of Amendment of Amended and Restated Certificate of Incorporation
3.2	Certificate of Ownership and Merger
3.3	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 of the registrant's current report on Form 8-K filed on October 9, 2007)
4.1	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to registrant's registration statement on Form S-1 (File No. 333-114299) filed on May 11, 2004)
4.2

Amended and Restated Investor Rights Agreement dated March 26, 2004 among the registrant and certain of its stockholders (incorporated by reference to Exhibit 4.2 to registrant's registration statement on Form S-1 (File No. 333-114299) filed on April 8, 2004)

4.3

Amendment No. 1 to Amended and Restated Investor Rights Agreement dated April 6, 2004 among the registrant and certain of its stockholders (incorporated by reference to Exhibit 4.3 to registrant's registration statement on Form S-1 (File No. 333-114299) filed on April 8, 2004)

4.4

Securities Purchase Agreement dated March 6, 2006, by and among registrant and the individuals and entities identified on Exhibit A thereto (incorporated by reference to Exhibit 4.4 of the registrant's current report on Form 8-K filed on March 10, 2006)

50

4.5

Form of Warrant issued pursuant to the Securities Purchase Agreement dated March 6, 2006, by and among registrant and the individuals and entities identified on Exhibit A thereto (incorporated by reference to Exhibit 4.5 of the registrant's current report on Form 8-K filed on March 10, 2006)

4.6

Securities Purchase Agreement dated February 12, 2007, by and among registrant and certain investors (incorporated by reference to Exhibit 10.1 of the registrant's current report on Form 8-K filed on February 13, 2007)

4.7

Warrant to purchase 250,000 shares of common stock dated December 19, 2006 issued to Kingsbridge Capital Limited (incorporated by reference to Exhibit 4.1 of the registrant's current report on Form 8-K filed on December 20, 2006)

4.8

Registration Rights Agreement dated December 19, 2006, by and between registrant and Kingsbridge Capital Limited (incorporated by reference to Exhibit 4.2 of the registrant's current report on Form 8-K filed on December 20, 2006)

4.9

Amendment No. 1 to Registration Rights Agreement dated December 19, 2006, by and between registrant and Kingsbridge Capital Limited dated August 10, 2007 (incorporated by reference to Exhibit 4.11 of the registrant's quarterly report on Form 10-Q for the quarter ended June 30, 2007)

4.10

Warrant to purchase 48,834 shares of common stock dated December 30, 2005 issued to General Electric Capital Corporation (incorporated by reference to Exhibit 4.6 of the registrant's annual report on Form 10-K for the year ended December 31, 2005)

4.11

Warrant to purchase 48,834 shares of common stock dated December 30, 2005 issued to Oxford Finance Corporation (incorporated by reference to Exhibit 4.7 of the registrant's annual report on Form 10-K for the year ended December 31, 2005)

4.12	Form of Warrant issued to investors in November 2007 registered direct offering (incorporated by reference to Exhibit 4.1 of the registrant's current report on Form 8-K filed on November 5, 2007)
4.13

Placement Agent Agreement dated November 2, 2007, by and between registrant and Lazard Capital Markets, LLC (incorporated by reference to Exhibit 1.1 of the registrant's current report on Form 8-K filed on November 5, 2007)

4.14

Warrant to purchase 10,000 shares of common stock dated April 8, 2008 issued to Porter Novelli Life Sciences, LLC (incorporated by reference to Exhibit 4.13 of the registrant's quarterly report on Form 10-Q for the quarter ended March 31, 2008)

4.15	Form of Warrant issued pursuant to the Creditor Plan dated as of November 8, 2008 by and among registrant, mymedicalrecords.com, Inc. and Kershaw, Mackie & Co. as the administrative agent
10.1

Amended and Restated 2001 Equity Incentive Plan and Form of Stock Option Agreement thereunder (incorporated by reference to Exhibit 10.2 to registrant's registration statement on Form S-1 (File No. 333-114299) filed on April 8, 2004)

10.2	2005 Non-Employee Directors' Stock Option Plan, as amended (incorporated by reference to Exhibit 10.4A of the registrant's annual report on Form 10-K for the year ended December 31, 2006)
10.3

Form of Stock Option Agreement to the 2005 Non-Employee Directors' Stock Option Plan, as amended (incorporated by reference to Exhibit 10.3 to registrant's registration statement on Form S-1 (File No. 333-114299) filed on January 7, 2005)

10.4

2005 Employee Stock Purchase Plan and Form of Offering Document thereunder (incorporated by reference to Exhibit 10.4 to registrant's registration statement on Form S-1 (File No. 333-114299) filed on January 7, 2005)

51

10.5

Creditor Plan dated as of November 8, 2008 by and among registrant, mymedicalrecords.com, Inc. and Kershaw, Mackie & Co. as the administrative agent. (incorporated by reference to Exhibit 10.1 of the registrant's current report on Form 8-K filed on November 13, 2008)

10.6	Security Agreement dated July 31, 2007 by and between MMR and The RHL Group, Inc.
10.7	Second Amended and Restated Secured Promissory Note dated August 1, 2008 by and between MMR and The RHL Group, Inc.
10.8	Allonge to RHL Group Promissory Note and Security Agreement dated January 27, 2009 by and between mymedicalrecords.com, Inc. and The RHL Group, Inc.
10.9	Form of Indemnity Agreement for the registrant's directors and executive officers
10.10	Employment Agreement dated as of January 27, 2009 by and among the registrant, MMR and Robert H. Lorsch
10.11	Form of Employment Agreement dated as of January 27, 2009 by and among the registrant, MMR and Naj Allana
10.12	Amended and Restated Consulting Agreement dated as of January 27, 2009 by and between MMR and The RHL Group, Inc.
10.13	Marketing and Strategic Planning Agreement dated August 24, 2006 by and between MMR and Hector V. Barreto, Jr.
10.14	Marketing and Strategic Planning Agreement dated November 23, 2005 by and between MMR and Bernard Stolar
10.15	Letter Agreement dated December 28, 2007 by and between MMR and The Rebensdorf Group, Inc.
10.16	Letter Agreement dated as of December 30, 2008 by and between MMR and Richard Teich
10.17	Letter Agreement dated January 27, 2009 by and among the registrant, MMR and John P. Longenecker
10.18	Letter Agreement dated January 27, 2009 by and among the registrant, MMR and Tamara A. Seymour
16.1	Letter to the Securities and Exchange Commission from Ernst & Young, LLP
21.1	Schedule of Subsidiaries
99.1	Press Release of the registrant dated January 28, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FAVRILLE, INC.

February 2, 2009	By:	/s/ Robert H. Lorsch
Name: Robert H. Lorsch
Title: Chairman, President and Chief Executive Officer

REPORT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

To the Board of Directors and Shareholders
mymedicalrecords.com, Inc.

We have audited the accompanying balance sheets of mymedicalrecords.com, Inc. (the "Company") as of December 31, 2007 and 2006, and the related statements of operations, stockholders' equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of mymedicalrecords.com, Inc. as of December 31, 2007 and 2006, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 3 to the financial statements, the Company has adopted the provisions of Statement of Financial Accounting Standards Interpretation No. 48, "Accounting for Uncertainty in Income Taxes - an Interpretation of FASB Statement No. 109," on January 1, 2007.

As described in Note 2 to the financial statements, the Company has restated its financial statements for the year ended December 31, 2005 for the correction of an error related to a beneficial conversion feature.

SingerLewak LLP

Los Angeles, CA
January 27, 2009

MYMEDICALRECORDS.COM, INC.
BALANCE SHEETS

	December 31,	December 31,	September 30,
	2007	2006	2008
			(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$11,450	$565,269	$19,742
Accounts receivable, net	24,356	1,478	14,627
Related party receivables	1,000	73,874	-
Loan origination fees	-	-	41,667
Prepaid expenses and advances	139,513	49,803	113,671
Total current assets	176,319	690,424	189,707
Property and equipment, net	66,641	57,084	51,294
Other assets:
Deposits	53,337	44,337	4,885
Advances - Related Party	100,000	-	100,000
Intangible assets, net	456,326	396,771	358,194
Total other assets	609,663	441,108	463,079
Total assets	$852,623	$1,188,616	$704,080

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Line of credit, related party	$283,098	$-	$802,132
Related party payable	255,641	10,431	578,999
Compensation payable, related parties	-	196,000	-
Compensation payable	37,813	-	62,612
Accounts payable and accrued expenses	460,901	269,317	632,703
Deferred revenue	130,186	45,833	147,917
Deferred rent	6,344	-	-
Current portion of capital lease	6,262	-	6,756
Total current liabilities	1,180,245	521,581	2,231,119
Capital lease, net of current portion	23,079	-	15,886
Total liabilities	1,203,324	521,581	2,247,005

Commitments & Contingencies

Stockholders' equity (deficit)
Preferred Stock - $0.001 Par Value, 10,000,000 Shares Authorized;
Series A 3,332,694, 3,332,694 and 3,332,694 (unaudited) shares outstanding as of December 31, 2007 and 2006, and September 30,
2008, respectively with a liquidation preference of $1.00/share	3,333	3,333	3,333
Series B 1,263,750, 1,041,250 and 1,263,750 (unaudited) shares outstanding as of December 31, 2007 and 2006, and September 30,
2008, respectively with a liquidation preference of $2.00/shares	1,264	1,041	1,264
Series C 1,111,213 and 1,568,804 (unaudited) shares outstanding as of December 31, 2007 and September 30, 2008
respectively with a liquidation preference of $1.33/share	1,111	-	1,569
Common stock - $0.001 par value, 100,000,000 Shares Authorized;
12,622,819, 10,329,999 and 15,927,357 (unaudited)
shares outstanding as of December 31, 2007 and 2006, and
September 30, 2008, respectively	12,623	10,330	15,927
Treasury stock, at cost (4,413,053, zero and zero shares at
December 31, 2007 and 2006, and September 30, 2008, respectively)	-	-	-
Additional paid-in capital	7,225,507	5,094,422	8,255,619
Accumulated deficit	(7,594,539)	(4,442,091)	(9,820,637)
Total Stockholders' Equity (Deficit)	(350,701)	667,035	(1,542,925)
Total Liabilities and Stockholders' Equity (Deficit)	$852,623	$1,188,616	$704,080

The accompanying notes are an integral part of the financial statements.

MYMEDICALRECORDS.COM, INC.
STATEMENTS OF OPERATIONS

	Year ended		Nine months ended
	December 31,		September 30,
	2007	2006	2008	2007
			(unaudited)	(unaudited)
Revenues
Subscriber	$122,563	$9,759	$192,820	$71,347
License and Other Fees	93,527	4,199	135,486	67,528
Total Revenues	216,090	13,958	328,306	138,875
Cost of Revenue	319,447	132,047	299,315	220,543
Gross Profit (Loss)	(103,357)	(118,089)	28,991	(81,668)

Operating Expenses
General and Administrative	1,588,911	1,628,877	1,081,046	1,435,795
Sales and Marketing	1,080,457	1,667,996	738,462	873,705
Technology Development	245,162	263,024	115,240	205,077
Total Operating Expenses	2,914,530	3,559,897	1,934,748	2,514,577
Loss from Operations	(3,017,887)	(3,677,986)	(1,905,757)	(2,596,245)

Other Income (Expenses)
Interest and Other Expenses	(108,519)	(49,723)	(284,834)	(64,180)
Other Income	-	500,000	-	-
Net Loss	(3,126,406)	(3,227,709)	(2,190,591)	(2,660,425)
Deemed dividend	26,042	-	35,507	-
Net loss available to Common Stock Holders	$(3,152,448)	$(3,227,709)	$(2,226,098)	$(2,660,425)

Net loss per share, basic and diluted	$(0.31)	$(0.31)	$(0.20)	$(0.25)

Weighted average shares outstanding, basic and diluted	10,139,631	10,317,615	10,903,577	10,736,812

The accompanying notes are an integral part of the financial statements.

MYMEDICALRECORDS.COM, INC.
STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
For the years ended December 31, 2007 and 2006, and the nine months ended September 30, 2008 (unaudited)

	Preferred Stock A		Preferred Stock B		Preferred Stock C		Common Stock		Treasury Stock
	Par @ $.001		Par @ $.001		Par @ $.001		Par @ $.001		Par @ $.001		Additional Paid-in	Accumulated	Shareholders' Equity/
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	(Deficit)
Balance on December 31, 2005
as previously reported	965,318	$965	-	$-	-	$-	10,309,999	$10,310	-	$-	$664,392	$(1,070,632)	$(394,965)
Adjustment (Note 2)	-	-	-	-	-	-	-	-	-	-	143,750	(143,750)	-
Balance on December 31, 2005,
as restated	965,318	965	-	-	-	-	10,309,999	10,310	-	-	808,142	(1,214,382)	(394,965)
Net loss	-	-	-	-	-	-	-	-	-	-	-	(3,227,709)	(3,227,709)
Issuance of Preferred A for cash,
net of expenses of $35,380	1,840,500	1,841	-	-	-	-	-	-	-	-	1,803,280	-	1,805,121
Conversion of Notes Payable to
Preferred A	526,876	527	-	-	-	-	-	-	-	-	420,973	-	421,500
Beneficial conversion feature related to
Convertible Notes Payable - Related Party	-	-	-	-	-	-	-	-	-	-	56,250	-	56,250
Issuance of Preferred B for cash,
net of expenses of $106,140	-	-	1,041,250	1,041	-	-	-	-	-	-	1,975,319	-	1,976,360
Common shares issued for services	-	-	-	-	-	-	20,000	20	-	-	1,780	-	1,800
Stock based compensation	-	-	-	-	-	-	-	-	-	-	28,678	-	28,678
Balance on December 31, 2006	3,332,694	3,333	1,041,250	1,041	-	-	10,329,999	10,330	-	-	5,094,422	(4,442,091)	667,035
Net loss	-	-	-	-	-	-	-	-	-	-	-	(3,126,406)	(3,126,406)
Exercise of stock options	-	-	-	-	-	-	50,000	50	-	-	12,450	-	12,500
Shares returned to Treasury pursuant
to a legal settlement	-	-	-	-	-	-	-	-	(4,413,053)	-	-	-	-
Issuance of Preferred B for cash,
net of expenses of $32,332	-	-	222,500	223	-	-	-	-	-	-	412,446	-	412,669
Issuance of Preferred C for cash,
net of expenses of $108,393	-	-	-	-	1,111,213	1,111	-	-	-	-	1,368,409	-	1,369,520
Issuance of Common Stock as
incentive to Preferred B and C holders	-	-	-	-	-	-	200,320	200	-	-	25,842	(26,042)	1
Common shares issued for services	-	-	-	-	-	-	2,042,500	2,043	-	-	263,514	-	265,557
Stock based compensation	-	-	-	-	-	-	-	-	-	-	48,424	-	48,424
Balance on December 31, 2007	3,332,694	3,333	1,263,750	1,264	1,111,213	1,111	12,622,819	12,624	(4,413,053)	-	7,225,507	(7,594,539)	(350,700)
Net loss (unaudited)	-	-	-	-	-	-	-	-	-	-	-	(2,190,591)	(2,190,591)
Issuance of Preferred C for cash,
net of expenses of $2,548 (unaudited)	-	-	-	-	457,591	458	-	-	-	-	605,590	-	606,048
Issuance of Common Stock as
incentive to Preferred C holders (unaudited)	-	-	-	-	-	-	457,591	458	-	-	35,050	(35,507)	-
Common shares
issued for services (unaudited)	-	-	-	-	-	-	2,260,000	2,260	-	-	331,141	-	333,401
Issuance of shares, including Treasury stock,
to related third party as consideration for
renewal of line of credit (unaudited)	-	-	-	-	-	-	586,947	586	4,413,053	-	49,414	-	50,000
Stock based compensation (unaudited)	-	-	-	-	-	-	-	-	-	-	8,918	-	8,918
Balance on September 30, 2008
(unaudited)	3,332,694	$3,333	1,263,750	$1,264	1,568,804	$1,569	15,927,357	$15,929	-	$-	$8,255,619	$(9,820,637)	$(1,542,925)

The accompanying notes are an integral part of the financial statements.

MYMEDICALRECORDS.COM, INC.
STATEMENTS OF CASH FLOWS

	Year ended		Nine months ended
	December 31,		September 30,
	2007	2006	2008	2007
			(unaudited)	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	$(3,126,406)	$(3,227,709)	$(2,190,591)	$(2,660,425)
Adjustments to Reconcile Net Loss to Cash Used In Operating Activities
Depreciation and Amortization	137,330	62,871	111,823	100,106
Bad Debt Expense	2,885	-	1,040	-
Restricted common stock issued for services	265,557	1,800	333,401	192,827
Share based compensation	48,424	28,678	8,918	36,318
Beneficial conversion feature related to Convertible Notes Payable - Related Party	-	56,250	-	-
Loss on disposal of fixed assets	875	-	2,996	875
Changes in Assets and Liabilities:
Accounts Receivable	(25,763)	(1,478)	8,688	(22,131)
Related Parties Receivable	72,874	(73,874)	1,000	66,065
Loan origination fees	-	-	8,333	-
Prepaid Expenses and Advances	(83,275)	(47,215)	25,842	(193,241)
Deposits	(9,000)	(44,337)	48,451	4,000
Related Party Payable	245,210	(71,699)	323,357	185,131
Compensation Payable - related parties	(196,000)	196,000	-	(196,000)
Compensation Payable	37,813	-	24,799	16,353
Accounts Payable and Accrued Expenses	191,584	135,704	171,804	229,373
Deferred Revenue	84,332	45,833	17,731	104,724
Deferred Rent	6,344	-	(6,344)	8,262
Net Cash Used In Operating Activities	(2,347,216)	(2,939,176)	(1,108,752)	(2,127,763)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of Property and Equipment	(2,049)	(60,597)	(3,566)	(2,049)
Website Development	(178,804)	(267,190)	-	(178,804)
Advances to Related Party	(100,000)	-	-	(100,000)
Proceeds from Sale of Property and Equipment	2,102	-	2,226	2,102
Net Cash Used In Investing Activities	(278,751)	(327,787)	(1,340)	(278,751)

CASH FLOWS FROM FINANCING ACTIVITIES
Payments on capital lease	(5,659)	-	(6,699)	(2,828)
Net Proceeds from (Net Repayment of) Line of Credit, Related Party	283,098	-	519,034	246,831
Repayment of Note Payable - Related Party	-	(50,000)	-	-
Common stock options exercised	12,500	-	-	12,500
Issuance of Preferred Stock - Series A, net of issuance cost	-	1,805,121	-	-
Issuance of Preferred Stock - Series B, net of issuance cost	412,668	1,976,360	-	391,046
Issuance of Preferred Stock - Series C, net of issuance cost	1,369,520	-	606,048	1,142,732
Net Cash Provided By Financing Activities	2,072,127	3,752,981	1,118,383	1,790,280
Net Increase (Decrease) in Cash and Cash Equivalents	(553,840)	486,018	8,291	(616,234)
Cash and Cash Equivalents at Beginning of Year	565,269	100,752	11,450	565,269
Cash (Overdraft) at End of Year	$11,429	$586,770	$19,741	$(50,965)

SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid	$8,435	$1,697	$18,616	$-
Income taxes paid	$800	$800	$800	$800
Non-cash investing and financing activity:
Capital leases	$35,000	$-	$-	$35,000
Conversion of notes payable to Series A Preferred	$-	$421,500	$-	$-
Common stock issued as loan origination fees	$-	$-	$50,000	$-

The accompanying notes are an integral part of the financial statements.

NOTE 1 - NATURE OF OPERATIONS

mymedicalrecords.com, Inc. ("the Company", "MMR", "our", "us" or "we"), incorporated in Delaware in 2005 and headquartered in Los Angeles, California, seeks to empower consumers and medical professionals by facilitating access to consumer medical records and associated vital documents (such as living wills, birth certificates and insurance policies). The Company offers consumers an easy-to-use, secure web-based product that allows documents, images and voice mail messages to be transmitted in and out of the MMR's proprietary system using a variety of methods, including fax, file upload and email.

NOTE 2 - RESTATEMENT OF 2005 FINANCIAL STATEMENTS

During March 2005, the Company issued notes payable to a related party that contained a contingent conversion feature whereby the notes payable would become convertible in a future offering by the Company. In September 2005, the Company began issuing its Series A Preferred Stock and the contingent feature was resolved as the notes payable became convertible into Series A Preferred Stock. Upon further examination of its accounting for the conversion feature, the Company determined that it made an error in its application of the relevant accounting principles under EITF 98-5, "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios," and EITF 00-27, "Application of Issue No. 98-5 to Certain Convertible Instruments." The Company did not record a beneficial conversion feature for the difference between the conversion price of the notes payable into Series A Preferred Stock and the market price of the Series A Preferred Stock in the offering. The Company has determined the effect of the correction on its previously issued financial statements and has restated the opening retained earnings and additional paid in capital at December 31, 2005. As a result of the restatement, retained earnings decreased by $143,750 and additional paid in capital increased by $143,750 to record the beneficial conversion feature.

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) MANAGEMENT'S USE OF ESTIMATES

The preparation of financial statements in accordance with accounting principles generally accepted in the United States ("GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of net revenue and expenses during each reporting period. On an ongoing basis, management evaluates its estimates, including those related to revenue recognition, allowances for doubtful accounts, the valuation of deferred income taxes, tax contingencies, long-lived and intangible assets and stock-based compensation. These estimates are based on historical experience and on various other factors that we believe to be reasonable under the circumstances. Actual results could differ from those estimates.

(b) CASH AND CASH EQUIVALENTS

We consider cash equivalents to be only those investments that are highly liquid, readily convertible to cash and with maturities of 90 days or less at the purchase date. The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash.

(c) TRADE AND OTHER RECEIVABLES

Receivables represent claims against third parties that will be settled in cash. The carrying value of receivables, net of an allowance for doubtful accounts, if any, represents their estimated net realizable value. The allowance for doubtful accounts, if any, is estimated based on historical collection trends, type of customer, the age of outstanding receivables and existing economic conditions. If events or changes in circumstances indicate that specific receivable balances may be impaired, further consideration is given to the collectibility of those balances and the allowance is adjusted accordingly. Past due receivable balances are written-off when collection efforts have been unsuccessful in collecting the amount due.

(d) FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards ("SFAS") No. 107, Disclosure about Fair Value of Financial Instruments requires entities to disclose the fair value of financial instruments, both assets and liabilities recognized and not recognized on the balance sheet, for which it is practicable to estimate fair value. SFAS No. 107 defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. As of December 31, 2007 and 2006, the carrying value of short-term and long-term investments, accounts receivable, interest receivable, accounts payable, accrued expenses, interest payable and customer deposits approximates fair value due to the short-term nature of such instruments. The carrying value of short-term debt approximates fair value as the related interest rates approximate rates currently available to the Company.

(e) PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Equipment under capital leases is stated at the present value of the minimum lease payments. Depreciation is calculated using the straight-line method, based upon the following estimated useful lives:

Furniture and Fixtures 5 Years

Computer Equipment 5 Years

When items are retired or disposed of, income is charged or credited for the difference between the net book value of the asset and the proceeds realized thereon.

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNT POLICIES (continued)

Expenditures for maintenance and repairs are charged to operations as incurred while renewals and betterments are capitalized.

All property and equipment, along with all other assets of the Company, are pledged as collateral for a line of credit from a related party (see Note 4 - Line of Credit, Related party).

(f) INTANGIBLE ASSETS

Intangible assets are comprised of website development costs and domain names. We account for website development costs in accordance with the provisions of EITF 00-2, "Accounting for Website Development Costs" and with SFAS No. 86 "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed". Pursuant to the provisions of SFAS No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed," we capitalize internally developed website costs when the website under development has reached technological feasibility. These costs are amortized, typically over an estimated life of five years, using the larger of the amount calculated using the straight-line method or the amount calculated using the ratio between current period gross revenues and the total of current period gross revenues and estimated future gross revenues. At each balance sheet date, we evaluate the unamortized capitalized website costs compared to the net realizable value. The amount by which the unamortized capitalized website costs exceed its net realizable value is written off.

We account for domain names in accordance with the provisions of SFAS No. 142, "Goodwill and Other Intangible Assets" and amortize them on a straight-line basis. Identifiable intangible assets are amortized over their estimated useful lives as follows:

Website Development Costs 5 Years

Domain Name 5 Years

(g) IMPAIRMENT OF LONG-LIVED ASSETS AND INTANGIBLES

We account for long-lived assets, which include property and equipment and identifiable intangible assets with finite useful lives (subject to amortization), in accordance with the provisions of SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS No. 144"). SFAS No. 144 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability is measured by comparing the carrying amount of an asset to the expected future net cash flows generated by the asset. If it is determined that the asset may not be recoverable, or if the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized to the extent of the difference.

We assessed whether events or changes in circumstances have occurred that potentially indicate the carrying amount of long-lived assets may not be recoverable. We concluded that there were no such events or changes in circumstances during 2007 or 2006.

(h) REVENUE RECOGNITION

The Company's revenues are derived from services, which are comprised of providing electronic access to consumer medical records and other vital documents and from the licensing of our service. Revenue is recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the service is performed, and collectability of the resulting receivable is reasonably assured.

Our subscriber revenues consist of annual and monthly recurring retail subscriptions and usage-based fees, which are primarily paid in advance by credit card, and corporate accounts which are based on either on an access-fee or actual number of users, and in each case billed in advance at the beginning of each month of service. In accordance with

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNT POLICIES (continued)

Securities and Exchange Commission issued Staff Accounting Bulletin No. 104, Revenue Recognition, which clarifies certain existing accounting principles for the timing of revenue recognition and classification of revenues in the financial statements, we defer the portions of annual recurring subscription fees collected in advance and recognize them on a straight line basis over the subscription period.

The Company grants exclusive licenses for the sale and marketing of its service in international territories in consideration of an up front license fee and an ongoing royalty. The royalty fee is usually a percentage of revenue earned by the licensee and there usually are certain minimum guarantees. License fee revenues received in advance from international licensees for the grant of the license are deferred and recognized over the period covered by the agreement. Minimum guaranteed royalty payments received in advance are deferred and recognized over the period to which the royalty relates. All such revenues are included under License and Other Fees. In those cases where a license agreement contains multiple deliverables, the agreement is accounted for in accordance with the provisions of EITF 00-21, "Revenue Arrangements with Multiple Deliverables."

(i) INCOME TAXES AND UNCERTAIN TAX POSITIONS

The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." ("SFAS No. 109") In accordance with SFAS No. 109, deferred tax assets and liabilities are recognized to reflect the estimated future tax effects, calculated at currently effective tax rates, of future deductible or taxable amounts attributable to events that have been recognized on a cumulative basis in the financial statements. A valuation allowance related to a deferred tax asset is recorded when it is more likely than not that some portion of the deferred tax asset will not be realized. Deferred tax assets and liabilities are adjusted for the effects of the changes in tax laws and rates of the date of enactment.

The Company adopted the provisions of FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes" (``FIN 48''), on January 1, 2007. FIN 48 prescribes a recognition threshold that a tax position is required to meet before being recognized in the financial statements and provides guidance on recognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition issues. The adoption of FIN 48 did not have any impact on the Company. The Company classifies interest and penalties as a component of general and administrative expenses. To date, there have been no interest or penalties assessed or paid.

(j) ADVERTISING

The Company expenses advertising costs as incurred. Advertising expense for the periods ended December 31, 2007 and 2006 was $32,058 and $131,814, respectively and for the nine months ended September 30, 2008 and 2007 was $19,263 (unaudited) and $31,423 (unaudited), respectively.

(k) SHARE-BASED COMPENSATION

The Company accounts for share-based compensation in accordance with SFAS No. 123(R), "Share Based Payment," ("SFAS123(R)"). The Company applies SFAS 123(R) in accounting for stock issued to employees under the recognition of compensation expense related to the fair value of employee share-based awards, including stock options and restricted stock. Determining the fair value of options at the grant date requires judgment, including estimating the expected term that stock options will be outstanding prior to exercise, the associated volatility and the expected dividends. Judgment is required in estimating the amount of share-based awards expected to be forfeited prior to vesting. If actual forfeitures differ significantly from these estimates, share-based compensation expense could be materially impacted.

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNT POLICIES (continued)

The fair value of each stock option is estimated on the date of grant using the Black-Scholes option pricing model. Assumptions relative to volatility and anticipated forfeitures are determined at the time of grant with the following weighted average assumptions.

	Years ended December 31
	2007	2006
Expected life in years	3	3
Stock price volatility	70%	70%
Risk free interest rate	4.14% - 4.71%	4.37% - 5.13%
Expected dividends	None	None
Forfeiture rate	10%	10%

The assumptions used in the Black Scholes models referred to above are based upon the following data: (1)  As the Company does not have adequate historic data regarding option exercise rates, and it has determined these options to be "plain vanilla" options, then in accordance with SEC Staff Accounting Bulletin ("SAB") No. 110, it has adopted the simplified method of estimating the expected life of the options. This method prescribes assigning an expected life equal to the midpoint between the vesting period and the contractual option termination. (2) In the absence of a public market for the Company's shares, the expected stock price volatility of the underlying shares over the expected term of the option was taken at 70% which is approximately the mid-point of the range for similar companies. (3) The risk free interest rate is based on published U.S. Treasury Department interest rates for the expected terms of the underlying options. (4) Expected dividends are based on historical dividend data and expected future dividend activity. (5) The expected forfeiture rate is based on historical forfeiture activity and assumptions regarding future forfeitures based on the composition of current grantees.

Prior to the adoption of SFAS No. 123(R), the Company presented all tax benefits resulting from the exercise of stock options as operating cash inflows in the statements of cash flows, in accordance with the provisions of EITF Issue No. 00-15, "Classification in the Statement of Cash Flows of the Income Tax Benefit Received by a Company upon Exercise of a Nonqualified Employee Stock Option."  SFAS No. 123(R) requires the benefits of tax deductions in excess of the compensation cost recognized for those options to be classified as financing cash inflows rather than operating cash inflows, on a prospective basis. The impact of this change was not material to the Company.

In accordance with SAB No. 107, options issued to non-employees are treated the same as those issued to employees with the exception of determination of the measurement date. Per EITF No. 96-18 "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services," as further clarified by EITF No. 00-18 "Accounting Recognition for Certain Transactions involving Equity Instruments Granted to Other Than Employees," the measurement date is the earlier of (1) The date at which a commitment for performance by the counterparty to earn the equity instruments is reached, or (2) The date at which the counterparty's performance is complete. Options granted to consultants are valued at their respective measurement dates, and recognized as expensed based on the portion of the total consulting services provided during the applicable period. As further consulting services are provided in future periods, the Company will revalue the associated options and recognize additional expense based on their then current values.

(l) NET LOSS PER SHARE

The Company uses SFAS No. 128, "Earnings Per Share" for calculating the basic and diluted loss per share. The basic loss per share is calculated by dividing the net loss attributable to common shareholders by the weighted average number of common shares outstanding. Diluted loss per share is computed similar to basic loss per share except that

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNT POLICIES (continued)

the denominator is increased to include the number of additional common shares that would have been outstanding if the potential shares had been issued and if the additional shares were dilutive. Common equivalent shares are excluded from the computation of net loss per share if their effect is anti-dilutive.

For the year ended December 31, 2007 and 2006, 9,197,657 and 7,803,944 potentially dilutive shares, respectively, were excluded from the shares used to calculate diluted earnings per share as their inclusion would reduce net loss per share, respectively. There were 9,505,248 (unaudited) and 9,572, 337 (unaudited) potentially dilutive shares that were excluded for the nine months ended September 30, 2008,and 2007, respectively.

(m) RESEARCH, DEVELOPMENT AND ENGINEERING

Research, development and engineering costs are expensed as incurred. Costs for software development relating to our website incurred subsequent to establishing technological feasibility, in the form of a working model, are capitalized and amortized over their estimated useful lives.

(n) CONCENTRATIONS AND OTHER RISKS

At December 31, 2007, September 30, 2008 and September 30, 2007, there were two, three and two customers respectively, representing 62%, 57% (unaudited) and 59% (unaudited) of the Company's revenue. However, given the stage at which the Company is in developing its product offerings and sales, with total revenue being less than 10% of operating income for the year ended December 31, 2007 and for the nine months ended September 30, 2008 (unaudited) and 2007 (unaudited), the concentration of revenues in two or three customers does not pose an unacceptable risk. For the year ended December 31, 2006, there was one one-time settlement fee of $500,000 earned by the Company that accounted for substantially all of the Company's other income.

(o) RECENT ACCOUNTING PRONOUNCEMENTS

In May 2008, the FASB issued SFAS No. 162, "The Hierarchy of Generally Accepted Accounting Principles". ("SFAS No. 162") SFAS No. 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements for nongovernmental entities that are presented in conformity with generally accepted accounting principles in the United States. The Company does not expect that this statement will result in a change in current practice.

In March 2008, the FASB issued SFAS No. 161, "Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133. " ("SFAS No. 161")  SFAS No. 161 requires enhanced disclosures about a company's derivative and hedging activities. These enhanced disclosures will discuss (a) how and why a company uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under FASB Statement No. 133 and its related interpretations and (c) how derivative instruments and related hedged items affect a company's financial position, results of operations and cash flows. SFAS No. 161 is effective for fiscal years beginning on or after November 15, 2008, with earlier adoption allowed. The Company does not anticipate that the adoption of this accounting pronouncement will have a material effect on its financial statements.

In February 2008, the FASB issued FASB Staff Position No. 157-2, "Effective Date of FASB Statement No. 157", ("SFAS No. 157") which delays the effective date of SFAS No. 157 for nonfinancial assets and nonfinancial liabilities to fiscal years beginning after November 15, 2008.  Therefore, we will delay application of SFAS 157 to our nonfinancial assets and nonfinancial liabilities.  The Company does not anticipate that the delayed adoption of this accounting pronouncement will have a material effect on its financial statements.

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNT POLICIES (continued)

In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements." ("SFAS No. 157") SFAS No.157 defines fair value, establishes a framework for measuring fair value in accordance with GAAP, and expands disclosures about fair value measurements. The provisions of SFAS No. 157 are effective for the Company for fiscal years beginning after November 15, 2007. The Company does not anticipate that the adoption of this accounting pronouncement will have a material impact on its financial statements.

In December 2007, the FASB issued SFAS No. 160, "Non-controlling Interests in Consolidated Financial Statements" - an amendment of ARB No. 51. ("SFAS No. 160")  SFAS No. 160 establishes accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary.  SFAS No. 160 clarifies that a non-controlling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements and requires retroactive adoption of the presentation and disclosure requirements for existing minority interests, of which the Company currently has none.  All other requirements of SFAS No. 160 shall be applied prospectively.  SFAS No. 160 is effective for fiscal years beginning after December 15, 2008. The Company anticipates that SFAS No. 160 will not have any significant impact on its financial statements.

In December 2007, the FASB issued SFAS No. 141(revised 2007), "Business Combinations," ("SFAS No. 141") which revises current purchase accounting guidance in SFAS  No. 141, Business Combinations. SFAS No. 141R requires most assets acquired and liabilities assumed in a business combination to be measured at their fair values as of the date of acquisition. SFAS No. 141R also modifies the initial measurement and subsequent remeasurement of contingent consideration and acquired contingencies, and requires that acquisition related costs be recognized as expense as incurred rather than capitalized as part of the cost of the acquisition. SFAS No. 141R is effective for fiscal years beginning after December 15, 2008 and is to be applied prospectively to business combinations occurring after adoption. The impact of SFAS No. 141R on the Company's planned reverse merger in January 2009 has not yet been determined. The impact of SFAS No. 141R on the Company's financial statements will depend on the nature and extent of the Company's future acquisition activities.

In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option of Financial Assets and Financial Liabilities". ("SFAS No. 159") SFAS No. 159 permits companies to choose to measure certain financial instruments and certain other items at fair value. The standard requires that unrealized gains and losses on items for which the fair value option has been elected be reported in earnings. SFAS No. 159 is effective as of the beginning of the entity's first fiscal year that begins after November 15, 2007. The adoption of SFAS No. 159 did not have any significant impact on the Company's financial statements.

In July 2008, the FASB issued EITF 07-5, "Determining Whether an Instrument (or Embedded Feature) is Indexed to an Entity's Own Stock". EITF 07-5 provides a two step approach for determining whether an equity-linked financial instrument (or an embedded feature) is indexed to an entity's own stock. The guidance in this Issue is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. The Company anticipates that EITF 07-5 will not have any significant impact on its financial statements.

In July 2008, the FASB issued EITF 08-4, "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjusted Conversion Ratios". EITF 08-4 provides transition guidance for conforming changes made to EITF Issue No. 98-5, "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjusted Conversion Ratios", that resulted from EITF Issue No. 00-27, "Application of Issue No. 98-5 to Certain Convertible Instruments" and SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liability and Equity. The conforming changes are effective for financial statements issued for fiscal years ending after December

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNT POLICIES (continued)

15, 2008, with earlier application permitted. The Company anticipates that EITF 08-4 will not have any significant impact on its financial statements.

In June 2008, the FASB issued FSP No. EITF 03-6-1, "Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities". FSP No. EITF 03-6-1 clarifies that instruments granted in share-based payment transactions can be participating securities prior to the requisite service having been rendered.  The FSP is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those years. . The Company anticipates that FSP No. EITF 03-6-1 will not have any significant impact on its financial statements.

NOTE 4 - PROPERTY AND EQUIPMENT

Property and equipment, stated at cost, at December 31, 2007 and 2006 and September 30, 2008 (unaudited) consisted of the following:

			Nine months ended
	Years ended December 31		September 30, 2008
	2007	2006	(unaudited)

Furniture and Fixtures	$5,639	$7,639	$3,170
Computers and related equipment	84,624	55,458	81,708
	90,263	63,097	84,878
Less: Accumulated depreciation and amortization	(23,622)	(6,013)	(33,584)
Property and equipment, net	$66,641	$57,084	$51,294

Included in computers and related equipment at December 31, 2007 and September 30, 2008 are assets under capital lease of $28,565 and $28,565 (unaudited), respectively. Included in accumulated depreciation and amortization at December 31, 2007 and September 30, 2008 is $5,659 and $10,295 (unaudited), respectively, related to assets under capital leases. Amortization expense related to assets under capital leases aggregated $5,659 for the year ended December 31, 2007 and $4,190 (unaudited) for each of the nine months ended September 30, 2008 and 2007. Depreciation expense was $18,081 and $5,555 for the years ended December 31, 2007 and 2006, respectively, and $13,691 (unaudited) and $13,568 (unaudited) for the nine months ended September 30, 2008 and 2007, respectively.

NOTE 5 - INTANGIBLE ASSETS

Intangible assets as of December 31, 2007 and 2006 and September 30, 2008 consisted of the following:

	December 31		September 30, 2008
	2007	2006	(unaudited)

Website development	$644,212	$465,408	$644,212
Domain name	10,000	10,000	10,000
	654,212	475,408	654,212
Less: Accumulated amortization	(197,886)	(78,637)	(296,018)
Total intangible assets, net	$456,326	$396,771	$358,194

Amortization expense for the years ended December 31, 2007 and 2006 amounted to $119,249 and $57,315, respectively, and for the nine months ended September 30, 2008 and 2007 amounted to $98,132 (unaudited) and $88,755 (unaudited), respectively.

Estimated amortization expense for each of the next five succeeding years is as follows:

Years ending December 31

2008	$130,843
2009	130,843
2010	129,343
2011	57,430
2012	7,867
Total expected amortization expense	$456,326

NOTE 6 - LINE OF CREDIT, RELATED PARTY

On July 31, 2007, the Company entered into a promissory note agreement and a security agreement with The RHL Group, Inc., a corporation wholly owned by the Chairman and CEO of the Company, to borrow up to $100,000 under a revolving line of credit. This agreement was subsequently superseded by an amended and restated promissory note on August 23, 2007 under the terms of which the line amount was increased to $1 million. Amounts borrowed under the terms of this agreement are secured by all the assets of the Company. Interest on outstanding loan balances accrues at a rate equal to the lesser of the Wall Street Journal Prime Lending Rate (7.5% on August 23, 2007) plus 3% or the maximum rate allowed by law under the California Constitution (5% per annum), plus the rate prevailing at the Federal Reserve Bank of San Francisco on November 25, 2007 (5%), for advances to member banks. Interest expense on this note for the year ended December 31, 2007 and the nine months ended September 30, 2008 was $9,960 and $42,054 (unaudited), respectively, and the unpaid balance of interest was $1,525 and $24,963 (unaudited), respectively.

Under the terms of the agreement, The RHL Group, Inc. receives, in addition to interest, one share of common stock for each dollar drawn on the line of credit, in increments of 100,000, with a minimum grant of 400,000 shares, for each three month term of the line. The Company issued the RHL Group, Inc. a total of 800,000 common shares valued at $104,000 under the terms of this agreement during the year ended December 31, 2007, and 1,400,000 (unaudited) common shares valued at $210,000 during the nine months ended September 30, 2008, which are included in interest expense.

In conjunction with the loan agreement noted above, the Company was required to maintain certain financial covenants. At December 31, 2007 and September 30, 2008 (unaudited), the Company was in compliance with all of its covenants, including the requirement that at any time after September 1, 2007, the Company had at least $125,000 in cash including availability under

NOTE 6 - LINE OF CREDIT, RELATED PARTY (continued)

this Line of Credit or such other amount as necessary to maintain operations through the subsequent thirty (30) days.

All outstanding principal and unpaid interest was due on July 31, 2008.

On August 1, 2008, the Company entered into the Second Amended and Restated Promissory Note Agreement with the RHL Group, Inc., for the renewal of its $1 million secured line of credit.

The line was renewed on substantially the same terms, with the one change being the quarterly grant of shares under the earlier agreement was accelerated to a one time grant of 5 million common shares (including 4,413,053 shares of Treasury stock) for borrowings of up to $1 million at any time during the twelve month term of the renewal ending on July 31, 2009. In addition, The RHL Group, Inc. also receives one share of common stock for each dollar of the line of credit, in increments of 100,000, for each 3 month term of the line for borrowings over $1 million. The amount of outstanding principal and interest on the renewal date was $751,174 (unaudited).

NOTE 7 - CONVERTIBLE NOTE PAYABLE - RELATED PARTY

In March 2005, the Company issued a $500,000 secured promissory note and a $300,000 secured promissory note to MMR Partners (the "MMR Notes") that had initial terms of six months. The MMR Notes contained an option for the Company to extend the maturity for an additional six months, to March 17, 2006, upon notice to MMR Partners. On September 15, 2005, the Company extended the MMR Notes for the additional six month period.

Under the terms of the MMR Notes, MMR Partners had the option to convert its $800,000 outstanding notes into an investment in the capital stock of the Company in connection with a private placement. In connection with the September 2005 issuance of the Company's Series A Preferred Stock at $1.00 per share of Series A Preferred Stock, the Company agreed to a conversion price for the MMR Notes into shares of its Series A Preferred Stock at a discounted price of $0.80 per share.

In accordance with Emerging Issues Task Force Issue ("EITF") No. 98-5, Accounting for Convertible Securities with a Beneficial Conversion Features or Contingently Adjustable Conversion Ratios and EITF No. 00-27, Application of Issue No. 98-5 to Certain Convertible Instruments, the Company recognized a beneficial conversion feature and allocated a portion of the proceeds equal to the fair value of that feature to additional paid-in capital. On September 15, 2005, the Company recognized and measured an aggregate of $200,000, which is equal to the intrinsic value of the beneficial conversion feature, to additional paid-in capital and a charge against current earnings as interest expense in the period of the initial maturity of the MMR Notes.

In 2005, MMR Partners converted $300,000 of the Notes into Series A Preferred stock. Also in 2005, the Company repaid $50,000 of the Notes. In 2006, MMR Partners converted $450,000 of the Notes and the Company repaid another $50,000 of the Notes, effectively retiring the Notes.

The Company used the effective interest method and recorded interest expense of $143,750 and $56,250 in 2005 and 2006, respectively, related to the beneficial conversion feature of the Notes.

NOTE 8 - INCOME TAXES

The items accounting for the difference between income taxes computed at the federal statutory rate and the provision for income taxes were as follows:

	2007	2006

Statutory federal income tax rate	-34.00%	-34.00%
State income taxes, net of federal taxes	-5.70%	-5.73%
Non-deductible items	0.67%	0.49%
Valuation Allowance	39.05%	39.27%
Effective Income Tax rate	0.02%	0.03%

Significant components of deferred tax assets and (liabilities) are as follows:

	2007	2006

Net operating loss carryforwards	$3,095,729	$1,824,379
Depreciation and amortization	(7,042)	(7,256)
Share based compensation	33,030	12,286
State tax and other	(216,361)	(125,714)
Deferred Tax Assets, Net	2,905,359	1,703,695
Less: Valuation Allowance	(2,905,359)	(1,730,965)
	$-	$-

The Company files income tax returns in the U.S. Federal and California State jurisdictions. The Company is subject to U.S. Federal, State and local income tax examinations by tax authorities for all years since inception in 2005.

At December 31, 2007, the Company had Federal and State net operating loss carry forwards available to offset future taxable income of $7,247,470 and $7,144,673 respectively,. These carry forwards will begin to expire in the years ending December 31, 2025 and December 31, 2015, respectively. These net operating losses may be subject to various limitations on utilization based on ownership changes under Internal Revenue Code Section 382 and will be calculated in the future before any losses are used to offset future taxable income.

We periodically evaluate the likelihood of the realization of deferred tax assets, and adjust the carrying amount of the deferred tax assets by the valuation allowance to the extent the future realization of the deferred tax assets is not judged to be more likely than not. We consider many factors when assessing the likelihood of future realization of our deferred tax assets, including our recent cumulative earnings experience by taxing jurisdiction, expectations of future taxable income or loss, the carryforward periods available to us for tax reporting purposes, and other relevant factors.

At December 31, 2007, based on the weight of available evidence, including cumulative losses in recent years and expectations of future taxable income, we determined that it was more likely than not that our deferred tax assets would not be realized and have a $2,905,359 valuation allowance associated with our deferred tax assets.

As a result of the implementation of FIN 48, the Company performed an analysis of its previous tax filings and determined that there were no positions taken that it considered uncertain. Therefore, there were no unrecognized tax benefits as of December 31, 2007.

Future changes in the unrecognized tax benefit are not expected to have an impact on the effective tax rate due to the existence of the valuation allowance. The Company estimates that the unrecognized tax benefit will not change within the next twelve months. The Company will continue to classify income tax penalties and interest, if any, as part of general and administrative expense in its Statements of Operations. There is no interest or penalties accrued as of December 31, 2007.

NOTE 8 - INCOME TAXES (continued)

The following table summarizes the open tax years for each major jurisdiction:

Jurisdiction Open Tax Years

Federal 2005 - 2007

California State 2005 - 2007

As the Company has significant net operating loss carryforwards, even if certain of the Company's tax positions were disallowed, it is not foreseen that the Company would have to pay any taxes in the near future. Consequently, the Company does not calculate the impact of interest or penalties on amounts that might be disallowed.

NOTE 9 - COMMITMENTS AND CONTINGENCIES

Leases

We lease certain facilities and equipment under non-cancelable capital and operating leases, which expire at various dates through 2012. Total rent expense for the years end December 2007 and 2006 was $150,955 and $142,091, respectively, and for the nine months ended September 30, 2008 and 2007 was $170,335 and $112,286 (unaudited), respectively. Future minimum lease payments at December 31, 2007, under non-cancelable operating leases (with initial or remaining lease terms in excess of one year) and future minimum capital lease payments are as follows:

Years ending December 31
	Operating Leases	Capital Leases

2008	$159,830	$8,959
2009	123,128	8,959
2010	-	8,959
2011	-	8,959
Total minimum lease payments	$282,958	35,836
Less: Interest portion		(6,495)
		$29,341

The amount shown under Operating Leases is the Company's obligation under a long term lease for office space. In August 2008, the Company vacated this space prior to the end of the lease term. In January 2009, the Company and the landlord reached a settlement agreement which is subject to the review and approval of the managements of both parties. The Company accrued for the amount of the settlement, which is less than the amount of its minimum lease payments shown above, during the nine months ended September 30 2008 (unaudited).

Guarantee provided by The RHL Group, Inc.

Under the terms of an agreement with an investor who purchased $500,000 of Series B Preferred shares in 2006, the Company was required to invest $250,000 in a joint venture with the investor to establish an entity to market and sell the Company's services in the countries of Japan, China, Korea, Taiwan and Thailand. The Company has paid $100,000 to date of this amount, which is shown on the balance sheet as Advances - Related Party. To date, the joint venture has not been incorporated, has not commenced operations and there are no employees. The Company and the investor are still in the process of setting up the joint venture. In September 2007, The RHL Group, Inc., a shareholder, wholly owned by the Chairman and CEO of the Company, provided the investor with a guarantee that the Company would meet its obligations under this agreement. In consideration for this guarantee, The RHL Group, Inc. was granted 300,000 shares of restricted common stock valued at $39,000.

NOTE 9 - COMMITMENTS AND CONTINGENCIES (continued)

Employment Agreements

We have employment agreements with our Chairman, President and Chief Executive Officer, Robert H. Lorsch, and our Chief Financial Officer and Senior Vice President, Naj Allana. Under each employment agreement, our executive officers receive a base salary, subject to annual increases as determined by our board of directors, certain benefits as set forth in the employment agreements, and an annual bonus at the discretion of our board of directors.

Effective July 1, 2006, MMR entered into an employment agreement with our Chairman, President and Chief Executive Officer, Robert H. Lorsch.. As part of Mr. Lorsch's employment agreement, he received the option to purchase 750,000 shares of MMR common stock at $.25 per share, which options were repriced on November 11, 2008 to $.15 per share, all of which are now vested

The current term of Mr. Lorsch's employment agreement is effective until June 30, 2009 unless earlier terminated by us without cause (as defined in the agreement) upon 30 days written notice or for cause if Mr. Lorsch fails to cure the acts or omissions constituting cause within 30 days. If Mr. Lorsch's employment is terminated by us for cause or voluntarily by Mr. Lorsch without good reason, he will not be entitled to receive any severance payments or benefits under the employment agreement. If Mr. Lorsch's employment is terminated by us without cause or voluntarily by Mr. Lorsch for good reason, Mr. Lorsch will be entitled to one year of salary at his then current rate of pay, including all monthly benefits, and the pro rata portion of the annual bonus otherwise due Mr. Lorsch. Mr. Lorsch is not entitled to any severance payments or benefits under the agreement if he is terminated for cause or voluntarily resigns without good reason. Unless terminated by us or voluntarily terminated by Mr. Lorsch, his employment agreement will be extended automatically for successive one year periods at the expiration of the then current term, unless we provide written notice of non-extension at least 60 days prior to the expiration of the term.

Mr. Lorsch's employment agreement includes provisions that prohibit Mr. Lorsch from disclosing our confidential information and trade secrets and competing with us during the term of his employment agreement or soliciting our employees for 18 months following termination of employment.

Effective December 14, 2006, MMR entered into an employment agreement with our Chief Financial Officer and Senior Vice President, Naj Allana, which is subject to a memorandum of understanding entered between MMR and Mr. Allana on April 18, 2008, as amended by a subsequent memorandum of understanding on August 1, 2008. As part of Mr. Allana's employment agreement he received options to acquire 400,000 shares of MMR common stock at an exercise price of $0.25 per share, which options were subsequently repriced on November 11, 2008 to $0.15 per share, all of which are now vested. On the effective date of Mr. Allana's employment agreement, 100,000 options vested immediately, with the remainder to vest in equal monthly installments over a period of 36 months. Further, pursuant to the terms of the memorandum of understanding, as amended, in consideration for a loan from Mr. Allana to MMR in the form of deferred salary, MMR granted Mr. Allana 50,000 shares of MMR common stock in September 2007 and agreed to grant Mr. Allana one share of common stock for each outstanding dollar of deferred salary, plus interest, per 90 day period or part thereof, commencing April 18, 2008. Mr. Allana's employment agreement also provides for Mr. Allana to supply additional services for certain of MMR's client's accounts. In consideration for such additional services, Mr. Allana receives a percentage of the revenues generated on such accounts, if any, pursuant to a separate commission agreement.

Mr. Allana's employment agreement is effective until December 13,,2009 and will automatically renew for successive 12 month periods unless terminated at least 120 days prior to the end of the term. If we terminate Mr. Allana's employment, unless due to misconduct (as defined in the employment agreement), we must continue to pay Mr. Allana his monthly salary for the remainder of the then current term, or if done 120 days preceding the end of the term, then through the end of the next 12 month term.

Litigation Matters

In December 2008 the Company received a Notice of Claim and Conference from the Labor Commissioner in connection with a claim for back wages from a former officer of the Company. The Company believes it has fully met its salary obligations to the plaintiff and intends to vigorously defend its position in this regard.

We do not believe, based on current knowledge, that the foregoing legal proceeding is likely to have a material adverse effect on our financial position, results of operations or cash flows. However, we may incur substantial expenses in defending against this claim. In the event of a determination adverse to the Company, it may incur substantial monetary liability, which could have a material adverse effect on its financial position, results of operations or cash flows. In accordance with SFAS No. 5, "Accounting for Contingencies," we have not accrued for a loss contingency relating to this legal proceeding because we believe that an unfavorable outcome in the proceeding is not probable and reasonably estimable.

In August 2008, 10100 Santa Monica, Inc. filed a lawsuit against the Company asserting claims under a lease dated July 20, 2006 between 10100 Santa Monica, Inc. and MMR. This matter was the subject of a settlement conference in January, 2009; the parties reached a preliminary "Handshake" agreement subject to the approval of both boards of directors and a factual investigation by the landlord. The Company has accrued $62,500 relating to this settlement.

NOTE 10 - STOCKHOLDERS' EQUITY (DEFICIT)

Preferred Stock

The Company is authorized to issue 10,000,000 shares of Preferred Stock, par value $0.001 per share.

During the year ended December 31, 2006, 1,840,500 shares of Series A Preferred Stock were issued at $1.00 per share for proceeds of $1,805,120 (net of $35,380 incurred directly towards raising capital). Additionally, $421,500 of notes payable - related party (including accrued interest of $21,500) were converted into 526,876 shares of Series A Preferred Stock at $0.80 per share during the year ended December 31, 2006 (See Note 5 - Note Payable Related Party).

During the years ended December 31, 2007 and 2006, 222,500 and 1,041,250 shares of Series B Preferred Stock were issued at $2.00 per share for proceeds of $412,681 and $1,976,360, respectively (net of $32,332 and $106,140, respectively, incurred directly towards raising capital).

During the year ended December 31, 2007 1,111,213 shares of Series C Preferred Stock were issued to shareholders at $1.33 per share for proceeds of $1,369,708 (net of $108,393 incurred directly towards raising capital).

During the nine months ended September 30, 2008 457,591 (unaudited) shares of Series C Preferred Stock were issued to shareholders at $1.33 (unaudited) per share for proceeds of $606,048 (unaudited) (net of $2,548) (unaudited) incurred directly towards raising capital).

From October 2007 to October 2008, the Company, as an incentive to investors, issued one share of Common Stock with each share of Series B or Series C Preferred stock purchased. The Company issued 200,520 and 457,591 (unaudited) shares of Common Stock for the year ending December 31, 2007 and the nine months ended September 30, 2008, valued at $26,042 and $35,507 (unaudited), respectively. Because the common shares were issued as an inducement to invest and were not issued to all purchasers of Series B and Series C Preferred Stock, the Common Stock has been accounted for as a distribution to the recipients of the common shares and has been reflected as a deemed dividend in the Company's financial statements.

In accordance with EITF 00-27, "Application of Issue No. 98-5 to Certain Convertible Instruments," and EITF 98-5, "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios," convertible preferred stock must be analyzed to determine whether there is any intrinsic value relating to the embedded conversion option. Any intrinsic value of the embedded conversion option is considered to be a beneficial conversion feature and is recognized as a deemed dividend over the period from the date of issuance of the preferred stock to the date of earliest conversion. The Company has concluded that there is no beneficial conversion feature related to the Series A, Series B and Series C Preferred Stock as of December 31, 2007 and 2006 and September 30, 2008, respectively.

The holders of the Series A, Series B and Series C Preferred Stock are entitled to dividends once declared by the Board of Directors. No dividends were declared for the years ended December 31, 2007 and 2006 and the nine months ended September 30, 2008. Holders of Series A, B and C Preferred Stock are entitled to vote with the Common Stock and the other classes of Preferred Stock as a single class, as if converted to Common Stock. The Series A, B and C Preferred Stock shall not be redeemable by the holders or the Company.

Holders of Series A, B and C Preferred Stock have a preferential right in the event of a liquidation to receive, prior to any payment or distribution in respect of Common Stock, an amount equal to $1.00, $2.00 and $1.33 per share, respectively, whether in cash or in kind. Any partial liquidation shall be allocated on a pro rata basis to holders of Series A, Series B and Series C Preferred Stock. After the payment of the full liquidation preference of the Series A, Series B and Series C Preferred Stock, the remaining assets of the Company available for distribution to shareholders shall be distributed among the holders of Common Stock pro rata based on the number of shares of Common Stock held by each.

NOTE 10 - STOCKHOLDERS' EQUITY (DEFICIT) (continued)

Series A, B and C Preferred Stock are each convertible into one share of Common Stock (subject to anti-dilution adjustment) at any time at the holder's option. Series A, B and C Preferred Stock automatically convert into Common Stock upon (i) the election of a majority of the outstanding shares of each respective class of Preferred Stock or (ii) the consummation of an underwritten public offering with aggregate proceeds in excess of $10,000,000 (a "Qualified Public Offering").

Common Stock

The Company is authorized to issue 20,000,000 shares of Common Stock, par value $0.001 per share. In October 2008 the stockholders approved an increase in the authorized shares of Common Stock to 100,000,000.

During the years ended December 31, 2007 and 2006 the Company issued 2,042,500 and 20,000 shares of Common Stock, respectively, in consideration of goods and services from both employees and non-employees valued at $265,356 and $1,800, respectively. During the nine months ended September 30, 2008 the Company issued 2,260,000 (unaudited) shares in consideration of goods and services from both employees and non-employees valued at $333,401 (unaudited).

In 2008, under the terms of the renewal of Line of Credit from The RHL Group, Inc. in August 2008, the Company issued 5,000,000 shares, consisting of 586,947 (unaudited) new shares of common stock and 4,413,053 (unaudited) shares of Treasury stock, valued at $50,000 (unaudited), as consideration for renewal of the line through July 31, 2009. The shares of Treasury stock were returned during 2007 by a director and shareholder. (See Note 10 - Related Parties.) The value of the transaction was determined in accordance with EITF 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services," as further clarified by EITF 00-18, "Accounting Recognition for Certain Transactions Including Equity Instruments Granted to Other Than Employees".

Options for Purchase of Preferred B shares

On April 1, 2007, the Company granted 200,000 options to purchase Series B Preferred Stock at an exercise price of $2.00. The options were issued to the largest distributor of employee assistance services in the US as an incentive to market and sell the Company's services into their customer base. The related services agreement was for five years, and the customer never bought any services from the Company.

In accordance with EITF 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services", as further clarified by EITF 00-18, "Accounting Recognition for Certain Transactions involving Equity Instruments Granted to Other Than Employees", the fair value of the options issued in conjunction with selling services was calculated as $270 at the date of grant and charged to expense at that time as no further performance commitment was required on the part of the recipient. The value was determined using the Black-Scholes valuation model with input assumptions of (1) volatility of 70%, (2) expected life of 2.5 years, (3) risk free rate of 3.74%, (4) expected dividends of zero, and (5) a common stock value of $0.13.

The following summarizes the total options issued and outstanding as of December 31, 2007.

NOTE 10 - STOCKHOLDERS' EQUITY (DEFICIT) (continued)

	Options Outstanding			Options Exercisable
		Weighted	Weighted		Weighted
		Average	Average		Average
Exercise	Number	Remaining	Exercise	Number	Exercise
Price	of Shares	Life (Years)	Price	of Shares	Price

$2.00	200,000	4.25	$2.00	200,000	$2.00
	200,000			200,000

NOTE 11 - EQUITY INCENTIVE PLAN

Stock Option Plans

In 2005, the Company adopted an Equity Incentive Plan ("the Plan") which allows the Company to grant up to 5,000,000 shares of common stock or options to employees, non-employee board members and consultants. The plan is divided into three separate incentive Programs, namely the Stock Option, Restricted Stock and Stock Bonus Programs.

Under the Stock Option Program, options are designated as non-qualified stock options (NSO's) and incentive stock options (ISO's). For NSO's, the exercise price of shares shall not be less than 85% of the fair market value of such shares on the grant date, with the provision that the exercise price for a 10% stockholder shall not be less than 110% of the fair market value of such shares on the grant date. ISO's may only be granted to employees and the exercise price of the shares shall not be less than 100% of the fair market value of such shares on the grant date. The fair market value of ISO's exercisable for the first time in a calendar year that exceeds $100,000 shall become NSO's. The term of the option cannot exceed ten years from the option grant date, with the provision that for a 10% stockholder, the option term cannot exceed five years.

In the event of a corporate transaction such as a merger, consolidation or reverse merger causing a change in control of the Company, as defined, the options' vesting is accelerated and any restrictions lapse, except under certain circumstances.

All options become exercisable in accordance with the vesting schedule determined at the date of grant. Options granted during the years ended December 31, 2007 and 2006 expire on the fourth anniversary of the grant date.

NOTE 11 - EQUITY INCENTIVE PLAN (continued)

Stock Option Activity

A summary of option activity for the years ended December 31, 2006 and 2007 and for the nine months ended September 30, 2008 (unaudited) is presented below.

			Weighted-
			Average
		Weighted-	Remaining	Aggregate
		Average	Contractual	Intrinsic
	Number of	Exercise	Life	Value
	Shares	Price	(Years)

Outstanding at December 31, 2005	925,000	$0.25	3.68	$-
Granted	2,505,000	0.25
Outstanding at December 31, 2006	3,430,000	0.25	2.87	-
Granted	685,000	0.25
Exercised	(50,000)	0.25
Forfeited	(575,000)	0.25
Outstanding at December 31, 2007	3,490,000	0.25	2.21	-
Granted (unaudited)	-
Exercised (unaudited)	-
Forfeited (unaudited)	(150,000)	0.25
Outstanding at September 30, 2008, (unaudited)	3,340,000	0.25	1.41
Vested and expected to vest
at December 31, 2007	3,409,086	0.25	2.20

Exercisable at December 31, 2007	1,841,370	0.25	2.06	-

The aggregate intrinsic value in the table above is before applicable income taxes and is calculated based on the difference between the exercise price of the options and the quoted price of the common stock as of the reporting date. There was no intrinsic value for options exercised during the year ending December 31, 2007.

A summary of the activity of the Company's nonvested options for the years ended December 31, 2007 and 2006 and for the nine months ended September 30, 2008 is presented below. Cash received from options exercised was $12,500 in 2007.

		Weighted
		Average
		Grant Date
	Shares	Fair Value

Nonvested at December 31, 2005	495,137	$ 0.02
Granted	2,505,000	$ 0.03
Vested	(1,375,719)	$ 0.03
Nonvested at December 31, 2006	1,624,418	$ 0.03
Granted	685,000	$ 0.04
Vested	(1,500,274)	$ 0.03
Nonvested at December 31, 2007	809,144	$ 0.04
Forfeited (unaudited)	(100,000)
Vested (unaudited)	(337,550)
Nonvested at September 30, 2008 (unaudited)	371,584	$ 0.04

NOTE 11 - EQUITY INCENTIVE PLAN (continued)

As of December 31, 2007, total unrecognized stock-based compensation expense related to nonvested stock options was $24,143, which is expected to be recognized over a weighted average period of 2.69 years. As of September 30, 2008, total unrecognized stock-based compensation expense related to nonvested stock options was $15,225 (unaudited), which is expected to be recognized over a weighted average period of 1.79 years.

The weighted average grant date fair value of options granted during the years ended December 31, 2007 and 2006 was $0.04 and $0.03, respectively.

The following table summarizes information about stock options outstanding and exercisable at December 31, 2007:

	Options Outstanding			Options Exercisable
		Weighted	Weighted		Weighted
		Average	Average		Average
Exercise	Number	Remaining	Exercise	Number	Exercise
Price	of Shares	Life (Years)	Price	of Shares	Price

$0.25	3,490,000	2.21	$0.25	1,841,370	$0.25
	3,490,000			1,841,370

The following table summarizes information about stock options outstanding and exercisable at September 30, 2008 (unaudited):

	Options Outstanding			Options Exercisable
		Weighted	Weighted		Weighted
		Average	Average		Average
Exercise	Number	Remaining	Exercise	Number	Exercise
Price	of Shares	Life (Years)	Price	of Shares	Price

$0.25	3,340,000	1.41	$0.25	2,968,416	$0.25
	3,340,000			2,968,416

The total stock based compensation expense for grants to employees included in General & Administrative Expense was $18,623 and $41,121 for years ended December 31, 2006 and 2007, respectively, and $35,341 (unaudited) and $6,241 (unaudited) for the nine months ending September 30, 2007 and 2008, respectively.

The total stock based compensation expense for grants to non-employees included in General & Administrative Expense was $10,055 and $7,304 for years ended December 31, 2006 and 2007, respectively, and $977 (unaudited) and $2,677 (unaudited) for the nine months ending September 30, 2007 and 2008, respectively.

Restricted Stock Program

Under the Restricted Stock Program, a restricted stock award is an offer by the Company to sell to an eligible person shares that are subject to restrictions relating to the sale or transfer of the shares. A committee appointed by the Board to administer the program or the Board itself shall determine to whom an offer will be made, the number of shares the person may purchase, the price to be paid and the restriction to which the shares shall be subject. The offer shall be accepted by the Participant within thirty days from the date of the offer evidenced by the

NOTE 11 - EQUITY INCENTIVE PLAN (continued)

Restricted Stock Purchase Agreement. The purchase price of shares shall not be less than 85% of the fair market value of such shares on the issue date, with the provision that the purchase price for a 10% stockholder shall not be less than 110% of such fair market value. Shares are either fully and immediately vested upon issuance, or may vest in installments upon attainment of specified performance objectives.

During the years ended December 31, 2007 and 2006 the Company issued 2,042,500 and 20,000 shares of Common Stock in consideration of goods and services from both employees and non-employees valued at $265,356 and $1,800, respectively. During the nine months ended September 30, 2008 and 2007 the Company issued 2,260,000 (unaudited) shares and 1,567,000 (unaudited) shares, respectively, of Common Stock in consideration of goods and services from both employees and non-employees valued at $333,401 and $192,827, respectively. For purposes of financial statement presentation, the issuances of shares during 2006, 2007 and for the period January 1, 2008 through June 29, 2008 were valued at $0.09, $0.13 and $0.15, respectively. These values were derived based on a `fair value' standard of value as defined by the AICPA. Issuances of shares after June 29, 2008 were valued at $0.01.

Stock Bonus Program

Under the Stock Bonus Program, shares are issued as a bonus for past services rendered pursuant to the Stock Bonus Agreement. Stock bonuses may be awarded upon satisfaction of specified performance goals pursuant to the Performance Stock Bonus Agreement.

No shares were issued under the Stock Bonus Program during the years ended December 31, 2007 and 2006 and during the nine months ended September 30, 2008 (unaudited).

NOTE 12 - RELATED PARTY TRANSACTIONS

The Company entered into an agreement with a shareholder to use the shareholder's office, equipment and employees and receive consulting services related to the operation of the Company. The Company incurred $315,000 under this agreement for the period ended December 31, 2006, which is included in general and administrative expenses. There was no outstanding balance payables at December 31, 2006 with respect to these services. This agreement was terminated in July 2006.

The Company incurred $100,000 and $240,000 for the years ended December 31, 2007 and 2006, respectively, towards consulting fees to a director for business development advisory services. This amount is included in general and administrative expenses. In addition, the Company granted the director 250,000 options in 2006, fully vested, to purchase common stock in the company at an exercise price of $0.25 per share. The company also incurred $50,000 and $120,000 for the years ended December 31, 2007 and 2006, respectively, towards consulting fees for business development advisory services from the same director. Included in related party payables at December 31, 2006 was $30,000 with respect to these services.

In July 2007, the Company initiated legal action against the director and shareholder above who was providing the Company with business development advisory services. A settlement agreement was reached in October 2007, under the terms of which the director paid the Company $243,000, resigned from the Board of Directors, had 300,000 options held by him for the purchase of common stock of the Company with an exercise price of $0.25 per share, cancelled and returned to the Company substantially his entire holding in the Company of 4,413,053 common shares, which were returned to Treasury at no cost. All of his unvested options were forfeited.

Additionally, the Company incurred $50,000 in each of the years ended December 31, 2007 and 2006, respectively, towards marketing consulting services from a second director. Included in related party payables at December 31, 2007 was $25,000 with respect to these services.

The Company also incurred $50,000 and $20,833 in the years ended December 31, 2007 and 2006, respectively, towards marketing consulting services from a third director. Included in related party payables at December 31, 2007 was $25,000 with respect to these services.

The Company also incurred $20,833 and $50,000 in the years ended December 31, 2007 and 2006, respectively, towards international sales consulting services from a fourth director.

In April 2007, 10,000 common stock options with an exercise price of $0.25 valued at $415 were issued to a fifth director for certain consulting work that was performed in conjunction with the Series C Preferred Stock offering. There were no outstanding payables at December 31, 2007 with respect to these services.

In January 2007, the Company incurred $13,500 in expenses for consulting services from a sixth director for sales training and implementation services for the launch of the Medicalert Gold product. In addition, the director was issued 25,000 common shares for these same services valued at $3,250. The same director was also issued 75,000 common shares for executive coaching and related consulting services during the year ended December 31, 2007 valued at $9,750.

In August 2007, the Company entered into a month-to-month lease with a shareholder for the use of furniture and art for the Company's offices, for a total of $1,000 per month. The Company incurred expenses of $12,000 and $5,000 for the years ended December 31, 2007 and 2006, respectively. Included in related party payables at December 31, 2007 and 2006 was $2,000 and $0 respectively, with respect to these leases.

In February 2006, the Company entered into a letter agreement with MyMedicalRecords.com.au ("MMR AU") granting it a 10 year exclusive right to market and sell the Company's products and services in Australia and New Zealand. The controlling shareholder of MMR AU was at the time of the signing of the initial letter agreement, a shareholder of the Company. This letter agreement was subsequently formalized in the form of a ten year license agreement in October 2007, at which time the controlling shareholder of MMR AU was no longer a shareholder of the Company.

NOTE 12 - RELATED PARTY TRANSACTIONS (continued)

The Company received $50,000 from MMR AU upon the signing of the letter agreement towards set up costs of the platform to be used by customers of MMR AU. The Company completed the setup of the platform for MMR AU in 2007, at which time it recognized this amount into revenue. The Company also received $150,000 in 2007 from MMR AU towards the minimum guarantee payment for years 2 and 3 of the license term. This amount has been deferred and is being recognized into income based on the number of months elapsed. The Company has accounted for this transaction under EITF 00-21, "Revenue Arrangements with Multiple Deliverables."

NOTE 13 - SUBSEQUENT EVENTS

Proposed Merger with Favrille, Inc.

On November 8, 2008, the Company entered into a definitive agreement for a reverse merger with a wholly owned subsidiary of Favrille, Inc. ("Favrille") under which terms the current shareholders of the Company will own 60% of the equity of Favrille on a fully diluted basis, with current shareholders of Favrille holding 33% and certain officers, directors and creditors of Favrille owning the remaining 7%. The Merger was approved by the majority of shareholders of each class of the Company's shares in December 2008. Closing will take place upon completion of the audited financials for the years ended December 31, 2007 and 2006.

Promissory Notes

On October 1, 2008, Favrille advanced MMR $100,000 pursuant to a promissory note issued by MMR to Favrille dated September 30, 2008 (the "First Bridge Note"), which is to be used solely for paying MMR's out of pocket expenses incurred in connection with the Merger. On November 10, 2008 (the first business day after execution of the Merger Agreement), Favrille advanced MMR an additional $500,000 pursuant to a promissory note issued by MMR to Favrille (the "Second Bridge Note,") and on December 22, 2008, January 8, 2009 and January 15, 2009, Favrille advanced MMR an additional $100,000, $35,000 and $50,000, respectively, pursuant to promissory notes issued by MMR to Favrille (the "Supplemental Bridge Notes" and together with the First Bridge Note and the Second Bridge Note, the "Promissory Notes") in each case, solely for MMR's use in paying its out of pocket expenses incurred in connection with the Merger and its operating expenses. Principal outstanding under the Promissory Notes accrues interest at the applicable federal rate of interest per annum, or the maximum rate permissible by the laws in California relating to permissible rates of interest on commercial loans, whichever is less. Pursuant to the terms of the Merger Agreement, upon occurrence of the Merger, the principal and interest under the Promissory Notes will automatically be treated as a contribution to capital to MMR and the Promissory Notes will be fully discharged in accordance with their terms.

Modification to Terms of Options Currently Outstanding

In light of the changed financial position of the Company, in November 2008, the Board approved a repricing of all outstanding options from $0.25 per share to $0.15 per share (unaudited). The Board also waived the current restriction requiring employees leaving the Company to exercise their vested options within 90 days of their departure date.

Restricted Stock Grants

Since October 1, 2008, the Company has issued 2,216,218 (unaudited) shares of Common Stock in consideration of goods and services from both employees and non-employees.

(b) Pro Forma Financial Information

Background Information Regarding Pro Forma Financial Statements

On November 8, 2008, mymedicalrecords.com, Inc. ("MMR") entered into a definitive agreement for a reverse merger with a wholly-owned subsidiary of Favrille, Inc. ("Favrille") under which terms the current shareholders of MMR will own 60% of the equity of Favrille on a fully diluted basis, with current shareholders of Favrille holding 33% and certain creditors under Favrille's creditor plan (which consist of its officers, directors and their affiliates) owning the remaining 7%. The Merger was approved by the majority of shareholders of each class of MMR's shares in December 2008. On January 27, 2009, the Merger was consummated as described elsewhere in this current report on Form 8-K.

The following unaudited pro forma combined balance sheets and statements of operation reflect the combination of MMR and Favrille. The unaudited pro forma combined balance sheet has been derived from historical financial statements of both MMR and Favrille. The unaudited pro forma combined financial statements as of December 31, 2007 and September 30, 2008 were prepared as if the Merger had occurred on December 31, 2007.

In the opinion of management, all adjustments necessary to present fairly the pro forma combined balance sheet have been made based on the terms and structure of the transaction.

The unaudited pro forma combined balance sheet is not necessarily indicative of what actual results would have been had the transaction occurred at the beginning of the period nor do they purport to indicate the results of future operations of MMR and Favrille. The unaudited pro forma combined financial statements should be read in conjunction with the accompanying notes and historical financial statements and notes to the financial statements of MMR and Favrille.

Combined Pro Forma Balance Sheet as of September 30, 2008 (Unaudited) and Notes Thereto
(in thousands, except share and per share data)

ASSETS	mymedical records.com, Inc.	Favrille, Inc.	Pro Forma Adjustments		Pro Forma Combined
	(unaudited)	(unaudited)	(unaudited)		(unaudited)
			A
Current Assets:
Cash and cash equivalents	$20	$3,788	$(2,095)	B	$1,713
Accounts receivable, net	15	-	-		15
Related party receivables	-	-	-		-
Loan origination fees	42	-	-		42
Prepaid expenses and other current assets	113	195	(8)		300
Total current assets	190	3,983	(2,103)		2,070

Property and equipment, net	51	-	-		51

Other assets:
Deposits	5	-	-		5
Advances - Related Party	100	-	-		100
Intangible assets, net	358	-	-		358
Total other assets	463	-	-		463

Total assets	$704	$3,983	$(2,103)		$2,584

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current portion of debt	$-	$3	$(3)		$-
Line of credit, related party	802	-	-		802
Related party payable	579	-	-		579
Compensation payable	63	-	-		63
Accounts payable and accrued expenses	633	5,492	(4,111)	B	2,014
Deferred revenue	148	-	-		148
Deferred rent	-	-	-		-
Current portion of capital lease	6	-	-		6
Total current liabilities	2,231	5,495	(4,114)		3,612

Long term liabilities:
Capital lease, net of current portion	16	-	-		16
Total liabilities	16	0	(4,114)		3,628

Stockholders' equity (deficit)
Preferred Stock	6	-	-		6
Common stock	16	41	(41)		16
Treasury stock	-	-	-		-
Additional paid-in capital	8,256	236,589	(236,589)		8,256
Accumulated deficit	(9,821)	(238,142)	238,641	C	(9,322)
Total Stockholders' Equity (Deficit)	(1,543)	(1,512)	2,011		(1,044)

Total Liabilities and Stockholders' Equity (Deficit)	$704	$3,983	$(2,103)		$2,584

A    This pro forma adjustment is to present Favrille as a discontinued operation.

B    At the closing of the Merger on January 27, 2009, Favrille had advanced or made available to MMR cash in the amount of
      $1,693,379. Furthermore, prepaid expenses in the amount of $186,575 and accounts payable and accrued expenses of
      $1,381,377 transferred to MMR on the closing date.

C    The pro forma adjustment to the accumulated deficit is a combination of the discontinuance of the Favrille operations and the gain on disposal.

Combined Pro Forma Statement of Operations For The Nine Months Ended September 30, 2008 (Unaudited) and Notes Thereto
(in thousands, except share and per share data)

	mymedical records.com, Inc.	Favrille, Inc.	Pro Forma Adjustments		Pro Forma Combined
	(unaudited)	(unaudited)	(unaudited)		(unaudited)
			A
Revenues
Subscriber	$193	$-	$-		$193
Other	135	-	-		135
Total Revenues	328	-	-		328
Cost of Revenues	299	-	-		299

Gross Profit	29	-	-		29

Operating Expenses
General and administrative, sales and marketing	1,820	19,587	(19,587)		1,820
Research and Development	-	6,813	(6,813)		-
Technology Development	115	-	-		115
Total Operating Expenses	1,935	26,400	(26,400)		1,935

Loss from Operations	(1,906)	(26,400)	26,400		(1,906)

Other Income (Expenses)
Change in valuation of warrants	-	2,492	(2,492)		-
Loss on impairment of property and equipment	-	(28,478)	28,478		-
Gain on assets held for sale	-	680	(680)		-
Gain on lease termination	-	12,645	(12,645)		-
Interest and Other Income (Expenses)	(284)	(106)	106		(284)

Net loss before discontinued operation	(2,190)	(39,167)	39,167		(2,190)

Discontinued operation
Net loss	-	-	(39,167)		(39,167)
Gain on disposal	-	-	499		499

Net loss	$(2,190)	$(39,167)	$499		$(40,858)
Deemed dividend	36	-	-		36
Net loss available to common stockholders	$(2,226)	$(39,167)	$499		$(40,894)

Basic and diluted loss before discontinued operation	$(0.20)	$(0.95)	$-		$(0.02)
Discontinued operation	-	-	-		(0.29)
Net loss per share	$(0.20)	$(0.95)	$-		$(0.31)

Weighted average shares outstanding:
Basic and diluted	10,903,577	41,260,000	92,599,196	B	133,859,196

A    This pro forma adjustment is to present Favrille as a discontinued operation.

B    These additional shares represent the Favrille shares into which the historical MMR shares are convertible into.
     This pro forma presentation assumes the shares were outstanding for the entire year.

Combined Pro Forma Balance Sheet as of December 31, 2007 (Unaudited) and Notes Thereto
(in thousands, except share and per share data)

ASSETS	mymedical records.com, Inc.	Favrille, Inc.	Pro Forma Adjustments		Pro Forma Combined
			(unaudited)		(unaudited)
			A
Current Assets:
Cash and cash equivalents	$11	$26,362	$(24,669)	B	$1,704
Short-term investments	-	3,577	(3,577)		-
Accounts receivable, net	24	-	-		24
Related party receivables	1	-	-		1
Prepaid expenses and advances	140	806	(6i9)		327
Total current assets	176	30,745	(28,865)		2,056

Property and equipment, net	67	33,293	(33,293)		67

Restricted cash	-	3,451	(3,451)		-

Other assets:
Deposits	53	466	(466)		53
Advances - Related Party	100	-	-		100
Intangible assets, net	456	-	-		456
Total other assets	609	466	(466)		609

Total assets	$852	$67,955	$(66,075)		$2,732

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
Current portion of debt	$-	$5,275	$(5,275)		$-
Warrants liability	-	2,492	(2,492)		-
Line of credit, related party	283	-	-		283
Related party payable	256	-	-		256
Compensation payable, related parties	-	-	-		-
Compensation payable	38	-	-		38
Accounts payable and accrued expenses	461	3,551	(2,170)	B	1,842
Deferred revenue	130	-	-		130
Deferred rent	6	15,415	(15,415)		6
Current portion of capital lease	6	-	-		6
Total current liabilities	1,180	26,733	(25,352)		2,561

Long term liabilities:
Debt, net of current portion	-	6,342	(6,342)		-
Capital lease, net of current portion	23	-	-		23
Total liabilities	1,203	33,075	(31,694)		2,584

Stockholders' equity (deficit)
Preferred Stock	6	-	-		6
Common stock	12	41	(41)		12
Treasury stock	-	-	-		-
Additional paid-in capital	7,225	233,807	(233,807)		7,225
Accumulated other comprehensive income	-	7	(7)		-
Accumulated deficit	(7,594)	(198,975)	199,474	C	(7,095)
Total Stockholders' Equity (Deficit)	(351)	34,880	(34,381)		148

Total Liabilities and Stockholders' Equity (Deficit)	$852	$67,955	$(66,075)		$2,732

A    This pro forma adjustment is to present Favrille as a discontinued operation.

B    At the closing of the Merger on January 27, 2009, Favrille had advanced or made available to MMR cash in the amount of
      $1,693,379. Furthermore, prepaid expenses in the amount of $186,575 and accounts payable and accrued expenses of
      $1,381,377 transferred to MMR on the date of closing.

C    The pro forma adjustment to the accumulated deficit is a combination of the discontinuance of the Favrille operations and the gain on disposal.

Combined Pro Forma Statement of Operations For The Year Ended December 31, 2007 and Notes Thereto
(in thousands, except share and per share data)

	mymedical records.com, Inc.	Favrille, Inc.	Pro Forma Adjustments		Pro Forma Combined
			(unaudited)		(unaudited)
			A
Revenues
Subscriber	$122	$-	$-		$122
Other	93	-	-		93
Total Revenues	215	-	-		215
Cost of Revenues	319	-	-		319

Gross Profit (Loss)	(104)	-	-		(104)

Operating Expenses
General and administrative, sales and marketing	2,669	11,198	(11,198)		2,669
Research and Development	-	34,864	(34,864)		-
Technology Development	245	-	-		245
Total Operating Expenses	2,914	46,062	(46,062)		2,914

Loss from Operations	(3,018)	(46,062)	46,062		(3,018)

Other Income (Expenses)
Change in valuation of warrants	-	2,314	(2,314)		-
Interest and Other Income (Expenses)	(108)	667	(667)		(108)

Net loss before discontinued operation	(3,126)	(43,081)	43,081		(3,126)

Discontinued operation
Net loss	-	-	(43,081)		(43,081)
Gain on disposal	-	-	499		499

Net loss	$(3,126)	$(43,081)	$499		$(45,708)
Deemed dividend	26	-	-		26
Net loss available to common stockholders	$(3,152)	$(43,081)	$499		$(45,734)

Basic and diluted loss before discontinued operation	$(0.31)	$(1.28)	$-		$(0.02)
Discontinued operation	-	-	-		(0.34)
Net loss per share	$(0.31)	$(1.28)	$-		$(0.36)

Weighted average shares outstanding:
Basic and diluted	10,139,631	33,581,590	92,599,196	B	126,180,786

A    This pro forma adjustment is to present Favrille as a discontinued operation.

B    These additional shares represent the Favrille shares into which the historical MMR shares are convertible into. This pro forma presentation assumes the shares were outstanding for the entire year.

EXHIBIT INDEX

Exhibit Number	Description of Exhibits
2.1

Agreement and Plan of Merger and Reorganization, dated as of November 8, 2008, by and among Favrille, Inc., Montana Merger Sub, Inc. and mymedicalrecords.com, Inc. (incorporated by reference to Exhibit 2.1 of the registrant's current report on Form 8-K filed on November 13, 2008)

2.2

Form of Voting Agreement, dated as of November 8, 2008, by and among Favrille, Inc. and certain stockholders of mymedicalrecords.com, Inc. (incorporated by reference to Exhibit 2.2 of the registrant's current report on Form 8-K filed on November 13, 2008)

3.1	Amended and Restated Certificate of Incorporation, as amended by a Certificate of Amendment of Amended and Restated Certificate of Incorporation (PDF as a courtesy)
3.2	Certificate of Ownership and Merger (PDF as a courtesy)
3.3	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 of the registrant's current report on Form 8-K filed on October 9, 2007)
4.1	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to registrant's registration statement on Form S-1 (File No. 333-114299) filed on May 11, 2004)
4.2

Amended and Restated Investor Rights Agreement dated March 26, 2004 among the registrant and certain of its stockholders (incorporated by reference to Exhibit 4.2 to registrant's registration statement on Form S-1 (File No. 333-114299) filed on April 8, 2004)

4.3

Amendment No. 1 to Amended and Restated Investor Rights Agreement dated April 6, 2004 among the registrant and certain of its stockholders (incorporated by reference to Exhibit 4.3 to registrant's registration statement on Form S-1 (File No. 333-114299) filed on April 8, 2004)

4.4

Securities Purchase Agreement dated March 6, 2006, by and among registrant and the individuals and entities identified on Exhibit A thereto (incorporated by reference to Exhibit 4.4 of the registrant's current report on Form 8-K filed on March 10, 2006)

4.5

Form of Warrant issued pursuant to the Securities Purchase Agreement dated March 6, 2006, by and among registrant and the individuals and entities identified on Exhibit A thereto (incorporated by reference to Exhibit 4.5 of the registrant's current report on Form 8-K filed on March 10, 2006)

4.6

Securities Purchase Agreement dated February 12, 2007, by and among registrant and certain investors (incorporated by reference to Exhibit 10.1 of the registrant's current report on Form 8-K filed on February 13, 2007)

4.7

Warrant to purchase 250,000 shares of common stock dated December 19, 2006 issued to Kingsbridge Capital Limited (incorporated by reference to Exhibit 4.1 of the registrant's current report on Form 8-K filed on December 20, 2006)

4.8

Registration Rights Agreement dated December 19, 2006, by and between registrant and Kingsbridge Capital Limited (incorporated by reference to Exhibit 4.2 of the registrant's current report on Form 8-K filed on December 20, 2006)

4.9

Amendment No. 1 to Registration Rights Agreement dated December 19, 2006, by and between registrant and Kingsbridge Capital Limited dated August 10, 2007 (incorporated by reference to Exhibit 4.11 of the registrant's quarterly report on Form 10-Q for the quarter ended June 30, 2007)

4.10

Warrant to purchase 48,834 shares of common stock dated December 30, 2005 issued to General Electric Capital Corporation (incorporated by reference to Exhibit 4.6 of the registrant's annual report on Form 10-K for the year ended December 31, 2005)

4.11

Warrant to purchase 48,834 shares of common stock dated December 30, 2005 issued to Oxford Finance Corporation (incorporated by reference to Exhibit 4.7 of the registrant's annual report on Form 10-K for the year ended December 31, 2005)

4.12	Form of Warrant issued to investors in November 2007 registered direct offering (incorporated by reference to Exhibit 4.1 of the registrant's current report on Form 8-K filed on November 5, 2007)
4.13

Placement Agent Agreement dated November 2, 2007, by and between registrant and Lazard Capital Markets, LLC (incorporated by reference to Exhibit 1.1 of the registrant's current report on Form 8-K filed on November 5, 2007)

4.14

Warrant to purchase 10,000 shares of common stock dated April 8, 2008 issued to Porter Novelli Life Sciences, LLC (incorporated by reference to Exhibit 4.13 of the registrant's quarterly report on Form 10-Q for the quarter ended March 31, 2008)

4.15

Form of Warrant issued pursuant to the Creditor Plan dated as of November 8, 2008 by and among registrant, mymedicalrecords.com, Inc. and Kershaw, Mackie & Co. as the administrative agent      (PDF as a courtesy)

10.1

Amended and Restated 2001 Equity Incentive Plan and Form of Stock Option Agreement thereunder (incorporated by reference to Exhibit 10.2 to registrant's registration statement on Form S-1 (File No. 333-114299) filed on April 8, 2004)

10.2	2005 Non-Employee Directors' Stock Option Plan, as amended (incorporated by reference to Exhibit 10.4A of the registrant's annual report on Form 10-K for the year ended December 31, 2006)
10.3

Form of Stock Option Agreement to the 2005 Non-Employee Directors' Stock Option Plan, as amended (incorporated by reference to Exhibit 10.3 to registrant's registration statement on Form S-1 (File No. 333-114299) filed on January 7, 2005)

10.4

2005 Employee Stock Purchase Plan and Form of Offering Document thereunder (incorporated by reference to Exhibit 10.4 to registrant's registration statement on Form S-1 (File No. 333-114299) filed on January 7, 2005)

10.5

Creditor Plan dated as of November 8, 2008 by and among registrant, mymedicalrecords.com, Inc. and Kershaw, Mackie & Co. as the administrative agent. (incorporated by reference to Exhibit 10.1 of the registrant's current report on Form 8-K filed on November 13, 2008)

10.6	Security Agreement dated July 31, 2007 by and between MMR and The RHL Group, Inc. (PDF as a courtesy)
10.7	Second Amended and Restated Secured Promissory Note dated August 1, 2008 by and between MMR and The RHL Group, Inc. (PDF as a courtesy)
10.8	Allonge to RHL Group Promissory Note and Security Agreement dated January 27, 2009 by and between mymedicalrecords.com, Inc. and The RHL Group, Inc. (PDF as a courtesy)
10.9	Form of Indemnity Agreement for the registrant's directors and executive officers (PDF as a courtesy)
10.10	Employment Agreement dated as of January 27, 2009 by and among the registrant, MMR and Robert H. Lorsch (PDF as a courtesy)
10.11	Form of Employment Agreement dated as of January 27, 2009 by and among the registrant, MMR and Naj Allana (PDF as a courtesy)
10.12	Amended and Restated Consulting Agreement dated as of January 27, 2009 by and between MMR and The RHL Group, Inc. (PDF as a courtesy)
10.13	Marketing and Strategic Planning Agreement dated August 24, 2006 by and between MMR and Hector V. Barreto, Jr. (PDF as a courtesy)
10.14	Marketing and Strategic Planning Agreement dated November 23, 2005 by and between MMR and Bernard Stolar (PDF as a courtesy)
10.15	Letter Agreement dated December 28, 2007 by and between MMR and The Rebensdorf Group, Inc. (PDF as a courtesy)
10.16	Letter Agreement dated as of December 30, 2008 by and between MMR and Richard Teich (PDF as a courtesy)
10.17	Letter Agreement dated January 27, 2009 by and among the registrant, MMR and John P. Longenecker (PDF as a courtesy)
10.18	Letter Agreement dated January 27, 2009 by and among the registrant, MMR and Tamara A. Seymour (PDF as a courtesy)
16.1	Letter to the Securities and Exchange Commission from Ernst & Young, LLP (PDF as a courtesy)
21.1	Schedule of Subsidiaries (PDF as a courtesy)
99.1	Press Release of the registrant dated January 28, 2009 (PDF as a courtesy)